AS FILED ON NOVEMBER 22, 1995
                                   REVISED PRELIMINARY COPY

                                   SCHEDULE 14A INFORMATION

                          Proxy Statement Pursuant to Section 14(a)
                           of the Securities Exchange Act of 1934

    [       X      ]      Filed by the Registrant
    [              ]      Filed by a Party other than the Registrant

Check the appropriate box:
    [       X      ]      Preliminary Proxy Statement
    [              ]      Confidential, for Use of the Commission Only (as
                          permitted by
                          Rule 14a-6(e)(2))
    [              ]      Definitive Proxy Statement
    [              ]      Definitive Additional Materials
    [              ]      Soliciting Material Pursuant to Section 240.14a-
                          11(c) or Section 240.14a-12

                                  ADVANTAGE COMPANIES, INC.
                     (Name of Registrant as Specified in its Charter)

                                 N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    [              ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-
                          6(i)(1), 14a-6(i)(2) or
                          Item 22(a)(2) of Schedule 14A.
    [              ]      $500 per each party to the controversy pursuant to
                          Exchange Act Rule 14a-6(i)(3)
    [              ]      Fee computed on table below per Exchange Act Rules
                          14a-6(i)(4) and 0-11.

                   (1) Title of each class of securities to which
                       transaction applies:

                   Common stock, par value $.01 per share, of Advantage Companies, Inc.

                   (2) Aggregate number of securities to which transaction applies:

                                              4,942,938

                   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                          Pursuant to the Agreement and Plan of Merger, dated as of September 25, 1995, by and among Advantage Companies, Inc., THORN Americas, Inc. and THORN Acquisition Corp., the price per share is $17.50 for 3,768,922 shares, and $18.50 for 1,174,016.
                          Accordingly, the filing fee of $17,535.09 was calculated as 1/50 of 1% of the cash payment pursuant to the Agreement and Plan of Merger, which is equal to the sum of the products of (i) $17.50 per share and the 3,768,922 shares and (ii) $18.50 per share and the 1,174,016 shares.

                   (4)Proposed maximum aggregate value of transaction:

                                      $87,675,431

                   (5)Total fee paid:
                                      $17,535.09

    [       X      ]      Fee paid previously with preliminary materials.
    [              ]      Check box if any part of the fee is offset as
                          provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                   1)     Amount Previously Paid: $17,535.09
                   2)     Form, Schedule or Registration Statement No.:
Schedule 14A
                   3)     Filing Party: Advantage Companies, Inc.
                   4)     Date Filed: October 16, 1995





Advantage Companies, Inc.

                                                           December ___, 1995


Dear Fellow Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Advantage Companies, Inc. (the "Company"), to be held at the Company's offices at 9323 East 37th Street North, Wichita, Kansas, on December 20, 1995, at 10:00 a.m. Central Time. A Notice of the Special Meeting, a Proxy and a Proxy Statement containing information about the matters to be acted upon are enclosed. All holders of record of the Company's outstanding shares of common stock, par value $.01 per share (the "Common Stock") as of the close of business on November 10, 1995 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

    At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 25, 1995 (the "Merger Agreement"), by and among the Company, THORN Americas, Inc., a Delaware corporation ("THORN") and THORN Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of THORN ("Acquisition"), and the transactions contemplated thereby. Pursuant to the terms of the Merger Agreement, among other things, (i) Acquisition will be merged with and into the Company (the "Merger"), and the Company will be the surviving corporation and will become a wholly owned subsidiary of THORN, and (ii) each outstanding share, immediately prior to the effective time of the Merger, of the Common Stock (other than shares of Common Stock held by THORN, Acquisition or their subsidiaries, in the treasury of the Company or any of its subsidiaries, or by any holder who shall have perfected appraisal rights under the Delaware General Corporation Law) will be converted into the right to receive the Purchase Price. As used herein, "Purchase Price" means (a) for stockholders of the Company other than those party to the option agreement entitled the Advantage Agreement with THORN dated July 9, 1995, as amended on October 6, 1995 (the "Advantage Agreement"), $18.50 per share (without interest) in cash, and (b) for stockholders party to the Advantage Agreement, $17.50 per share (without interest) in cash. Following the Merger, the former holders of the Common Stock will no longer have an opportunity to continue their interests in the Company and therefore will not share in its future earnings and potential growth.

    The stockholders who executed the Advantage Agreement own in the aggregate 77% of the outstanding shares of Common Stock as of the Record Date and such stockholders have agreed to vote their shares of Common Stock for the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. Thus, the passage of the proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, is assured without the affirmative vote of any other stockholder of the Company.

    The Board of Directors of the Company (the "Board") has determined that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, the Company and the stockholders of the Company. The Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommend that the stockholders of the Company vote FOR the approval and adoption of the Merger Agreement and the Merger. The Board has received a written opinion of George K. Baum & Company, which has acted as financial advisor to the Company in connection with the Merger, as to the fairness, from a financial point of view, of the consideration to be received by the Company's stockholders (other than the parties to the Advantage Agreement, THORN, Acquisition and other persons specifically excluded from the opinion).

    Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying Proxy and return it in the enclosed postage prepaid envelope as soon as possible so that your shares of Common Stock will be represented at the Special Meeting. If you attend the Special Meeting you may vote in person even if you have previously returned your Proxy. Details concerning the proposed Merger and other information appear in the accompanying Proxy Statement, which you are urged to read carefully.

                                Sincerely,



                                DANIEL J. TAYLOR
                                Chairman and Chief Executive Officer

                      ADVANTAGE COMPANIES, INC.

                     NOTICE OF SPECIAL MEETING
                          OF STOCKHOLDERS

                            TO BE HELD
                        December 20, 1995


      NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Special Meeting") of Advantage Companies, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company at 9323 East 37th Street North, Wichita, Kansas on December 20, 1995, at 10:00 a.m., Central Time, for the following purposes:

      (1) To consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger dated as of September 25, 1995 (the "Merger Agreement"), by and among the Company, THORN Americas, Inc., a Delaware corporation ("THORN") and THORN Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of THORN ("Acquisition"), pursuant to which, among other things, (i) Acquisition will be merged with and into the Company (the "Merger"), and the Company will be the surviving corporation and will become a wholly owned subsidiary of THORN, and (ii) each outstanding share, immediately prior to the effective time of the Merger, of the Company's common stock, par value $.01 per share (the "Common Stock") (other than shares of Common Stock held by THORN, Acquisition or their subsidiaries, in the treasury of the Company or any of its subsidiaries, or by any holder who shall have perfected appraisal rights under the Delaware General Corporation Law (the "DGCL")), will be converted into the right to receive the Purchase Price (as used herein, "Purchase Price" means (i) for stockholders of the Company other than those party to the option agreement entitled the Advantage Agreement with THORN dated July 9, 1995, as amended on October 6, 1995 (the "Advantage Agreement"), $18.50 per share (without interest) in cash and (ii) for stockholders party to the Advantage Agreement, $17.50 (without interest) per share in cash); and

      (2) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

      A copy of the Merger Agreement is attached as Annex A to the Proxy Statement that accompanies this Notice of Special Meeting of Stockholders (this "Notice") and is incorporated by reference into this Notice. A form of Proxy also accompanies this Notice.

      The Merger Agreement and the Merger have been approved and adopted by the Board of Directors of the Company (the "Board").
The Board has carefully reviewed and considered the terms and conditions of the proposed Merger and the Merger Agreement and the Board believes the Merger and the Merger Agreement are fair to and in the best interests of the Company and its stockholders. The Board has received a written opinion from George K. Baum & Company, financial advisor to the Company, to the effect that, as of September 25, 1995, from a financial point of view, the consideration to be received by the stockholders of the Company (excluding parties to the Advantage Agreement and certain other directors, officers and affiliates of the Company) pursuant to the Merger and the Merger Agreement is fair to such stockholders. Following the Merger, the former holders of the Common Stock will no longer have an opportunity to continue their interests in the Company and therefore will not share in its future earnings and potential growth. The Board recommends a vote FOR the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

      Under the DGCL and the Company's Certificate of Incorporation and Bylaws, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement and the Merger. Under the Advantage Agreement, stockholders holding approximately 77% of the outstanding shares of Common Stock have agreed to vote all shares of Common Stock owned by them in favor of the adoption and approval of the Merger Agreement and the Merger and have each granted THORN a proxy to vote such shares in favor of the adoption and approval of the Merger and the Merger Agreement at any meeting of the stockholders of the Company. Accordingly, such stockholders collectively own a sufficient number of shares to approve and adopt the Merger Agreement and the Merger without the affirmative vote of any other stockholder of the Company. A copy of the Advantage Agreement is attached as Annex B to the Proxy Statement that accompanies this Notice and into which this Notice is incorporated by reference.

      Only stockholders of the Company of record at the close of business on November 10, 1995 shall be entitled to notice of and to vote at the Special Meeting and any adjournment thereof.

      If the Merger is consummated, any stockholders of the Company who do not vote in favor of adoption and approval of the Merger Agreement and the Merger and who comply with the requirements of
Section 262 of the DGCL shall be entitled to an appraisal of the fair value of their shares of Common Stock. See "THE MERGER - Appraisal Rights" in the accompanying Proxy Statement for a statement of the appraisal rights of stockholders and a description of the procedures required to be followed by them to obtain appraisal of their shares of Common Stock.

      WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO AT ANY TIME BEFORE THE VOTING BY DELIVERING TO THE COMPANY A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

      PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR COMMON STOCK AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS REGARDING THE SURRENDER
OF YOUR STOCK CERTIFICATE(S) AND RECEIVE A PAYMENT FOR YOUR SHARES OF COMMON STOCK AFTER THE MERGER IS EFFECTIVE.

                             By Order of The Board of Directors,


                             Brenda J. Butler
Wichita, Kansas              Corporate Secretary
November ___, 1995


                            TABLE OF CONTENTS
                                                                    PAGE NO.

INTRODUCTION. . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

AVAILABLE INFORMATION . . . . . . . .. . . . . . . . . . . . . . . . . . . 2

SUMMARY . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     The Parties.    . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Advantage Companies, Inc. (the "Company"). . . .. . . . . . . . . 4
         THORN Americas, Inc. ("THORN") . . . . . . . . .. . . . . . . . . 4
         THORN Acquisition Corp. ("Acquisition"). . . . .. . . . . . . . . 4
     The Special Meeting. . . . . . . . . . . . . . . . .. . . . . . . . . 4
         Date, Time and Place of Special Meeting. . . . .. . . . . . . . . 4
         Purpose. . . . . . . . . . . . . . . . . . . . .. . . . . . . . . 5
         Record Date. . . . . . . . . . . . . . . . . . .. . . . . . . . . 5
         Vote Required. . . . . . . . . . . . . . . . . .. . . . . . . . . 5
     The Merger . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . 5
         Background of the Merger . . . . . . . . . . . .. . . . . . . . . 5
         Recommendation of the Board. . . . . . . . . . .. . . . . . . . . 5
         Effective Time of the Merger . . . . . . . . . .. . . . . . . . . 5
         Exchange of Common Stock . . . . . . . . . . . .. . . . . . . . . 5
         Opinion of the Company's Financial Advisor . . .. . . . . . . . . 6
         Interests of Certain Persons in the Merger . . .. . . . . . . . . 6
         Conditions to the Merger . . . . . . . . . . . .. . . . . . . . . 7
         Effects of the Merger. . . . . . . . . . . . . .. . . . . . . . . 7
         Tax Consequences to Stockholders . . . . . . . .. . . . . . . . . 7
         Accounting Treatment . . . . . . . . . . . . . .. . . . . . . . . 7
         Termination and Amendment of the Agreement . . .. . . . . . . . . 7
         Regulatory Matters . . . . . . . . . . . . . . .. . . . . . . . . 8
         Appraisal Rights . . . . . . . . . . . . . . . .. . . . . . . . . 8

THE SPECIAL MEETING .  . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Date, Time and Place of Special Meeting. . .. . . . . . . . . . . 9
         Matters to be Considered at the Meeting. . .. . . . . . . . . . . 9
         Vote Required. . . . . . . . . . . . . . . .. . . . . . . . . . . 9
         Broker Non-Votes . . . . . . . . . . . . . .      . . . . . . . . 9
         Voting of Proxies. . . . . . . . . . . . . . . .  . . . . . . . . 9
         Revocability of Proxies. . . . . . . . . . . . .  . . . . . . . .10
         Record Date; Quorum. . . . . . . . . . . . . . .  . . . . . . . .10
         Appraisal Rights . . . . . . . . . . . . . . . .  . . . . . . . .10

THE MERGER. . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     Background of the Transaction. . . . .    . . . . . . . . . . . . . .10
         Tidewater Agreements . . . . . . . .  . . . . . . . . . . . . . .11
         Letter of Intent . . . . . . . . . .  . . . . . . . . . . . . . .12
         Indemnity Agreements . . . . . . . . .  . . . . . . . . . . . . .13
         The Advantage Agreement. . . . . . . .    . . . . . . . . . . . .13
         Negotiation of Merger Agreement. . . . .  . . . . . . . . . . . .14
     Recommendation of the Board; Reasons for the Merger. . .      . . . .15
     Opinion of Financial Advisor . . . . . . . . . . . . . . . .  . . . .16
         Analysis of Stock Trading History. . . . . . . . . . . .  . . . .17
         Analysis of Publicly Traded Comparable Companies . . . .  . . . .18
         Acquisition Transaction Analysis . . . . . . . . . . . .  . . . .19
     Interests of Certain Persons in the Merger . . . . . . . . .  . . . .24
         Company Options. . . . . . . . . . . . . . . . . . . . .  . . . .24
         Employment Agreements. . . . . . . . . . . . . . . . . . .. . . .24
         Covenant Not to Compete Payment. . . . . . . . . . . . .  . . . .24
         Real Estate Transaction. . . . . . . . . . . . . . . . .  . . . .24
         Bonus Arrangements . . . . . . . . . . . . . . . . . . .  . . . .25
         Tidewater Purchase . . . . . . . . . . . . . . . . . . .  . . . .25
         THORN Lawsuit. . . . . . . . . . . . . . . . . . . . . .  . . . .25
         Security Ownership . . . . . . . . . . . . . . . . . . .  . . . .26
     The Merger Agreement . . . . . . . . . . . . . . . . . . . .  . . . .26
         Merger Consideration . . . . . . . . . . . . . . . . . .  . . . .26
         Effective Time of the Merger . . . . . . . . . . . . . .  . . . .26
         Vote Required of Stockholders. . . . . . . . . . . . . .  . . . .26
         Company Options. . . . . . . . . . . . . . . . . . . . .  . . . .26
         Representations and Warranties . . . . . . . . . . . . .  . . . .27
         Conditions . . . . . . . . . . . . . . . . . . . . . . .    . . .27
         Amendment or Termination . . . . . . . . . . . . . . . .  . . . .28
         Conduct of Business by the Company before the Merger . .  . . . .29
         No Solicitation. . . . . . . . . . . . . . . . . . . . .  . . . .30
         Expenses of the Merger . . . . . . . . . . . . . . . . .  . . . .30
         Payment for Common Stock . . . . . . . . . . . . . . . .  . . . .30
         Settlement of Litigation . . . . . . . . . . . . . . . .  . . . .30
         Directors and Officers . . . . . . . . . . . . . . . . .  . . . .31
     Federal Income Tax Consequences of the Merger. . . . . . . .  . . . .31
     Regulatory Approvals . . . . . . . . . . . . . . . . . . . .    . . .32
     Accounting Treatment of Merger . . . . . . . . . . . . . . .    . . .32
     Certain Effects of the Merger. . . . . . . . . . . . . . . .  . . . .32
     Appraisal Rights . . . . . . . . . . . . . . . . . . . . . .  . . . .33
MARKET PRICES OF THE COMMON STOCKAND DIVIDEND POLICY. . . . . . .  . . . .36
     Market Information . . . . . . . . . . . . . . . . . . . . .  . . . .36
         Dividends. . . . . . . . . . . . . . . . . . . . . . . .    . . .37

SECURITY OWNERSHIP OF CERTAINBENEFICIAL OWNERS AND MANAGEMENT . .  . . . .37

BUSINESS INFORMATION CONCERNING THE COMPANY . . . . . . . . . . .      . .39
     General Information on Business. . . . . . . . . . . . . . .  . . . .39
         Operations of Rental-Purchase Stores . . . . . . . . . .  . . . .40
         Products . . . . . . . . . . . . . . . . . . . . . . . .    . . .41
         Expansion. . . . . . . . . . . . . . . . . . . . . . . . .    . .41
         Competition. . . . . . . . . . . . . . . . . . . . . . . . .  . .43
         Other Information. . . . . . . . . . . . . . . . . . . . . .  . .43
         Compliance with Environmental Laws and Regulations . . . . .  . .43
         Regulations. . . . . . . . . . . . . . . . . . . . . . .  . . . .43
     Properties . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .44
     Legal Proceedings. . . . . . . . . . . . . . . . . . . . . .  . . . .44
SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . .  . . . .45

MANAGEMENT'S DISCUSSION AND ANALYSIS. . . . . . . . . . . . . . .      . .47
     Results of Operations. . . . . . . . . . . . . . . . . . . .  . . . .47
     Liquidity and Capital Resources. . . . . . . . . . . . . . .  . . . .51
     Impact of Inflation. . . . . . . . . . . . . . . . . . . . .      . .52

CERTAIN INFORMATION CONCERNING ACQUISITION AND THORN. . . . . .         . 52

INDEPENDENT PUBLIC ACCOUNTANTS. . . . . . . . . . . . . . . . . .. . . . .52

OTHER MATTERS TO COME BEFORE THE MEETING. . . . . . . . . . . . .    . . .53
INDEX TO FINANCIAL STATEMENTS OF ADVANTAGE COMPANIES, INC . . . .  . . . .54

ANNEX A -          Agreement and Plan of Merger
ANNEX B-1 -        Advantage Agreement
ANNEX B-2 -        First Amendment to the Advantage Agreement
ANNEX C -          Fairness Opinion
ANNEX D -          Section 262 of the Delaware General Corporation Law
Appraisal Rights

                        ADVANTAGE COMPANIES, INC.
                      9323 East 37th Street North
                        Wichita, Kansas  67226


                          PROXY STATEMENT

             SPECIAL  MEETING OF THE STOCKHOLDERS
                 TO BE HELD ON DECEMBER 20, 1995

                       INTRODUCTION

    This Proxy Statement relates to the proposed merger (the "Merger") of THORN Acquisition Corp., a Delaware corporation ("Acquisition") and a wholly owned subsidiary of THORN Americas, Inc., a Delaware corporation ("THORN"), with and into Advantage Companies, Inc., a Delaware corporation (the "Company"), pursuant to the Agreement and Plan of Merger dated as of September 25, 1995, by and among THORN, Acquisition and the Company (which agreement shall hereafter be referred to as the "Merger Agreement"). The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, pursuant to which (a) the Company will become a wholly owned subsidiary of THORN, (b) each share of common stock of the Company, par value $.01 per share (the "Common Stock"), outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock (i) held in the treasury of the Company or any of its subsidiaries,
(ii) held by any stockholders who perfect their appraisal rights under the Delaware General Corporation Law (the "DGCL"), or (iii) beneficially owned by THORN, Acquisition or any of their subsidiaries), will be converted into the right to receive the Purchase Price. As used herein, "Purchase Price" means (i) for stockholders of the Company other than those party to that certain option agreement entitled the Advantage Agreement dated July 9, 1995 between THORN and certain stockholders of the Company, as amended on October 6, 1995 (the "Advantage Agreement"), $18.50 per share (without interest) in cash and (ii) for stockholders party to the Advantage Agreement, $17.50 per share (without interest) in cash.

    The accompanying proxy is solicited by the Board of Directors of the Company (the "Board" or the "Board of Directors") and will be voted in accordance with the instructions contained therein, if it is returned duly executed and is not revoked. If no choice is specified in the proxy, it will be voted FOR the proposal to approve and adopt the Merger Agreement and the Merger. A stockholder may revoke a proxy at any time before it is exercised by delivery of written notice to the Secretary of the Company or by a duly executed proxy bearing a later date. Approval and adoption of the Merger Agreement and the Merger will cause the interest of the current stockholders in the future operations of the Company to cease. The cost of soliciting proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their name and the Company will reimburse them for their out of pocket expenses in connection therewith.

    This Proxy Statement is being furnished to the holders of record as of November 10, 1995 (the "Record Date") of shares of the Common Stock in connection with the solicitation of proxies by the Board of Directors to be used at the Special Meeting of the Stockholders of the Company (the "Special Meeting") to be held on December 20, 1995 at 10:00 a.m., Central Time, at the Company's offices at 9323 East 37th Street North, Wichita, Kansas. The purpose of the
Special Meeting is to vote on the approval and adoption of the Merger Agreement and the Merger.
    The Merger Agreement and the Merger have each been approved by the Board of Directors. See "THE MERGER - Background of the Transaction." Under the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement and the Merger. Pursuant to the Advantage Agreement, stockholders holding approximately 77% of the outstanding Common Stock have agreed to vote all shares of Common Stock owned by them in favor of approval and adoption of the Merger Agreement and the Merger and have each granted THORN a proxy to vote such shares in favor of approval and adoption of the Merger Agreement and the Merger at any meeting of the stockholders of the Company. Such stockholders collectively own a sufficient number of shares of Common Stock to approve and adopt the Merger Agreement and the Merger without the affirmative vote of any other stockholder of the Company.

    THE COMPANY EXPECTS THAT THE MERGER WILL BE CONSUMMATED ON JANUARY 2, 1996 OR AS PROMPTLY AS PRACTICABLE THEREAFTER, ASSUMING THAT THE CONDITIONS TO THE MERGER SET FORTH IN THE MERGER AGREEMENT HAVE BEEN SATISFIED. SEE "THE MERGER - THE MERGER AGREEMENT - CONDITIONS." ANY STOCKHOLDER WHO WISHES TO DISSENT FROM THE MERGER AND DEMAND APPRAISAL RIGHTS UNDER THE DGCL SHOULD READ "THE MERGER
- APPRAISAL RIGHTS."

    If the Merger is not consummated, the Company intends to continue its business, including expansion of its nearly mature Rent-A-CenterTM business and of its new AdvantEdge Rental Purchase, Inc. ("AdvantEdge") stores. The THORN Lawsuit (as defined and discussed below) will be vigorously defended. Company management will, however, continue to seek opportunities to maximize stockholder value, and may pursue a possible sale of the Company to a third party or to members of management. Presently, however, there are no such plans or interested bidders other than THORN.

    No persons have been authorized to give any information or to make any representations other than those contained in, or incorporated by reference, in this Proxy Statement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, THORN, Acquisition or any other person.

    All information contained in this Proxy Statement relating to the Company, its subsidiaries and their affiliates has been supplied by the Company, and all information contained in this Proxy Statement relating to THORN, Acquisition and THORN EMI plc has been supplied by THORN.

    THE DATE OF THIS PROXY STATEMENT IS NOVEMBER ___, 1995. This Proxy Statement is being furnished by the Company and was first mailed on or about November ___, 1995 to holders of record of Common Stock as of the close of business on the Record Date.

                   AVAILABLE INFORMATION

 The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; and at the public reference facilities of the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Suite 1300, 7 World Trade Center, New York, New York 10043. Copies of such material may be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                       SUMMARY

    The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in all respects by reference to the detailed information appearing elsewhere in this Proxy Statement and the Annexes hereto. Capitalized terms used and not defined in the following summary have the meanings set forth under "INTRODUCTION" above. Stockholders are urged to read this Proxy Statement and the Annexes hereto in their entirety.

The Parties

    Advantage Companies, Inc. (the "Company"). The Company is engaged, through its consolidated subsidiaries COMCOA, Inc. ("COMCOA"), AdvantEdge Rental Purchase, Inc. ("AdvantEdge"), and Rental Corp. of Indiana ("Rental Corp."), in the business of operating rental/purchase stores which rent and sell household durable goods such as televisions sets and other consumer electronic equipment, major appliances and household furniture. COMCOA is the largest franchisee in THORN's Rent-A-CenterTM system, with mature franchise territories in Florida, Mississippi, Alabama and Georgia. AdvantEdge, acquired in January of 1995, now has a total of seven store locations, four in Colorado and, in a partnership with Rental Corp., three in Indiana, all of which are operated independently from the Rent-A-CenterTM franchised stores in COMCOA. The Indiana stores are owned and operated through a general partnership, the sole partners of which are AdvantEdge and Rental Corp. The Company's principal executive offices are located at 9323 E. 37th Street North, Wichita, Kansas 67226-2000, and its telephone number is (316) 634-0333. See "BUSINESS INFORMATION CONCERNING THE COMPANY."

    THORN Americas, Inc. ("THORN"). THORN is a wholly owned subsidiary of THORN EMI plc, a company existing under the laws of England. THORN and its franchisors conduct a rental purchase operation in the United States, currently with 1,234 Rent-A-CenterTM stores in the United States. THORN also operates 24 Rent-A-Centre stores in Canada and 126 RemcoTM stores in 16 states. THORN has its principal executive offices located at 8200 E. THORN Drive, Wichita, Kansas 67226-2799 and its telephone number is (316) 636-7368. See "CERTAIN INFORMATION CONCERNING ACQUISITION AND THORN."


    THORN Acquisition Corp. ("Acquisition"). Acquisition is a wholly owned subsidiary of THORN. Acquisition is a recently organized corporation that has not conducted any business except in connection with the transactions contemplated by the Merger
Agreement and described in this Proxy Statement. The principal executive offices of Acquisition are located at 8200 E.THORN Drive, Wichita, Kansas 67226-2799, and its telephone number is (316) 636-7368. See "CERTAIN INFORMATION CONCERNING ACQUISITION AND THORN."

The Special Meeting

    Date, Time and Place of Special Meeting. December 20, 1995 at 10:00 a.m., Central Time at the corporate offices of the Company at 9323 East 37th Street North, Wichita, Kansas. See "THE SPECIAL
MEETING - Date, Time and Place of Special Meeting."

    Purpose. To consider and act upon a proposal to approve and adopt the Merger Agreement and the Merger. See "THE MERGER - The
Merger Agreement."

    Record Date.  November 10, 1995.

    Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon as of the Record Date will be required to approve and adopt the Merger Agreement and the Merger. Pursuant to the Advantage Agreement, stockholders holding approximately 77% of the outstanding shares of Common Stock have agreed to vote all shares of Common Stock owned by them in favor of approval and adoption of the Merger Agreement and the Merger and have each granted THORN a proxy to vote such shares in favor of approval and adoption of the Merger Agreement and the Merger at any meeting of the stockholders of the Company. Such stockholders collectively own a sufficient number of shares of Common Stock to approve and adopt the Merger Agreement and the Merger without the affirmative vote of any other stockholder of the Company. See "THE SPECIAL MEETING - Vote Required."

The Merger

    Background of the Merger. Merger negotiations in May and June of 1995 between the Company and THORN resulted in tentative agreement with regard to price and the four largest shareholders of the Company indicated their willingness to accept $17.50 per share of Common Stock. Later calculations revealed that the actual number of shares of Common Stock, together with shares of Common Stock issuable upon conversion of Preferred Stock and exercise of outstanding options, was somewhat lower than previously estimated. This difference allowed for an increase in the Purchase Price to $18.50 for shares other than those held by the four largest shareholders. The four largest shareholders have executed the Advantage Agreement and have agreed to accept the original offer of $17.50 as the Purchase Price for their shares. Under the Advantage Agreement, these four stockholders have agreed to vote their shares of Common Stock in favor of the adoption and approval of the Merger and the Merger Agreement. Together, their shares represent approximately 77% of the outstanding shares of Common Stock, thus the Merger Agreement and the Merger are assured to receive the affirmative vote of the required majority of the shareholders. See "THE MERGER - Background of the Transaction."

    Recommendation of the Board. The Board has determined that the Merger Agreement and the Merger are in the best interests of and fair to the Company and its stockholders. The Board has approved and adopted the Merger Agreement and the Merger and recommends that the stockholders adopt and approve the Merger Agreement and the Merger. See "THE MERGER -Recommendation of the Board; Reasons for the Merger."

    Effective Time of the Merger. The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"). See "THE MERGER - The Merger Agreement - Effective Time of the Merger."

    Exchange of Common Stock. Pursuant to the Merger, each share of Common Stock (other than outstanding shares of Common Stock held by THORN, Acquisition or their subsidiaries, in the treasury of the Company or any of its subsidiaries, or by any holder who shall have perfected appraisal rights under the DGCL) will be converted into and represent the right to receive the Purchase Price. The
Purchase Price is $18.50 per share of Common Stock, except that the four largest shareholders in the Company have agreed to accept $17.50 per share. A letter of transmittal for use in surrendering stock certificates and obtaining payment for surrendered shares will be made available to and will be mailed to stockholders promptly following the Effective Time and will be mailed to stockholders promptly following the Effective Time. See "THE
MERGER - The Merger Agreement - Payment for Company Common Stock." CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE OBTAINED AND THEN SHOULD BE SURRENDERED ONLY IN ACCORDANCE WITH SUCH INSTRUCTIONS.

    Opinion of the Company's Financial Advisor. George K. Baum & Company ("GKB") has delivered to the Board its written opinion, dated as of September 22, 1995 and based upon and subject to certain matters as stated therein, to the effect that, from a financial point of view, the consideration to be received by stockholders of the Company (excluding parties to the Advantage Agreement, and other officers, directors and affiliates of the Company) is fair to such stockholders. A copy of the full text of the written opinion of GKB, which sets forth among other things, the opinion expressed, assumptions made, procedures followed, matters considered and limitations of review undertaken in connection with such opinion, is attached hereto as Annex C and should be read in its entirety. See "THE MERGER - Opinion of Financial Advisor."

    Interests of Certain Persons in the Merger. In considering the recommendation of the Board with respect to the Merger Agreement and the Merger, stockholders should be aware that certain members of the Board and of the Company's management have certain interests in the Merger that are in addition to or different from the interests of the stockholders of the Company generally. These interests include, among other things, (i) certain arrangements with respect to outstanding options to purchase Common Stock granted under Company stock option plans; (ii) employment agreements to be offered by THORN to the Company's President, James
G. Steckart and its Vice President-Marketing, A. Tracy Burton;
(iii) the payment of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) at closing of the Merger to the Company's Chairman and Chief Executive Officer, Daniel J. Taylor in consideration for his agreement not to compete with THORN, Acquisition or the Company for a period of five (5) years after the closing date; (iv) the agreement to sell the Company's headquarter's real estate and certain computer, telephone and office equipment and fixtures and furniture located at the headquarters to Property Management Corp., a company in which Mr. Taylor owns fifty (50%) percent of the equity interest and of which he is President and a Director, for consideration based on appraisal of such property; (v) certain bonuses which may be paid to selected key employees under the Merger Agreement; (vi) the sale of Tidewater Rental Corp., ("Tidewater"), a privately held affiliated company having certain common ownership and management with the Company, by the stockholders thereof to THORN; (vii) the agreement to dismiss with prejudice all claims and counterclaims in the lawsuit filed on December 27, 1994 in the District Court of Sedgwick County, Kansas naming as defendants the Company, COMCOA, AdvantEdge, Tidewater, Mr. Taylor, Mr. Steckart and company employees Greg Bunn, Kurt Doerr, and Edward Stanko (the "THORN Lawsuit"); and (viii) the significant percentage of Common Stock owned by Company directors, Mr. Taylor, Mr. Robert W. Moore and David M. Carney. See "THE MERGER - Interests of Certain Persons in the Merger." The Board was aware of these interests and considered them, among other matters, in approving the Merger and the Merger Agreement. See "THE MERGER - Recommendation of the Board; Reasons for the Merger."

    Conditions to the Merger. Consummation of the Merger is subject to certain conditions, including, without limitation, (i) the adoption and approval of the Merger Agreement and the Merger by the requisite vote of the stockholders entitled to vote thereon, (ii) expiration or termination of any applicable waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (iii) the absence of certain statutes, rules, regulations, orders or injunctions prohibiting the Merger, (iv) the representations and warranties of each party to the Merger Agreement being accurate as of the date of the Merger Agreement and continuously through the Effective Time, (v) performance of each of the parties' respective covenants and obligations under the Merger Agreement required to be performed prior to or at the closing, and
(vi) dismissal with prejudice of all claims and counterclaims in the THORN Lawsuit and the execution of a mutual release from liability by all parties to the THORN Lawsuit. In addition, the obligations of THORN and Acquisition to consummate the Merger are also subject to, among others, the following conditions: (i) the total equity of the Company and its subsidiaries as of November 26, 1995, shall be at least $30,600,000, subject to certain adjustments as set forth in the Merger Agreement, (ii) the Company's Class A Cummulative Convertible Preferred Stock, par value $100 per share (the "Preferred Stock") shall have been converted or redeemed prior to the Effective Time, (iii) the Company's paid and payable transaction expenses, including but not limited to, attorneys' fees, accounting fees, financial advisor fees and the cost of printing and mailing this Proxy Statement shall not exceed
$250,000, and (iv) THORN shall have determined in its sole discretion that, as of the closing date of the Merger, the business, operations, results of operations, condition, assets, prospects and liabilities of the Company and each of its subsidiaries are such that the acquisition of the Company pursuant to and in accordance with the terms of the Merger Agreement is in the best interest of THORN. See "THE MERGER - The Merger Agreement
- Conditions."

    Effects of the Merger. Pursuant to the Merger, holders of shares of Common Stock (other than THORN or Acquisition or any direct or indirect subsidiary of THORN or Acquisition, or the Company or any of its subsidiaries, or those stockholders who perfect their appraisal rights under the DGCL), will be entitled to receive the Purchase Price for each share of Common Stock owned by them. After consummation of the Merger, the Company will become a wholly owned subsidiary of THORN and the holders of the shares formerly representing Common Stock will no longer possess any interest in the Company other than the right to receive the Purchase Price.
Upon consummation of the Merger, the Company will terminate the registration of the Common Stock under Section 12 of the Exchange
Act and the Common Stock will no longer be listed for trading on the NASDAQ Stock Market ("NASDAQ"). See "THE MERGER - Certain Effects of the Merger."

    Tax Consequences to Stockholders. The receipt of cash by a Company stockholder pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. See "THE MERGER - Federal Income Tax Consequences of the Merger." ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

    Accounting Treatment. The Merger will be accounted for under the "purchase" method of accounting. See "THE MERGER - Accounting
Treatment of Merger."

    Termination and Amendment of the Agreement. The Merger Agreement may be amended in writing signed by the parties to the Merger Agreement, but may not be amended after adoption of the Merger by the stockholders of the Company in any manner which decreases the Purchase Price to the stockholders who are not parties to the Advantage Agreement, or changes the form thereof or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. The Merger Agreement may be terminated by mutual written consent of the parties thereto or by either THORN or the Company if any court or governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable. The Merger Agreement is also terminable by either THORN or the Company at any time after January 31, 1996 if the Merger shall not have occurred by such date, provided that this date may be extended for up to ninety (90) days if the Merger has not been consummated because of delays in the regulatory approval process, and provided further that the right to terminate shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause or resulted in the failure of the Merger to have occurred by such date. Pursuant to the Merger Agreement, the Company has the such right to terminate the Merger Agreement upon any breach of representations or warranties or upon a breach of any covenant or agreement of THORN or Acquisition contained therein, which would prevent the consummation of the Merger and which is not cured within ten (10) business days following notice of such breach.
THORN may terminate the Merger Agreement if (i) in its sole discretion, it determines that any fact revealed by the Company pursuant to its duties to notify THORN of certain matters under the Merger Agreement makes it not in THORN's best interest to consummate the Merger, (ii) the Company breaches any representation or warranty contained in the Merger Agreement, (iii) the Company breaches any covenant or agreement contained in the Merger
Agreement which is not cured within ten (10) business days following notice of such breach, or (iv) the parties to the Advantage Agreement do not execute an amendment to the Advantage Agreement extending the termination date thereof and the term of the noncompete agreements included therein, prior to October 31, 1995. See "THE MERGER - The Merger Agreement - Amendment or Termination." The parties to the Advantage Agreement executed the Amendment to the Advantage Agreement on October 6, 1995. See "THE MERGER - Background of the Transaction - The Advantage Agreement."

    Regulatory Matters. The following regulatory actions are required for consummation of the Merger: (i) the filing of a Certificate of Merger in accordance with the DGCL, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with the applicable requirements of the Exchange Act. See "THE MERGER - The Merger Agreement -Conditions" and "Regulatory Approvals".

    Appraisal Rights. Each holder of the Common Stock who does not vote in favor of the Merger Agreement and the Merger and who complies with the statutory procedures set forth in Section 262 of the DGCL is entitled to the rights and remedies of dissenting stockholders provided in Section 262 of the DGCL, a copy of which is attached hereto as Annex D. Stockholders desiring to exercise such rights must not vote in favor of the Merger Agreement and the Merger and must deliver to the Company a written demand for appraisal prior to the vote on the Merger Agreement and the Merger. A holder of Common Stock who wishes to exercise appraisal rights must be the record holder on the date the written demand is made and must continue to hold such shares through the Effective Time. Within one hundred twenty (120) days of the Effective Time, but not thereafter, the Company or any such stockholder may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Common Stock. A stockholder may withdraw a demand for appraisal by delivering a written withdrawal to the Company; however, any attempt to withdraw an appraisal demand more than sixty (60) days after the Effective Time will require the written approval of the Company and no appraisal proceeding in the Delaware Chancery Court may be dismissed without the approval of the Court. See "THE MERGER - Appraisal Rights" and Annex D.


                      THE SPECIAL MEETING

    Date, Time and Place of Special Meeting. The Special Meeting of the Stockholders of the Company will be held on December 20, 1995, at 10:00 a.m., Central Time, at the corporate offices of the Company at 9323 East 37th Street North, Wichita, Kansas.

    Matters to be Considered at the Meeting. At the Special Meeting, holders of Common Stock as of the Record Date will be asked to consider and vote upon a proposal to approve and adopt the Merger
Agreement and the Merger. The Company's stockholders will also consider and vote upon such other matters as may properly come before the Special Meeting.

    The Board of Directors has approved and adopted the Merger
Agreement and the Merger and recommends that the Company's stockholders vote "FOR" the approval and adoption of the Merger
Agreement and the Merger .

    Vote Required. Holders of record of shares of Common Stock as of the close of business on the Record Date are entitled to one vote per share of Common Stock upon each matter submitted to a vote of the stockholders of the Company at the Special Meeting or any adjournment or postponement thereof. Under applicable provisions of the DGCL and the Company's Bylaws, the approval and adoption of the Merger Agreement and the Merger require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock on the Record Date entitled to vote on the approval and adoption of the Merger Agreement and the Merger. Certain stockholders who are parties to the Advantage Agreement have agreed to vote all of their shares of Common Stock, which represent approximately 77% of the outstanding shares of Common Stock, in favor of approval and adoption of the Merger Agreement and the Merger. See "THE MERGER -
 Background of the Transaction - The Advantage Agreement."

    Broker Non-Votes. Under the DGCL, if a broker returns a proxy and does not vote on a certain proposal, such broker non-votes will count for purposes of determining whether a quorum is present. Under Section 251(c) of the DGCL, approval and adoption of the Merger Agreement and the Merger require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. In voting on the Merger Agreement and the Merger, votes may be cast in favor, against or abstained. Abstentions and broker non-votes will count as present for purposes of the proposal and will have the effect of a vote against the proposal.

    Voting of Proxies. Shares of Common Stock represented at the Special Meeting by properly executed proxies received at or prior to the Special Meeting will be voted in the manner specified by the holders of such shares. Properly executed proxies that do not contain instructions will be voted FOR adoption and approval of the Merger Agreement and the Merger. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, a proposal to adjourn the Special Meeting to another time and/or place, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretion to vote on such other matters as may be so presented at the Special Meeting.

    Revocability of Proxies. The grant of a proxy does not preclude a stockholder from voting in person or otherwise revoking a proxy. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. A stockholder may revoke a proxy at any time prior to its exercise by executing a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Company, or by voting in person at the Special Meeting.

    Record Date; Quorum. Only holders of Common Stock of record at the close of business on November 10, 1995 will be entitled to receive notice of and to vote at the Special Meeting. As of November 10, 1995, the Company had outstanding 4,242,938 shares of Common Stock. Shares representing a majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Special Meeting in order for a quorum to be present at the Special Meeting.

    Appraisal Rights. A holder of Common Stock who does not vote for approval and adoption of the Merger Agreement and the Merger and who complies with the statutory procedures detailed in Section 262 of the DGCL is entitled to the rights and remedies of a dissenting stockholder provided in Section 262 of the DGCL, a copy of which is attached hereto as Annex D. See "THE MERGER - Appraisal Rights."


                        THE MERGER

Background of the Transaction

    For several years senior management of the Company and the Board of Directors have believed that the Company was undervalued in the public market for its stock. While the Company has seen steady increases in revenues and net earnings, resulting in substantial additions to stockholders' equity, the shares of Common Stock have only been thinly traded at conservative prices during the two years preceding the announcement of the Merger. Management of the Company has continued to believe that the extremely conservative pricing of the Company by the market was due to the limited opportunities for growth of COMCOA, which was nearly mature in its Rent-A-CenterTM franchise territories, and thus had little opportunities for future growth.

    In January 1995, Company Chairman and Chief Executive Officer Daniel J. Taylor discussed the possible interest in the Company of a potential purchaser of the business, but the potential purchaser evidenced no serious interest in purchasing the Company. Such discussions were conditioned upon the confidentiality of the discussions and of the identity of the potential purchaser. Mr. Taylor and the Board of Directors have believed that THORN's franchisor relationship with the Company, and more recently the THORN Lawsuit, have made it impractical for any other party to make a serious and attractive offer for the Company.

    In addition to exploring the possible sale of the Company, management of the Company also undertook to identify potential new lines of business to create growth opportunities for the Company. Because of restrictions appearing in COMCOA's franchise agreements with THORN, it was determined that the Company should reorganize and that COMCOA should become a wholly owned subsidiary of the Company, which became a new public holding company. In 1994, Mr. Taylor formed AdvantEdge and developed concepts and marketing techniques with respect to a model store in Denver, Colorado. AdvantEdge was sold to the Company on January 22, 1995 for $1,000 in cash and the assumption of related liabilities of AdvantEdge by the Company.

    On December 27, 1994, prior to the transfer of AdvantEdge to the Company, THORN filed the THORN Lawsuit in the District Court of Sedgwick County, Kansas, and included as defendants the Company, COMCOA, AdvantEdge, Tidewater Rental Corp., a Virginia corporation ("Tidewater"), Mr. Taylor, Company President James Steckart and Company employees Mr. Bunn, Mr. Doerr, and Mr. Stanko, with respect to the AdvantEdge operations, claiming current and threatened violations of the existing franchise agreements and development agreements with THORN, breaches of confidential relationships, unfair competition, and violations of the Kansas Trade Secrets Act. See "BUSINESS INFORMATION CONCERNING THE COMPANY - Legal Proceedings."

    Proceedings in the THORN Lawsuit continued during the winter and spring of 1995. On April 25, 1995, in connection with informal negotiations pertaining to the settlement of the THORN Lawsuit, David Egan, THORN General Counsel and Mr. Taylor first discussed THORN's possible interest in purchasing the Company. On May 9, 1995, further discussions regarding THORN's possible purchase of the Company were held. John Slaymaker, THORN's Executive Vice President, Mr. Egan, and Gary Austerman, THORN's litigation counsel, met with Michael Dady, litigation counsel for the Company, Ed Brausa, General Counsel for the Company, and Mr. Taylor. Substantive discussions regarding the terms of the proposed purchase of the Company by THORN were held for the first time at a meeting on June 10, 1995 between Mr. Slaymaker and Mr. Taylor and a "term sheet" outlining the basic terms of the proposed transaction was presented to Mr. Slaymaker by Mr. Taylor. On June 14, 1995, Mr. Slaymaker and Mr. Taylor met again and continued their discussions regarding the proposed transaction and the term sheet proposed by Mr. Taylor. This meeting was followed by a meeting on June 29, 1995 between Mr. Taylor and Mr. Slaymaker at which a revised term sheet for the proposed transaction was prepared.

    Tidewater Agreements. Concurrently with the negotiation of the basic terms of the proposed acquisition of the Company by THORN, THORN also pursued negotiations with respect to the purchase of Tidewater, a privately held affiliated company having common ownership and management with the Company. Tidewater is also a Rent-A-CenterTM franchisee, having 20 stores in a franchise area encompassing a large part of the state of Virginia. Common management of Tidewater and the Company is as follows:


Name                 Tidewater Rental       Advantage Companies
                     Corp.                  Inc.

A. Tracy Burton      President            Vice President - Marketing
Daniel J. Taylor     Vice President       Chairman and Chief Executive Officer
William A. Simon     V.P. - Operations    Senior V.P. - Administration
Thomas R. Kennalley  Treasurer            Treasurer
Brenda J. Butler     Corporate Secretary  Corporate Secretary

In addition, Mr. Burton, Mr. Taylor, Mr. Simon, Mr. Steckart and Leslie G. Rudd (all of whom are officers, directors and/or 5% stockholders of the Company) are stockholders of Tidewater.
Messrs. Taylor and Rudd each own over 20% of Tidewater's common stock, par value $1.00 per share (the "Tidewater Common Stock"). Tidewater and Advantage have had agreements to share administrative overhead for more than nine (9) years. Discussions between Mr. Taylor and Mr. Slaymaker also resulted in a tentative agreement on the basic terms of the purchase of all of the Tidewater common stock for total consideration of $15,000,000 plus assumption of debt. On July 9, 1995, Messrs. Taylor, Burton, Simon, Steckart and Rudd entered into a letter of intent with THORN (the "Tidewater Letter of Intent") and all of the stockholders of Tidewater and THORN executed the Tidewater Agreement (the "Tidewater Agreement"). See "THE MERGER - Interests of Certain Persons in the Merger - Tidewater Purchase."

         Letter of Intent. After the June 29, 1995 meeting discussed above, Mr. Taylor spoke with each of the Board members and with Mr. Rudd regarding the proposed acquisition of the Company by THORN.
Both the Company and THORN retained legal counsel and engaged in substantive discussions regarding a formal letter of intent and the terms of options demanded by THORN with respect to the shares held by Board members Mr. Taylor, Daniel M. Carney, Robert W. Moore and significant stockholder Mr. Rudd. Drafts of a proposed letter of intent were exchanged by the parties, with negotiations focusing on THORN's requirements regarding the total equity of the Company at the closing date of the Merger, THORN's demand that certain stockholders execute the Advantage Agreement and that the Company and certain stockholders of the Company refrain from soliciting, engaging in negotiations regarding or approving acquisition proposals from third parties. The negotiations included discussions with respect to a "topping" or "bust up" fee requested by THORN in the amount of $1,000,000, which would have been payable if the Company entered into an acquisition agreement with any other party. In the executed version of the letter of intent dated July
9, 1995 (the "Letter of Intent"), this fee was eliminated and the "no solicitation" provisions were altered to allow the Board to entertain unsolicited offers as necessary or appropriate for the directors to comply with their fiduciary duties under applicable law.

         The original term sheet reflected a price to be paid for all shares of Common Stock of $17.50 per share. This amount was negotiated and agreed to by certain stockholders of the Company and was based upon estimates of the total number of shares of Common Stock, Preferred Stock and Company stock options outstanding. In the negotiations pertaining to the Letter of Intent it was discovered that the actual number of shares of Common Stock, shares of Common Stock subject to options and shares of Preferred Stock were somewhat lower than the previous estimates. In an effort to maximize the amount per share to be paid to the other stockholders, however, Messrs. Taylor, Carney, Moore and Rudd agreed to accept the price first proposed for their shares ($17.50 per share), allowing all of the increase to be applied to such other stockholders' shares. For this reason, the Letter of Intent contemplates that all stockholders other than Messrs. Taylor, Carney, Moore and Rudd will receive, upon closing of the Merger, $18.50 per share for each share of Common Stock.

         On July 9, 1995, the Board of Directors met to consider the Letter of Intent proposed by THORN. At such meeting, the Board unanimously approved entering into the Letter of Intent and directed management of the Company to engage in negotiations with respect to a definitive merger agreement. The Board considered a number of factors in its decision to pursue the offer from THORN, including the recent market prices for the Common Stock, developments in the THORN Lawsuit, and prior efforts of management to solicit the interest of qualified buyers of the Company.
Various valuation methods were reviewed, including percentage of sales calculations, review of comparable transactions, and review of recent earnings multiples. Mr Taylor noted that the proposed transaction with THORN represented approximately 125% of prior year revenues, and 14.5 times prior year earnings, and stated his belief that these ratios compared favorably with recent comparable transactions in the rent-to-own industry. The Board considered THORN, its longstanding relationship with the Company, and the possible effects of the Merger on the Company's employees and customers. Factors negatively affecting the marketability of the Company to parties other than THORN were discussed, including the THORN Lawsuit and THORN's position as franchisor of the Company's Rent-A-CenterTM stores. With respect to the THORN Lawsuit, the Board determined that the consideration to be paid by THORN should not, and that THORN's offer did not appear to, reflect any discount related to the litigation. Although discussions about the proposed transaction arose out of settlement negotiations pertaining to the THORN Lawsuit, the Board felt that the litigation should not be considered with respect to price. The Company also reviewed the competitive pressures affecting the Company's Rent-A-CenterTM stores and the rent-to-own industry in general and concluded that this was the appropriate time to sell the Company. The purchase of Tidewater by THORN was not discussed or considered as a factor in the Board's decision regarding THORN's offer for the Company. The Board finally determined that it would be in the best interests of the Company and its stockholders to accept THORN's proposal and to enter into the Letter of Intent. The Letter of Intent was executed on July 9, 1995, and management of the Company was directed to announce the negotiations and the signing of the Letter of Intent with THORN prior to the opening of trading in the Common Stock on Monday, July 10, 1995.

         Indemnity Agreements.   In connection with the Board meeting
on July 9, 1995, the Company entered into indemnity agreements with each member of the Board of Directors (the "Indemnity Agreements"). The Indemnity Agreements provide, among other things, for the payment by the Company of any "expenses" incurred by a director and/or officer of the Company in connection with any claim or claims made against him in a legal proceeding by reason of the fact that he is or was an officer and/or director of the Company. Under the Indemnity Agreements, the term "expenses" includes, without limitation, expenses of investigations, judicial or administrative proceedings or appeals, damages, judgments, fines, amounts paid in settlement by or on behalf of an indemnitee under the agreement, attorneys' fees and disbursements and any expenses of establishing a right to indemnification under each of the Indemnity Agreements. The Indemnity Agreements also provide for the advance payment of expenses incurred by an indemnitee in defending a claim against him in a legal proceeding. Under the Indemnity Agreements, the Company shall not be obligated to make any payment of expenses if such payment is prohibited by applicable law, if and to the extent payment is actually and unqualifiably made to an indemnitee under an insurance policy or otherwise, or if the expenses result from a claim in a legal proceeding decided adversely to the indemnitee based upon or attributable to the indemnitee gaining in fact any personal profit or advantage to which he was not legally entitled. The Indemnity Agreements also require an indemnitee to repay any amounts advanced under the agreement if it shall be decided in a legal proceeding that he is not entitled to be indemnified by the Company pursuant to the Indemnity Agreements or otherwise. The indemnification rights under the Indemnity Agreements are non-exclusive and the directors retain their rights to indemnification under the Company's Certificate of Incorporation and Bylaws and under the DGCL. Pursuant to a condition contained in the Merger Agreement, the parties to the Indemnity Agreements executed amendments thereto providing for certain limitations on the indemnification rights of indemnitees under the Indemnity
Agreements and limiting advance payment of litigation costs to indemnitees for any claims brought by THORN or Acquisition.

         The Advantage Agreement. Following the July 9, 1995 Board meeting, Board members Daniel J. Taylor, Daniel M. Carney, Robert
W. Moore, and stockholder Leslie G. Rudd, executed the Advantage Agreement whereby such individuals granted purchase options to THORN with regard to their Common Stock at $17.50 per share and agreed to vote their shares of Common Stock in favor of the approval and adoption of the Merger Agreement and the Merger. The purchase options granted to THORN pursuant to the Advantage Agreement originally were to expire on November 30, 1995, subject to automatic extension if the option could not be exercised because of actions taken by any of Messrs. Taylor, Carney, Moore or Rudd. On October 6, 1995, in connection with the execution of the Merger Agreement, the Advantage Agreement was amended to extend the option expiration date to January 31, 1996, again subject to extension in certain circumstances. The four individuals party to the Advantage Agreement agreed to convert their Preferred Stock into Common Stock prior to the closing date of the Merger. Under the terms of the Company's Certificate of Incorporation, such conversion shall be accomplished at the rate of 50 shares of Common Stock for each share of Preferred Stock. All of the individual parties to the Advantage Agreement have agreed to convert their shares of Preferred Stock prior to the Merger and will then receive, pursuant to the Merger Agreement, $17.50 per share of Common Stock resulting from such conversion of the Preferred Stock.

         Pursuant to the terms of the Advantage Agreement, Messrs. Taylor, Carney, Moore and Rudd have agreed to certain covenants against competition, including a five-year covenant not to engage in the rent-to-own business at any location in the United States. Such individuals have agreed to maintain the confidentiality of proprietary information of the Company and THORN and have agreed not to hire or solicit for employment any person who shall then be employed by THORN or who shall have been employed by THORN or any subsidiary or affiliate thereof within the previous six months. No separate consideration will be paid to Messrs. Moore, Carney or Rudd for such covenants, but under the First Amendment to the Advantage Agreement dated October 6, 1995, Mr. Taylor will be paid the sum of $750,000 as consideration for his covenant not to compete with the businesses of the Company, THORN or Acquisition. See "THE MERGER - Interests of Certain Persons in the Merger - Covenant Not To Compete Payment."

         Negotiation of Merger Agreement. Following the consideration and execution of the Letter of Intent and the Advantage Agreement, initial drafts of the Merger Agreement were circulated on July 21, 1995, beginning extended negotiations of the parties with regard to the terms of the Merger. These negotiations focused on extensive warranties and representations to be made by the Company, THORN's conditions for consummation of the Merger, and provisions pertaining to amendment and termination of the Merger Agreement.
THORN also undertook an investigation of the businesses of the Company and each of its subsidiaries.

         In mid-August 1995, THORN informed the Company that it was concerned with the mid-year financial performance of the Company and that it wished to readdress certain basic issues pertaining to the Purchase Price and total equity requirements that must be met by the Company. The Company responded that it believed that the decreases in revenues and volume of customer contracts experienced by the Company for the periods in question were modest, largely seasonal and reflective of trends experienced by the entire industry. Nevertheless, the pace of negotiations slowed until mid-September, when the principals for THORN and the Company agreed to modify certain basic terms of the draft Merger Agreement, including increases in the Total Equity requirement and the added condition that THORN be satisfied in its sole discretion with the business, operations and assets of the Company, as described below.

         The modified structure for the Merger, now reflected in the Merger Agreement, extends the closing date of the Merger to the later of January 2, 1996 or upon satisfaction or waiver of all conditions precedent to the consummation of the Merger contained in the Merger Agreement. See "THE MERGER - The Merger Agreement - Conditions." The Conditions include, among other things, a requirement that the "Total Equity" of the Company and its subsidiaries as of November 26, 1995 be at least $30,600,000. The term "Total Equity" means the Company's stockholders equity, calculated in a manner consistent with the audited annual consolidated financial statements of the Company; provided, that the Total Equity calculation shall not include (i) any amounts attributable to the exercise of options pursuant to the Merger Agreement (See "THE MERGER - The Merger Agreement - Company Options"), (ii) any adjustment for any redemption of Preferred
Stock pursuant to the Merger Agreement (See "THE MERGER - The Merger Agreement - Conditions"), or (iii) any adjustments related to amounts recorded on the financial statements for 1993 compensatory nonqualified stock option grants by the Company, certain bonus payments which might be paid subsequent to November 26, 1995 and the sale of the Company's headquarters in Wichita, Kansas. The Company, however, may subtract from the Total Equity requirement of $30,600,000 amounts paid for early cancellation of Company Options pursuant to the Merger Agreement. Prior to the consummation of the Merger, THORN shall verify that the Total
Equity amount as of November 26, 1995 is in compliance with the foregoing requirement. THORN must also be satisfied, in its sole discretion, with the condition, business, operations, assets, properties and liabilities of the Company and each of its subsidiaries, as a condition to THORN's obligation to consummate the Merger. Such satisfaction would include, but not be limited to, a favorable review of the Company's rental contract portfolio, employee turnover considerations, the physical condition of the Company's stores, satisfactory relationships with the Company's customers and the Company's overall operating condition, as well as the overall financial condition of the Company. The Merger Agreement provides that THORN's determination with respect to the business, operations, results of operations, conditions, assets, prospects and liabilities of the Company is not subject to any requirement of reasonableness. This condition gives THORN very broad rights to refuse to consummate the Merger if it is in any way dissatisfied with any of the foregoing aspects of the Company.

         The extension of the time period for consummation of the Merger is intended to allow the Company to recover from seasonal lows and improve its equity position, but there can be no assurance that its financial performance will be satisfactory to THORN or that the Company will meet the other conditions for consummation of the Merger. Any failure to meet the conditions for consummation of the Merger may result in THORN's refusal to consummate the Merger, extension of the closing date, or renegotiation of the Purchase Price with the stockholders who executed the Advantage Agreement. In such event, the Merger Agreement may be amended by action of the Board, but following approval and adoption of the Merger Agreement and the Merger at the Special Meeting, no amendment may be made which decreases the Purchase Price to stockholders (other than those who are parties to the Advantage Agreement) without the approval of such stockholders.

Recommendation of the Board; Reasons for the Merger

         On September 25, 1995, the Board met to consider the Merger and the Merger Agreement. After duly considering the terms of the Merger Agreement and the Merger, the Board determined that (i) the approval and adoption of the Merger Agreement and the Merger are in the best interests of the Company and its stockholders other than those party to the Advantage Agreement, (ii) the Merger provides the best value to the stockholders, other than those party to the Advantage Agreement, that is reasonably available, and (iii) the Board should authorize and approve the execution, delivery and performance by the Company of the Merger Agreement. The Board unanimously voted to recommend that the stockholders of the Company approve the Merger and adopt the Merger Agreement.

         In making the determinations and recommendations set forth above, the Board considered the following factors:

         (i) limited growth opportunities under existing franchise agreements with THORN which affected the Company's ability to obtain an attractive bid from any party other than THORN;

         (ii) the effect of the THORN Lawsuit on the marketability of the Company to any other party;

         (iii) the report from GKB analyzing the Company's enterprise value, the rent-to-own industry as a whole, and the Company's competitive position therein, and the Company's business plans and opportunities and the financial, contractual and operational constraints thereon;

         (iv) reports from management of the Company with respect to their prior attempts to find interested buyers for the Company;

         (v) the fact that $18.50 represents the highest per share valuation of the Company in its history and yields a premium to the market existing for the shares of Common Stock immediately prior to the announcement of the Letter of Intent; and

         (vi) the delivery by GKB of its opinion that the consideration to be received by the stockholders of the Company (other than those party to the Advantage Agreement and specifically excluding officers, directors, and employees of the Company) of $18.50 per share of Common Stock is fair to such stockholders from a financial point of view.

         All of the foregoing factors supported the determinations and recommendations set forth above. The Board did not assign any specified weight to the consideration of any of the foregoing factors on an individual basis.

         The Company has been informed by Acquisition that the purpose of the Merger is to enable THORN to acquire the entire equity interest in the Company and that it is expected, following the Merger, that the Company's and each of its subsidiaries' businesses and operations will be integrated with the other rent-to-own businesses and operations of THORN.

Opinion of Financial Advisor

         GKB rendered its opinion to the Company to the effect that as of September 22, 1995, the Purchase Price is fair from a financial point of view to the stockholders of the Company who are neither officers nor directors of the Company, nor beneficial owners of at least five percent of the issued and outstanding Common Stock nor certain employees of the Company). GKB was not asked to and did not participate in the negotiations as a financial advisor or otherwise, but did make a presentation to the Board with regard to its opinion on September 25, 1995. The Company did not impose any limitations on the scope of the investigation made by GKB with respect to the rendering of GKB's opinion.

         The full text of the opinion of GKB dated as of September 22, 1995 (the "Fairness Opinion"), which sets forth the assumptions made, matters considered and limits on the review undertaken is attached as Annex C to this Proxy Statement pursuant to the written consent of GKB. The Company stockholders are urged to read the Fairness Opinion in its entirety and, in particular, the assumptions made, matters considered, procedures followed and limits of the review by GKB set forth therein. GKB's Fairness
Opinion addresses the fairness of the Purchase Price to the stockholders of the Company (excluding those stockholders set forth above) from a financial point of view and does not constitute a recommendation to any Company stockholder as to how such stockholder should vote at the Special Meeting. The summary of GKB's Fairness Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such Fairness Opinion.

         In rendering its Fairness Opinion, GKB reviewed, among other things, (i) the terms of the Merger Agreement; (ii) certain publicly available historical financial information relating to the Company, including the Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the last four fiscal years and the subsequent Quarterly Reports on Form 10-Q of the Company;
(iii) certain internal historical financial information for the Company prepared by the management of the Company; (iv) certain publicly available financial and stock market data of certain other comparable companies, the securities of which are publicly traded;
(v) certain reported price and trading activity for the Common
Stock; (vi) information contained in this Proxy Statement; and
(vii) such other financial and other information as it deemed appropriate. GKB also held discussions with members of the Company management concerning the past and current operations, the financial conditions, and the limited prospects for future expansion of the Company under its current franchise agreements, and performed such other studies and analyses as it deemed appropriate.

         GKB relied, without independent verification, upon the accuracy and completeness of all the financial and other information it received from the Company used as the basis for its opinion. GKB did not make an independent evaluation or appraisal of the respective assets and liabilities of the Company or any of its subsidiaries nor was GKB furnished with any such evaluations or appraisals.

         GKB was not retained to review the Tidewater purchase or to provide any advice or opinion with respect thereto. See "THE
MERGER - Background of the Transaction - Tidewater Agreements."
The Fairness Opinion does not consider the separate Tidewater purchase. In addition, GKB has not reviewed and its Fairness Opinion does not consider the proposed real estate transaction between the Company and a corporation controlled by Mr. Taylor.
See "THE MERGER - Interests of Certain Persons in the Merger - Real Estate Transaction."

         The following is a summary of the financial analyses utilized by GKB in arriving at its Fairness Opinion.

         Analysis of Stock Trading History. GKB analyzed the history of the trading prices and trading volume of the Common Stock after December 31, 1990 through July 9, 1995, the date of the Advantage Agreement. In calendar year 1991 the Common Stock traded at a high of $12.00; a low of $7.25; and a closing price of $10.75. In calendar year 1992 the Common Stock traded at a high of $13.75; a low of $10.75; and a closing price of $13.50. In calendar year
1993 the Common Stock traded at a high of $17.25; a low of $12.00; and a closing price of $14.25. In calendar year 1994 the Common Stock traded at a high of $18.25 (which took place on December 27, 1994 the same day that THORN filed the THORN Lawsuit to, among other things, stop the Company from expanding operations outside of its current Rent-A-CenterTM franchise territory as the Company had announced it was going to do in a December 1, 1994 press release);
a low of $13.00; and a closing price of $16.50. For 1995, through July 9, 1995, the Common Stock traded at a high of $17.75; a low of $15.25; and a closing price of $16.00 on July 7, 1995. The cash Purchase Price of $18.50 per share to the public stockholders represents a premium of 15.625% over the July 7, 1995 closing price of $16.00. The cash Purchase Price also is a higher price than the stock has ever traded for in the past. The analysis of the stock trading history supports the conclusion that the Purchase Price is fair, from a financial point of view, to the Company's public stockholders.

         Analysis of Publicly Traded Comparable Companies. GKB analyzed selected stock, earnings, and other financial data and ratios of the Company as compared to corresponding financial data and ratios of comparable rent-to-own companies. Such data and ratios included stock market per share values, price/earnings ratios based on the last reported fiscal year earnings, price/earnings ratios based on estimated current fiscal year earnings (as reported in available publications), and market value of common equity to book value ratios. GKB also reviewed income statements and balance sheets of the comparable companies. Companies comparable to the Company for this purpose included Aaron Rents, Inc. ("Aaron"), Renters Choice, Inc. ("Choice"), and Rent-Way, Inc. ("Way").

         It should be noted that the predecessor to the Company has been public since July of 1983, while Aaron has been public since November of 1992, Way has been public since August of 1993, and Choice has been public since January of 1995. The analysis of the various financial data and ratios for the comparable companies in relation to those of the Company are (1) the Company's slow down in its revenue growth rate since January 23, 1994, including the first two quarters of 1995-1996 and (2) the Company's profit margin drops in the first two quarters of 1995-1996. The comparables have had higher revenue growth rates over the same relative time period, as well as improvement in profit margins. The Company is viewed as mature due to its franchise restrictions while the other three comparables have no franchise restrictions to hamper growth. The common equity market value to book value ratios as of July 7, 1995 were as follows:

                                            Common Equity Market
                                            Value to Book Value
                                            Ratio as of July 7, 1995

      Aaron                                           2.51
      Way                                             6.52
      Choice                                         22.22
      Company                                         3.77*


   * Based on the $18.50 per share Purchase Price to the public stockholders.

     The price/earnings ratios as of July 7, 1995 were as follows, based on: (1) last reported fiscal year earnings; (2) latest twelve months ended; and (3) "street estimates" for the next fiscal year earnings:

Price Earnings Ratios as of July 7, 1995

                                                             (3) "Street
             (1) Last Reported            (2) Latest           Estimates"
                 Fiscal Year                 Months       for Next Fiscal Year

Aaron               13.48                     12.81              11.40
Way                175.00                     50.00              35.00
Choice              23.53                     22.47              22.73
Company             14.80*                    15.42*             17.13*


     * Based on the $18.50 per share Purchase Price to the public stockholders.

     The analysis of the various financial data and ratios for the comparable companies in relation to those of the Company supports the conclusion that the Purchase Price is fair, from a financial point of view to the Company's stockholders (excluding those stockholders set forth above). It should be noted, however, that analysis of the results of such a comparison is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which the Company is being compared. No public company utilized as a comparison is identical to the Company.

     Acquisition Transaction Analysis. In addition to the financial analysis utilized by GKB in arriving at its Fairness Opinion, GKB sought to obtain the financial terms of transactions involving comparable acquisitions of other rent-to-own companies in order to compare the financial terms of such transactions to the financial terms of the Merger. To the extent publicly available, GKB obtained and reviewed the financial terms of seven transactions, each of which involved the acquisition of a rent-to-own company by a publicly held entity.

     The seven transactions were:

     (A)         Choice's acquisition of stores from DEF Investments, Inc.
     (the "Choice-DEF" acquisition);

     (B)         Way's acquisition of D.A.M.S.L. Corp.  (the "Way-
     D.A.M.S.L." acquisition);

     (C) Pro Rental, Inc. purchase of MRTO Holdings (the "MRTO" acquisition);

     (D) Way's acquisition of the rental merchandise and contracts of five rental-purchase stores (the "Way-5 Stores" acquisition);

     (E) Choice's acquisition of stores from Crown Leasing Corporation and affiliate (the "Choice-Crown" acquisition);

     (F) Way's acquisition of McKenzie Leasing Corp (the "Way-McKenzie" acquisition); and

     (G) Choice's acquisition of Pro Rental, Inc. ("Pro-Rental") acquisition.

The comparisons data derived from the above transactions is, as follows, based on (1) price of transaction; (2) revenues of the acquired assets and/or entities for the latest fiscal year; (3) revenues of the acquired assets and/or entities based on annualized revenues from latest reported period; (4) price as multiple of monthly revenues per latest fiscal year; (5) price as multiple of monthly revenues per annualized revenues per latest reported period; (6) stores acquired; (7) revenue per store per latest fiscal year; (8) revenue per store per annualized revenues from latest reported period; (9) price/revenue per latest fiscal year;
(10) price/revenue per annualized revenues from latest reported period; (11) price per store; (12) price/EBITDA (latest fiscal year); and (13) price/EBITDA (annualized from latest reported period). For this purpose, "EBITDA" is earnings before interest, taxes, depreciation and amortization.

    Analysis of Selected Transactions Within the Rent-to-Own Industry

                 (A)             (B)              (C)            (D)
Acquiror         RCII          Rent-Way,Inc.   Pro-Rental,Inc.  Rent-Way,Inc.
Date Entity   April,1993        May, 1994       July, 1995     February,1995
Acquired(a)  DEFInvestments   D.A.M.S.L.Corp. MRTO Holdings    5 Rental Stores

(1) Price     $24,300,000       $7,000,000     $9,500,000      $1,015,000

(2) Revenues
- Latest
Fiscal Year   $38,618,914  Approx.9,600,000     63,408,635 Approx.$2,000,000

(3) Revenues
- Annualized
from Latest
Reported
Period       $40,088,379           N/A          64,578,060         N/A

(4) Price as
a Multiple of
Monthly
Revenues
Latest
Fiscal Year     7.6 x            8.8 x             1.8 x             6.1 x

(5) Price as
a Multiple
of Monthly
Rev.- latest
per.
annualized     7.3 x              N/A                1.8 x           N/A

(6) Stores
Acquired         84               20                 135               5

(7)
Revenue/Store
for Latest
Fiscal Year    459,749     Approx.480,000          469,694         $400,000

(8)
Revenue/Store
Annualized
from Latest
Reported
Period         477,243            N/A                478,356          N/A

(9)
Price/Revenue
for Latest
Fiscal Year       0.63 x        0.73 x                0.15 x       0.51 x

(10)
Price/Revenue -
Annualized
from Latest
Reported
Period            0.61 x           N/A                   0.15 x       N/A

(11) Price
Per Store        289,286          350,000                70,370    203,000

(12)
Price/EBITDA
- Latest
Fiscal year       1.82 x          N/A                     0.56 x         N/A

(13)
Price/EBITDA
- Annualized
from Latest
Reported
Period              1.92 x         N/A                    0.54 x          N/A

(a) Amounts for Crown Leasing Corporation only reflect Rent-to-Own
Division.
(b) Calculated as if $18.50 per share was paid to all stockholders of the Company.

Analysis of Selected Transactions Within the Rent-to-Own Industry (Continued)

                   (E)            (F)                 (G)           (H)
Acquiror          RCII          Rent-Way,Inc.        RCII           THORN
Date Entity    April, 1995       July,1995        August, 1995     Pending
Acquired (a)  Crown Leasing  McKenzie Leasing  Pro Rental, Inc. Advantage Cos.

(1) Price     $20,600,000     $17,010,200       $38,400,000     $94,200,000 (b)

(2) Revenues - Latest
Fiscal Year   35,130,112       22,663,726        65,820,353      71,371,191

(3) Revenues -
Annualized from
Latest Reported
Period       33,069,160        21,992,512            N/A         69,721,748

(4) Price as a
Multiple of
Monthly Revenues
Latest Fiscal
Year            7.0 x               9.0 x            7.0 x           15.8 x

(5) Price as a Multiple
of Monthly Rev.-
latest per.
annualized      7.5 x               9.3 x             N/A             16.2 x

(6) Stores
Acquired        72                    45              135              104

(7) Revenue/Store for
Latest Fiscal
Year         487,918                503,638         487,558          686,261

(8) Revenue/Store
Annualized from
Latest Reported
Period       459,294                488,722           N/A            670,401

(9) Price/Revenue for
Latest Fiscal
Year          0.59 x                  0.75 x         0.58 x           1.32 x

(10) Price/Revenue -
Annualized from
Latest Reported
Period        0.62 x                  0.77 x          N/A             1.35 x

(11) Price Per
Store          286,111               378,004       284,444          905,769

(12) Price/EBITDA -
Latest Fiscal
year          2.05 x                 1.95 x           1.61 x         3.01 x

(13) Price/EBITDA -
Annualized from
Latest Reported
Period         2.65 x                  2.68 x           N/A           3.26 x


(a) Amounts for Crown Leasing Corporation only reflect Rent-to-Own Division.
(b) Calculated as if $18.50 per share was paid to all stockholders of the Company.

         The data indicates that the Purchase Price is at the upper end of pricing for similar industry transactions. Based on monthly revenue multiple, the price is 76% higher than the next highest price of the latest fiscal year and 74% higher than the next highest price for the annualized revenues from the latest reported period. Based on price per store, the price per store is 140% higher than the next highest. Based on earnings before interest, taxes, depreciation, and amortization, multiple, the multiple is 47% higher than the next highest multiple based on the latest fiscal year and 22% higher than the next highest multiple based on the annualized revenues from the latest reported period.

         The above comparisons, which are all higher than any of the selected transactions, supports the conclusion that the Purchase
Price is fair, from a financial point of view, to the Company's public stockholders.

         The summary of the Fairness Opinion set forth above does not purport to be a complete description of the analyses performed by GKB. GKB believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the above summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the Fairness Opinion. In performing its analyses, GKB made numerous assumptions with respect to general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by GKB are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

         The Board selected GKB based upon its experience and expertise. GKB is a nationally recognized investment banking firm. GKB, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and for corporate planning and other purposes. GKB is a full service securities firm and may, from time to time, effect transactions for the account of its customers in securities of the Company. Prior to the Company's engagement of GKB to render the Fairness Opinion, GKB had not previously been engaged to provide investment banking services to the Company, although from time to time prior to May 1, 1992, GKB made a market in the Common Stock. Pursuant to the terms of an engagement letter dated July 12, 1995, the Company has agreed to pay GKB a fee of $55,000 in consideration for its services in rendering the Fairness Opinion. Of the total fee payable to GKB, $17,500 was paid upon execution of the engagement letter, with $17,500 due upon delivery of the opinion to the Board and $20,000 due upon mailing of this Proxy Statement. No portion of the fee is contingent upon stockholder approval and adoption of the Merger Agreement and the Merger. The Company has also agreed to indemnify GKB against certain liabilities incurred in connection with its services, including labilities under the federal securities laws.

Interests of Certain Persons in the Merger

         In considering the recommendation of the Board with respect to the Merger, the Company's stockholders should be aware that certain members of the Company's management and of the Board have interests described below that may present them with actual or potential conflicts of interest in connection with the Merger.

         Company Options. The Merger Agreement provides that prior to the Effective Time, each outstanding option to purchase shares of Common Stock (collectively the "Company Options") granted under the Company's Restated 1988 Incentive Stock Option Plan, the Company's Restated 1993 Non-Qualified Stock Option Plan, the Restated and Extended Stock Option Agreement with William A. Simon, and the Company's 1995 Incentive Stock Option Plan (collectively, the
"Company Options Plans") shall be canceled by the Company and such holders of the Company Options shall be entitled to receive from the Company an amount in cash (less applicable withholding taxes) equal to the product of (x) the excess, if any, of $18.50 over the respective exercise price thereof and (y) the number of shares of Common Stock previously subject to the Company Option. None of the Company Options are held by any individual party to the Advantage Agreement. The cancellation of all options, including those which are not currently exercisable, will result in significant cash payments being made to members of management, including Messrs. Steckart, Simon, and Burton. In light of the proposed Merger, certain Company Options which would have otherwise expired or would have been exercised have been extended by action of the Board, including options held by Mr. Simon. See "THE MERGER - The Merger Agreement - Company Options."

         Employment Agreements. The Merger Agreement provides that Messrs. Steckart and Burton, will be offered, at or prior to the Effective Time, two year employment agreements with THORN .

         Covenant Not to Compete Payment. THORN has agreed to pay to Mr. Taylor the sum of $750,000 at closing of the Merger in consideration for his agreement not to compete with THORN, Acquisition or the Company for a period of five (5) years following the purchase of the Common Stock and Preferred Stock by THORN. See "THE MERGER - Background of the Transaction - The Advantage
Agreement."

         Real Estate Transaction. The only real estate owned by the Company is the Company's headquarters at 9323 East 37th Street North, Wichita, Kansas. In connection with the negotiation of the Merger Agreement, THORN stated its intention to move the Company's operations into THORN's headquarters three blocks west at 8200 East THORN Drive, Wichita, Kansas, and that it did not wish to acquire the Company's owned real estate and certain computer, telephone, and office equipment, as well as other furnishings and fixtures located at the Company's headquarters. Mr. Taylor indicated his interest in acquiring these assets from the Company. The Board, with Mr. Taylor abstaining, agreed to sell to Property Management Corp. ("PMC"), the real estate, building, computer equipment, furnishings, fixtures and specified office equipment for a cash consideration of $890,000, representing the aggregate appraised value of the real estate, building and furniture and furnishings, and the estimated fair market value of the computers and other equipment. Mr. Taylor owns 50% of the equity interest in PMC and serves as director and president of such corporation. For a number of years, the Company obtained management services from PMC and in the most recent fiscal year ended January 22, 1995, PMC was paid a total management fee of $1,070,564 by the Company. It is contemplated that the Company and PMC will enter into a written agreement with respect to the aforementioned purchase of real estate, building, equipment, and furnishings, and that the transaction will be effected immediately prior to the Merger.
PMC's address is 9323 E. 37th Street North, Wichita, Kansas 67226.

         Bonus Arrangements. The Letter of Intent and the Merger Agreement both contemplate that discretionary bonuses in the aggregate amount of up to $1,400,000 may be paid to selected key employees, upon certain conditions. The payment of such bonuses is dependent upon Company performance prior to closing, and it is uncertain whether or not any such bonuses will actually be paid. The recipients of these bonuses, if any, have not been determined at this time, but may include key members of management. Messrs. Taylor, Carney and Moore, serving as a special compensation committee of the Board, will grant any such bonuses immediately prior to the Effective Time. All regular incentive bonuses accrued on the books of the Company will be paid to the employees entitled thereto when due and may not be accelerated under the terms of the Merger Agreement.

         Tidewater Purchase. As detailed in "THE MERGER - Background of the Transaction - Tidewater Agreements," certain officers and directors of the Company are also stockholders, officers and/or directors of Tidewater. On July 9, 1995, Messrs. Taylor, Burton, Simon, Steckart and Rudd executed the Tidewater Letter of Intent and all of the stockholders of Tidewater executed the Tidewater Agreement whereby they agreed to sell their shares in Tidewater.
On September 25, 1995, all of the Tidewater stockholders executed a Stock Purchase Agreement with THORN (the "Tidewater Stock
Purchase Agreement") under which the common stock of Tidewater may be purchased by THORN for cash consideration to such stockholders of $15,000,000 in the aggregate, plus assumption and payment of Tidewater's notes to certain of its stockholders in the amount of $1,575,000. Closing on the purchase of the Tidewater Common Stock by THORN is conditioned upon the effectuation of the Merger or the exercise by THORN of the options granted under the Advantage Agreement. The Merger, however, is not conditioned upon the closing of the Tidewater Stock Purchase Agreement. The Tidewater Stock Purchase Agreement contains representations and warranties, covenants and conditions which are similar to those contained in the Merger Agreement. The consideration to be paid by THORN to the Tidewater shareholders was negotiated by the parties to the Tidewater Stock Purchase Agreement. Management of the Company believes that the Purchase Price to be paid by THORN with respect to the Common Stock of the Company represents a higher valuation than the consideration to be paid in the Tidewater Purchase, when evaluated as a multiple of current earnings.

         THORN Lawsuit. As detailed in "THE MERGER - Background of the Transaction" and "BUSINESS INFORMATION CONCERNING THE COMPANY -
Legal Proceedings", the Company, COMCOA, AdvantEdge, Tidewater, Mr. Taylor, Mr. Steckart and Company employees Messrs. Bunn, Doerr and Stanko are all defendants in the THORN Lawsuit. As noted in "THE MERGER - The Merger Agreement - Settlement of Litigation", the
Merger is conditioned upon the dismissal, with prejudice, of all claims and counterclaims in the THORN Lawsuit and the mutual release from liability of all parties with respect to the subject matter of the THORN Lawsuit. Therefore, in addition to the Company and its subsidiaries, the other defendants to the THORN Lawsuit would benefit from the dismissal of the THORN Lawsuit and the release from liability with respect thereto. Quantification of the benefits to be received by such other defendants is not practicable as the relief sought in the THORN Lawsuit is primarily declaratory and injunctive in nature. To date, the Company has borne all legal costs and expenses associated with defense of the THORN lawsuit on behalf of all defendants thereto.

         Security Ownership. As detailed in "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT", Company directors Mr. Taylor, Mr. Moore and Mr. Carney beneficially own, in the aggregate, 3,107,660 shares of Common Stock representing 70.4% of the shares of Common Stock outstanding (assuming full conversion of Preferred Stock). Each of the foregoing individuals is a party to the Advantage Agreement and will be entitled to receive $17.50 per share upon consummation of the Merger.

The Merger Agreement

         The Merger Agreement, a copy of which is attached hereto as Annex A, provides for the Merger of Acquisition with and into the Company. As a result, the separate corporate existence of Acquisition will terminate, the common stock of Acquisition will become the common stock of the Company, as the surviving corporation in the Merger, and the Company will become a wholly owned subsidiary of THORN. The descriptions of the terms and conditions of the Merger and of the Merger Agreement are qualified in their entirety by the Merger Agreement, which is incorporated herein by reference.

         Merger Consideration. Upon consummation of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than outstanding shares of Common Stock held by THORN, Acquisition or their subsidiaries, in the Company's or any of its subsidiaries' treasuries, or by any holder who shall have perfected appraisal rights under the DGCL), will be converted into the right to receive the Purchase Price.

         Effective Time of the Merger. The Effective Time will occur as soon as practicable after the later of the satisfaction or waiver of all of the conditions set forth in the Merger Agreement and January 2, 1996.

         Vote Required of Stockholders. Under the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement and the Merger. The parties to the Advantage Agreement who hold shares representing approximately 77% of the outstanding Common Stock have agreed to vote in favor of the Merger, thus approval and adoption of the Merger Agreement and the Merger is assured without the affirmative vote of any other stockholder of the Company.

         Company Options. The Merger Agreement also provides that immediately prior to the Effective Time, each outstanding Company Option shall be canceled by the Company and the holders of the Company Options shall be entitled to receive a cash amount in respect thereof (less applicable withholding taxes) equal to the product of (x) the number of shares previously subject to such Company Options, and (y) the excess, if any, of $18.50 over the exercise price per share previously subject to such Company Options; provided, however, the aggregate cash consideration for cancellation of the Company Options shall not exceed $2,839,625. The Company shall terminate all of the Company Option Plans as of the Effective Time.

         Representations and Warranties. The Merger Agreement contains representations and warranties from each of the parties thereto.
The Company has made representations regarding, among other things,
(i) the Company's and its subsidiaries' organization, qualification to do business and capitalization, (ii) the Company's and its subsidiaries' authority to enter into and perform its obligations under the Merger Agreement, (iii) the delivery of the Fairness
Opinion by GKB, (iv) compliance of the transactions contemplated by the Merger Agreement with the Company's Certificate of Incorporation, Bylaws, certain agreements and applicable laws, (v) the financial statements of the Company, (vi) required filings with the Commission, (vii) the Company's liabilities, (viii) the absence of certain changes in the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole since the end of its most recent fiscal year, (ix) environmental matters, (x) litigation, (xi) intellectual property,
(xii) taxes, (xiii) employee benefits, (xiv) certain significant agreements, (xv) real estate and leases, (xvi) labor and employment matters, (xvii) inventory, motor vehicles, accounts receivable and assets necessary to the business of the Company, and (xviii) insurance.

         Conditions. Notwithstanding the approval and adoption of the Merger Agreement and the Merger by the stockholders, the Merger is subject to certain conditions pursuant to the Merger Agreement which, if not fulfilled or waived, permit termination by the party entitled to the benefit thereof. The obligations of the Company, THORN and Acquisition under the Merger Agreement are subject to (i) approval and adoption of the Merger Agreement and the Merger by the holders of a majority of the outstanding Common Stock entitled to vote thereon, (ii) expiration or termination of the applicable waiting period pursuant to the HSR Act, (iii) the absence of certain statutes, rules, regulations, orders or injunctions prohibiting the Merger, (iv) the representations and warranties of each party to the Merger Agreement being accurate as of the date of the Merger Agreement and continuously through the Effective Time,
(v) performance of each of the parties of their respective covenants and obligations under the Merger Agreement required to be performed prior to or at the consummation of the Merger, and (vi) dismissal with prejudice of all claims and counterclaims in the THORN Lawsuit and the execution of a mutual release from liability by all parties to the THORN Lawsuit regarding any claims or counterclaims relating thereto.

         The obligations of THORN and Acquisition to consummate the Merger are also subject to the following conditions: (i) the Company shall have obtained prior to the consummation of the Merger all required governmental and third-party consents required for consummation of the transactions contemplated by the Merger Agreement; (ii) the total equity of the Company and its subsidiaries as of November 26, 1995, shall be at least $30,600,000, subject to certain adjustments as set forth in the Merger Agreement; (iii) the Preferred Stock shall have been converted or redeemed prior to the Effective Time (all of the holders of the Preferred Stock have expressed their intention to convert the Preferred Stock held by them immediately prior to consummation of the Merger and the Comapny should not be required to and has no present intention to redeem the Preferred Stock);
(iv) the owner of the Company's Wichita office shall have executed a lease allowing Acquisition to use the Company's current office space at no cost for 30 days; (v) the Company's paid and payable transaction expenses, including but not limited to attorneys' fees, accounting fees, financial advisor fees and the cost of printing and mailing this Proxy Statement shall not exceed $250,000; (vi) the directors and officers of the Company and its subsidiaries shall have resigned effective as of the closing of the Merger;
(vii) THORN shall have received an officer's certificate of the Company certifying the Company's compliance with the Merger Agreement covenants and the conditions of closing; (viii) THORN shall have received an opinion of counsel to the Company dated as of the closing date in form and content satisfactory to THORN and its counsel; (ix) THORN shall have determined in its sole discretion that as of the closing date, the business, operations, results of operations, condition, assets, prospects and liabilities of the Company and each of its subsidiaries are such that the acquisition of the Company pursuant to and in accordance with the terms of the Merger Agreement is in the best interest of THORN; (x) the Company and the officers and/or directors of the Company who are parties to the Indemnity Agreements shall have executed an amendment thereto providing for certain limitations on the indemnification rights of officers and/or directors party to such Indemnity Agreements and limiting advance payment of litigation costs to indemnitees under such Indemnity Agreements for any claims brought by THORN or Acquisition (such an amendment to each of the Indemnity Agreements has been executed by the parties thereto);
(xi) any litigation matters identified pursuant to the Merger Agreement shall have been settled by the Company or reserves shall have been set forth in the financial statements for such matters if such reserves are required under generally accepted accounting principles; and (xii) THORN shall have received affidavits or confidentiality agreements stating that THORN's proprietary computer software system is not being used by unauthorized third parties who may have obtained such computer information from the Company.

         Amendment or Termination. The Merger Agreement may be amended in writing signed by the parties to the Merger Agreement, but may not be amended, after approval of and adoption of the Merger
Agreement and the Merger by the stockholders of the Company, in any manner which decreases the Purchase Price to the stockholders who are not parties to the Advantage Agreement, or changes the form thereof or which adversely affects the rights of the Company stockholders hereunder without the approval of such stockholders.
The Merger Agreement may be terminated by mutual written consent of the parties thereto or by either THORN or the Company if any court or governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling shall have become final and non-appealable. The Merger Agreement is also terminable by either THORN or the Company at any time after January 31, 1996 if the Merger shall not have occurred by such date, provided that this date may be extended for up to ninety (90) days if the Merger has not been consummated because of delays in the regulatory approval process, and provided further that the right to terminate shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of the failure of the Merger to have occurred by such date. The Company has the right to terminate the Merger
Agreement upon any breach of representations or warranties or upon a breach of any covenant or agreement of THORN or Acquisition which is not cured within ten (10) business days following notice of such breach. THORN may terminate the Merger Agreement if (i) in its sole discretion, it determines that any fact revealed by the Company pursuant to its duties to notify THORN of certain matters under the Merger Agreement makes it not in THORN's best interest to consummate the Merger; (ii) the Company breaches any representation or warranty contained in the Merger Agreement; (iii) the Company breaches any covenant or agreement contained in the Merger
Agreement which is not cured within ten (10) business days following notice of such breach; or (iv) the parties to the Advantage Agreement do not execute the First Amendment to the Advantage Agreement extending the termination date thereof and the term of the non-compete agreements contained therein, prior to October 31, 1995 (the First Amendment to the Advantage Agreement was executed by all the parties to the Advantage Agreement on October 6, 1995).

         Conduct of Business by the Company before the Merger. The Company and each of its subsidiaries has agreed to conduct its operations prior to the Effective Time in the ordinary course of business consistent with past practice and has agreed to use its reasonable best efforts to preserve intact its business organization and existing business relationships. In this connection, the Company and each of its subsidiaries has agreed not to (without the prior written consent of THORN), among other things, (i) amend its Certificate of Incorporation or Bylaws, (ii) authorize, issue, deliver or sell additional shares (except as required by existing Company Option Plans), (iii) split, combine or reclassify any of its shares or pay any dividend or distribution thereon (other than a regularly scheduled dividend on its Preferred Stock), (iv) incur any indebtedness for borrowed money or to issue any debt securities or to mortgage or pledge any of its assets, (v) subject to any exceptions for discretionary bonus amounts which may be paid prior to the Effective Time in an aggregate amount not exceeding $1,400,000 and accrued bonus amounts becoming due and payable in accordance with the terms of any plans or arrangements in effect as of the date of the Merger Agreement, enter into, adopt, amend or terminate any employee benefit plan or pay any benefit not required by any plan or arrangement in effect as of the date of the Merger Agreement or accelerate the terms for payment of any benefit, (vi) acquire, sell, lease or dispose of any assets outside the ordinary course of business or enter into any contract, agreement, commitment or transaction outside the ordinary course of business consistent with past practice; provided, however, that the Company will sell the land, building and equipment used by the Company as its home office in exchange for consideration equal to an appraisal amount of not less than $500,000, (vii) change any of the accounting principles or methods of application of said principles or practices, (viii) except as set forth in Schedule 5.1 to the Merger Agreement, acquire any corporation, partnership or other business organization or division thereof or authorize any new capital expenditure or expenditures which individually are in excess of $25,000 or settle any litigation for amounts in excess of $5,000 or enter into or amend any contract agreement, commitment or arrangement with respect to any of the foregoing, (ix) make any tax election or settle or compromise any tax liability other than in the ordinary course of business, (x) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practice and in accordance with the terms of such liabilities or obligations, (xi) delay or defer payment of accounts payable or other obligations of the Company or any of its subsidiaries or accelerate collection of receivables or other obligations due the Company or any of its subsidiaries or
(xii) take any action outside the ordinary course of business, except as specifically permitted by the Merger Agreement. The Company has agreed to give THORN and Acquisition and their counsel, financial advisors, auditors and other authorized representatives access to employees, landlords, suppliers, customers, vendors and facilities and to the books and records of the Company prior to the Effective Time.

         No Solicitation. The Merger Agreement provides that the Company and its subsidiaries will not solicit, initiate or encourage any inquiries or proposals and will not engage in negotiations or discussions or agree to or approve any other party's acquisition proposal, whether directly or indirectly, or through any officer, director, employee, representative or agent. The Board may, however, engage in negotiations or discussions with other potential acquirers that make an unsolicited proposal to acquire the Company if the Board of Directors concludes that it is required to do so in accordance with the Directors' fiduciary obligations to the Company and its stockholders under applicable law. The Company is required to notify THORN within 12 hours of receipt of any acquisition proposal, or any request for non-public information in connection with any acquisition proposal.

         Expenses of the Merger. Under the Merger Agreement, each party is required to bear its own expenses and costs in connection with the Merger Agreement and the transactions contemplated thereby. Under the terms of the Merger Agreement, if the Company's transaction expenses, including legal and accounting fees, financial advisor fees, and printing and mailing costs, exceed $250,000, THORN and Acquisition would not be required to effect the Merger.

         Payment for Common Stock. The conversion of the Common Stock into the right to receive the Purchase Price will occur at the Effective Time without regard to the dates on which certificates formerly representing Common Stock are physically surrendered.
Prior to the Effective Time, THORN will designate an agent (the "Paying Agent") to effectuate the exchange of certificates formerly representing shares of Common Stock for the Purchase Price. The Merger Agreement requires that on or prior to the date of the Merger, THORN or Acquisition will deposit with the Paying Agent the funds necessary to pay the Purchase Price. Prior to the Effective Time, a "Letter of Transmittal" will be made available to and, promptly following the Effective Time, will be mailed to all stockholders for use in surrendering their stock certificates to the Paying Agent for payment. Upon surrender of a certificate for cancellation to the Paying Agent together with a duly executed and completed Letter of Transmittal, the holder of such certificate will be entitled to receive in exchange and in cash, without interest, an amount equal to the Purchase Price multiplied by the number of shares of Common Stock formerly represented by the surrendered certificate, and the surrendered certificate will be canceled. Until surrender and exchange, each such certificate
(other than certificates representing shares of Common Stock held by THORN, Acquisition, the Company or any subsidiary thereof or by individuals who have perfected their appraisal rights pursuant to the DGCL) shall represent solely the right to receive the Purchase Price. STOCKHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

         Settlement of Litigation. The Merger is conditioned upon the dismissal, with prejudice, of all claims and counterclaims in the THORN Lawsuit and the mutual release from liability of all parties to the claims and counterclaims with respect to the subject matter of the THORN Lawsuit.

         Directors and Officers. The Merger Agreement provides that if Acquisition, THORN or their affiliates purchase shares of Common
Stock pursuant to the Advantage Agreement, Acquisition shall be entitled to designate a majority of the Board, and the Company, upon request by Acquisition, will promptly either increase the size of the Board or use its reasonable best efforts to secure the resignation of such number of directors as is necessary to enable Acquisition's designees to be elected to the Board and shall cause Acquisition's designees to be so elected. Additionally, promptly upon request by Acquisition, the Company will use its reasonable best efforts to cause persons designated by Acquisition to constitute the same percentage as is on the Board of (i) each committee of the Board, (ii) each board of directors of each subsidiary of the Company designated by Acquisition, and (iii) each committee of each such board. The Company's obligation to appoint designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Acquisition has indicated to the Company that it has no current plans to designate any directors to the Board prior to the Effective Time.

         The Merger Agreement also provides that following any election or appointment of Acquisition's designees pursuant to the Merger
Agreement and prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or Bylaws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of THORN or Acquisition or any waiver of any of the Company's rights thereunder, will require the concurrence of a majority of the directors of the Company then in office who are not designees of Acquisition.

Federal Income Tax Consequences of the Merger

         This discussion summarizes the material anticipated federal income tax consequences of the Merger to United States persons (i.e., U.S. citizens or residents, domestic corporations, domestic partnerships, and trusts or estates that are subject to federal income tax regardless of the source of their income) who own shares of Common Stock.

         The receipt of cash for Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes, and also may be a taxable transaction under applicable state, local, foreign and other tax laws.

         In general, a stockholder will recognize gain or loss equal to the difference between such stockholder's tax basis in the Common
Stock sold and the amount of cash received in exchange therefore.
Such gain or loss will be capital gain or loss if the Common Stock is a capital asset in the hands of the stockholder and will be long-term capital gain or loss if the holding period for the Common Stock is more than one year. Under present law, net capital gains (i.e. net long-term capital gains less net short-term capital losses) of noncorporate stockholders are taxable at a maximum federal income tax rate of 28%. Various proposals are, at the date of this Proxy Statement, before Congress, which could result in the lowering of the maximum capital gains rate for noncorporate stockholders. At this time it is impossible to say whether any of these proposals will be adopted and, if adopted, what the effective date of such changes might be.

         BECAUSE THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT NECESSARILY SET FORTH ALL OF THE TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO A PARTICULAR STOCKHOLDER, STOCKHOLDERS
SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX
CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES,
INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL,
FOREIGN AND OTHER TAX LAWS.

Regulatory Approvals

         The HSR Act provides that certain transactions may not be consummated unless specific information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and specific waiting period requirements have been satisfied. The consummation of the Merger is subject to such requirements. Regulations promulgated by the FTC under the HSR Act require that notification and report forms (the "Forms") be filed by the Company and THORN with the Antitrust Division and the FTC with respect to the Merger and the Merger may not be consummated until thirty (30) days after receipt of the Forms by the Antitrust Division and the FTC, unless such 30 day period is earlier terminated by such agencies. On July 17, 1995, THORN and the Company filed the Forms with the FTC and the Antitrust Division relating to the Merger and requested early termination of the 30 day waiting period. The waiting period requirement was satisfied by the passage of time on August 17, 1995 without comment from the FTC.

         Except as described above, the Company is not aware of any license or regulatory permit that is material to its business that might be adversely affected by the Merger, nor of any approval or other action by any governmental, administrative or regulatory agency or authority, other than those that have already been obtained, that would be required in connection with the Merger.

Accounting Treatment of Merger

         The Merger will be accounted for under the "purchase" method of accounting.

Certain Effects of the Merger

         At the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Acquisition will vest in the surviving corporation, and all debts, liabilities, restrictions, disabilities and duties of the Company and Acquisition will become the debts, liabilities, restrictions, disabilities and duties of the surviving corporation. The certificate of incorporation of Acquisition in effect immediately prior to the Effective Time will be the certificate of incorporation of the surviving corporation until amended in accordance with applicable law. The bylaws of Acquisition in effect at the Effective Time will be the bylaws of the surviving corporation until amended in accordance with applicable law. The officers and directors of Acquisition at the Effective Time will become the officers and directors of the surviving corporation.
The Company is currently subject to the information filing requirements of the Exchange Act, and in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial statements and other matters. As a result of the Merger, THORN will be the sole stockholder of the Company. The Company will apply to the Commission for the deregistration of the Common Stock under the Exchange Act, and as a result the Company will no longer be subject to the reporting requirements of the Exchange Act. Additionally, trading in the shares of Common Stock on NASDAQ will cease immediately following the Effective Time.

Appraisal Rights

         In the event the Merger is consummated, record holders of Common Stock who do not vote in favor of adoption of the Merger Agreement and who perfect their appraisal rights have the right to seek payment in cash of the fair value of their shares of Common Stock by complying with section 262 of the DGCL ("Section 262").

         THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX D TO THIS PROXY STATEMENT. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

         Under the DGCL, holders of shares of Common Stock who follow the procedures set forth in Section 262 will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of the interest, as determined by such court. Under Section 262, a corporation must give 20 days prior notice to its stockholders that a merger proposal will be submitted for approval at a meeting of the stockholders, and must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This Proxy Statement shall constitute such notice to the holders of shares of Common
Stock and a copy of Section 262 is attached to this Proxy Statement as Annex D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so, should review the following discussion and Annex D carefully because failure to comply timely and properly with the procedures specified will result in the loss of appraisal rights under the DGCL.

         A HOLDER OF SHARES OF COMMON STOCK WISHING TO EXERCISE HIS APPRAISAL RIGHTS (1) MUST NOT VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER, AND (2) MUST DELIVER TO THE COMPANY, AS THE SURVIVING CORPORATION IN THE MERGER, PRIOR TO THE VOTE ON THE MERGER AGREEMENT AT THE SPECIAL MEETING TO BE HELD ON DECEMBER 20, 1995, A WRITTEN DEMAND FOR APPRAISAL OF HIS SHARES OF COMMON STOCK. IN ADDITION, A HOLDER OF SHARES OF COMMON STOCK WISHING TO EXERCISE HIS APPRAISAL RIGHTS MUST HOLD OF RECORD SUCH SHARES ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE AND MUST CONTINUE TO HOLD SUCH SHARES THROUGH THE EFFECTIVE DATE.

         Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his name appears on his stock certificate(s). If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker, who holds shares of Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Common Stock as to which appraisal is sought and where no number of shares of Common Stock is expressly mentioned the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. Stockholders who hold their shares of Common
Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee. ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO THE COMPANY AT 9323 EAST 37TH STREET NORTH, WICHITA, KANSAS 67226, ATTENTION: R. EDWARD BRAUSA, GENERAL COUNSEL.

         Within 120 days after the Effective Time, but not thereafter, the Company or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware
Court of Chancery demanding a determination of the "fair value" of the shares of the Common Stock held by any such stockholders. The Company is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the holders of the Common Stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in
Section 262.

         Within 120 days after the Effective Time, any holders of the Common Stock who have complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock not voted in favor of approval and adoption of the Merger Agreement and the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed to such holders of the Common Stock within ten days after a written request has been received.

         If a petition for appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the "fair value."
Stockholders considering seeking appraisal should be aware that the "fair value" of their shares of Common Stock as determined under
Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Common Stock.
The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Common Stock entitled to appraisal.

         Any holder of shares of Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Common Stock as of a date on or prior to the Effective
Time).

         If any stockholder who properly demands appraisal of his or its shares of Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, his or its right to appraisal, as provided in the DGCL, the shares of Common Stock of such stockholder will be converted into the right to receive the Purchase Price in accordance with the Merger. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers to the Company a written withdrawal of his demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Company. No appraisal proceeding in the Court of Chancery may be dismissed without the approval of the Court.

         Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights, in which event a stockholder will be entitled to receive the Purchase Price in accordance with the Merger Agreement.

                      MARKET PRICES OF THE COMMON STOCK
                              AND DIVIDEND POLICY

Market Information

         The Common Stock is traded in the NASDAQ under the symbol "ADVG." As of August 21, 1995, there were approximately 1,156 stockholder accounts for the Common Stock, including record holders and persons holding securities in street name. On November _____, 1995, the last trading day before the printing of this Proxy Statement, the high and low sales prices of the Common Stock were $_____________ and $______________, respectively. On September 25,
1995, the last trading day before the public announcement of the execution of the Merger Agreement, no shares of Common Stock were traded. The last day prior to the public announcement of the execution of the Merger Agreement on which shares of Common Stock were traded was August 31, 1995 and the high and low sales prices of the Common Stock on that day were $17.50 and $17.50, respectively. On July 7, 1995, the last trading day before the public announcement that the Company and THORN had entered into a Letter of Intent regarding a Merger contemplating a distribution to the Company's public stockholders of $18.50 per share, the high and low sales prices of the Common Stock were $17.00 and $16.00, respectively. Set forth below, for the periods indicated, is quarterly price information for the Common Stock as reported by NASDAQ. The information reflects the high and low sale prices in the National Market System.

                                                        High          Low
Fiscal 1994 (traded as COMCOA, Inc.)
    1st Quarter. . . . . . . . . . . . . . . . . . .    14 3/4      12 1/4
    2nd Quarter. . . . . . . . . . . . . . . . . . .    15 3/4          12
    3rd Quarter. . . . . . . . . . . . . . . . . . .    17 1/4          12
    4th Quarter. . . . . . . . . . . . . . . . . . .    15 3/4          14

                                                         High         Low
Fiscal 1995 (traded as COMCOA, Inc. until January 4, 1995)
    1st Quarter. . . . . . . . . . . . . . . . . . .    15 1/4          14
    2nd Quarter. . . . . . . . . . . . . . . . . . .    15            13 3/4
    3rd Quarter. . . . . . . . . . . . . . . . . . .    14 1/2          13
    4th Quarter. . . . . . . . . . . . . . . . . . .    18 1/4        13 5/8


                                                        High           Low
Fiscal 1996
    1st Quarter. . . . . . . . . . . . . . . . . . .    16 3/4        15 1/4
    2nd Quarter. . . . . . . . . . . . . . . . . . .    17            15 1/4
    3rd Quarter. . . . . . . . . . . . . . . . . . .    17 3/4        16 3/4

         Dividends. No cash dividends have ever been declared or paid on the Common Stock. The Company has adhered to a policy of reinvesting all earnings and does not anticipate paying any cash dividends on Common Stock prior to the Effective Time. The Company has paid regular quarterly dividends on its Preferred Stock, but such payments have been suspended by agreement with the holders of the Preferred Stock following the payment of the July 31, 1995 Preferred Stock dividend.


                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of October 6, 1995, obtained from information furnished by the persons named below, concerning the beneficial stock ownership of each person known to the Company who may be deemed to be the beneficial owner of more than five percent of its voting securities. Each beneficial owner has sole investment and voting powers with respect to such securities except as otherwise noted.

                           Amount and Nature of Beneficial Ownership
                                     Title of Class

Name and address               Common        Preferred              Percentage
of Beneficial Owner            Stock         Stock       Total(2)    Owned (2)
Daniel J. Taylor (1)         960,750         3,800      1,150,750      26.0%
9323 East 37th St. North
Wichita, Kansas 67226-2000

Robert W. Moore (1)          849,310         3,900      1,044,310      23.5%
3600 West Main
Norman, Oklahoma 73072

Daniel M. Carney (1)         797,600         2,300        912,600      20.9%
8100 E. 22nd North
Building 1900
Wichita, Kansas 67226

Leslie G. Rudd (1)           661,262           --         661,262      15.6%
314 Galena
Aspen, Colorado 81611

(1) As a result of the Advantage Agreement, all shares of Common Stock and Preferred Stock owned by Messrs. Taylor, Moore, Carney and Rudd may also be deemed to be beneficially owned by THORN.

(2) Based on 4,242,938 shares of Common Stock actually outstanding at October 6, 1995, and assumes, for the purpose of calculating this percentage, that all shares of Preferred Stock owned only by this individual are converted into Common Stock at the stated conversion rate of 50 to 1, thus increasing the total number of shares deemed to be outstanding. Until converted, there are no voting powers with respect to the Preferred Stock.


      The following table sets forth certain information as of October 6, 1995, concerning the number of shares of Common Stock and Preferred Stock beneficially owned by each director and officer of the Company and by the directors and officers of the Company as a group. For purposes of this table, all shares of Common Stock underlying options are considered beneficially owned. Each beneficial owner has sole investment and voting powers with respect to such securities except as otherwise noted. The Common Stock and Preferred Stock are the only classes of its equity securities with shares beneficially owned by any of the Company's officers or directors.

                  Amount and Nature of Beneficial Ownership
                            Title of Class

Name of                 Common       Preferred                      Percentage
Beneficial Owner        Stock        Stock           Total (1)       Owned (1)
Daniel J. Taylor       960,750        3,800          1,150,750        26.0%
Robert W. Moore        849,310        3,900          1,044,310        23.5%
Daniel M. Carney       797,600        2,300            912,600        20.9%
William A. Simon       128,967 (2)       --            128,967         2.9%
A. Tracy Burton        107,017 (3)       --            107,017         2.5%
James G. Steckart       64,000 (4)       --             64,000         1.5%
Thomas R. Kennalley      9,000 (5)       --              9,000         0.2%
All directors and
officers as a group
(7 persons)           2,916,644      10,000           3,416,644        70.7%

(1) Based on 4,242,938 shares of Common Stock actually outstanding at October 6, 1995, and assumes, for the purpose of calculating these totals and percentages, that all shares of Preferred Stock owned by the individual on this line of the table are converted into Common Stock at the stated conversion rate of 50 to 1, and that options to purchase Common Stock pursuant to the Company's 1988 Incentive Stock Option Plan held by this individual that are exercisable within 60 days are exercised, thus increasing the total number of shares deemed to be outstanding.

(2) Includes 24,000 authorized but unissued shares subject to unexercised options to purchase Common Stock granted under the Company's 1988 Incentive Stock Option Plan and 20,000 unissued shares subject to an unexercised nonqualified option to purchase Common Stock granted in February 1990 and restated and extended in January 1995. Also, includes 1,500 shares owned by Mr. Simon's spouse of which Mr. Simon disclaims beneficial ownership.

(3) Includes 20,000 authorized but unissued shares subject to unexercised options to purchase Common Stock granted under the Company's 1988 Incentive Stock Option Plan.

(4) Reflects 14,000 authorized but unissued shares subject to unexercised options to purchase Common Stock granted under the 1988 Incentive Stock Option Plan. Also, includes 50,000 unissued shares subject to an unexercised non-qualified option to purchase Common Stock granted in July 1993.

(5) Reflects 9,000 authorized but unissued shares subject to unexercised options to purchase Common Stock granted under the Company's 1988 Incentive Stock Option Plan.


             BUSINESS INFORMATION CONCERNING THE COMPANY

General Information on Business

    The Company was incorporated in 1994. It is a holding company with three wholly owned operating subsidiaries, COMCOA, AdvantEdge and Rental Corp.

    COMCOA was incorporated in 1983. COMCOA'S original line of business was designing, installing and servicing computer-controlled PBX and key telephone systems. COMCOA began transitioning into the Rent-A-CenterTM franchise store business in the spring of 1984 and sold its telephone business and the related assets in November of 1984. Since the spring of 1987, the Rent-A-CenterTM franchise store business has been COMCOA's exclusive line of active business. COMCOA completed wrapping up and terminating all of its transition, financial and management commitments from its prior lines of business during fiscal 1993.

    COMCOA currently has franchise rights to open and operate Rent-A-CenterTM stores for all of Florida and for certain portions of Mississippi, Alabama and Georgia pursuant to franchise agreements with THORN. Rent-A-CenterTM stores rent, generally on a weekly or monthly basis, household durable goods such as television sets and other consumer electronic equipment, major appliances and household furniture.

    Today, COMCOA operates 99 Rent-A-CenterTM stores in its franchise territories, with 91 stores located in Florida, 2 in Mississippi, 4 in Alabama and 2 in Georgia. COMCOA acquired 10 of the stores in October of 1989 by an acquisition of all of the stock of an affiliated company, Gulf States Rental Corp ("Gulf States"). See "BUSINESS INFORMATION CONCERNING THE COMPANY - General Information on Business - Expansion" below. Five of the stores were opened by COMCOA during the fiscal year 1990. Ten of the stores were opened by COMCOA during the fiscal year 1991, 1 store was opened during the fiscal year 1992, 4 stores were opened during the fiscal year 1993, 10 stores were opened in the fiscal year 1994, and 5 stores were opened in the fiscal year ended January 22, 1995. Since
January 22, 1995 COMCOA has opened 5 and relocated 2 stores.

    On January 22, 1995, the Company acquired 100% of the issued and outstanding shares of stock of AdvantEdge from Mr. Taylor, the Chairman of the Board of the Company. AdvantEdge had operated a rental store in Denver for approximately three months. As of the present time, AdvantEdge has a total of 7 store locations, 4 stores in Colorado, and 3 stores in Indiana. The Colorado store locations are operated independently by AdvantEdge and the Indiana stores are operated by a general partnership in which AdvantEdge and Rental Corp. are the sole general partners. These stores are not part of the Rent-A-CenterTM franchise operated by COMCOA. Presently, the operations of AdvantEdge and Rental Corp. comprise less than approximately 3% of the total consolidated revenues of the Company.

    Operations of Rental-Purchase Stores. COMCOA and AdvantEdge stores are operated in accordance with separate and distinct policies and procedures that management believes maximize profit potential and the efficiency of operations.

    Customers order rental merchandise at the store or by telephone. A sufficient quantity of rental merchandise is held at all store locations, or is available from local distributors, to fill customer orders promptly. During the term of a rental agreement, all service and repair is provided at no additional cost to the customer, unless the problem was caused by the customer's neglect or misuse of the merchandise. In many instances, this obligation is met by delivering a substitute unit to be used until the customer's rented unit is repaired.

    Rental agreements provide that the customer may rent merchandise under terms ranging from one week to one month. Rent is collected in advance for each rental period, and no down payment or deposit is required. At the end of the term, the customer may elect to renew the agreement by making an advance rental payment for the next term or may terminate the agreement without further obligation. If the customer decides not to renew the rental agreement, the merchandise is returned by the customer, or picked up, and is then available for rent to another customer.

    If the customer elects to renew the rental agreement for a specified period of continuous terms, the customer will own the rental unit. Historically, the term was usually 78 weeks but during the 1995 fiscal year COMCOA and AdvantEdge began offering customers a variety of payment options including a retail cash purchase option.

    A majority of customers make rental payments in person by cash or money order. Generally credit cards are not accepted. The rental agreement provides for payment of a late fee when a customer desires to renew a rental agreement after failing to make a payment on a scheduled renewal or termination date.

    Formal credit investigations of customers prior to entering into a rental agreement are not conducted, although income sources, residence and other information furnished by customers are verified and evaluated. Established procedures are followed when rental payments are missed or rental agreements are otherwise terminated by customers.

    COMCOA stores are typically located in leased space in strip or similar shopping centers which have larger "anchor" tenants. The Company's Rent-A-CenterTM stores typically range in size from 3,000 to 5,000 square feet. Each store is typically manned by two managers and two to four account managers. Eight percent (8%) of COMCOA's advertising and promotional budget is expended in national cooperative advertising in conjunction with Rent-A-CenterTM and its remaining franchisees.

    AdvantEdge operations are distinguished from the Rent-A-CenterTM operations in a number of ways. AdvantEdge stores are typically larger (6,000 to 8,000 square feet) and focus on larger merchandising areas with a more traditional retail look. As distinguished from COMCOA's Rent-A-CenterTM stores, the AdvantEdge stores are typically near high-volume roadways and are similar in appearance to other retail furniture and appliance stores or outlets. AdvantEdge's marketing and promotion has targeted a more upscale market in addition to the traditional customer base. Unique lighting, display and other trade dress are all intended to reinforce AdvantEdge's upscale appeal.

    Products. The products rented by COMCOA and AdvantEdge include a variety of brands, styles and models of television sets, audio equipment, video cassette recorders, washers and dryers, refrigerators and freezers, microwave ovens, furniture and jewelry. Products include name brand products and, to a lesser extent, minor brand products generally in lower price ranges.

    COMCOA and AdvantEdge purchase products directly from manufacturers or distributors. Although the Company presently expects to continue relationships with its existing suppliers, there are numerous sources of products, and the Company does not believe its operations are dependent on any one or more of its present suppliers.

    Expansion. COMCOA signed its original Development Agreement (the "Development Agreement") with THORN on May 29, 1984, which bound COMCOA to a 6 year, 27 store development commitment and schedule. Over the years since 1984, COMCOA and THORN have regularly updated and modified COMCOA's development commitments to accommodate its ability to move rapidly on the opportunities available in COMCOA's franchise territories.

    COMCOA opened its first 2 Rent-A-CenterTM stores during the last half of fiscal 1985 and pursued an aggressive program of expansion for several years, resulting in the creation of a 50 store operation in place at January 23, 1989, the beginning of fiscal 1990. COMCOA, determined to pursue a slower and more deliberate course of expansion in fiscal 1990, concentrated its efforts in markets where it already had a presence. In fiscal year 1990
COMCOA opened 5 new stores compared to 20 new stores during the
prior year.    On October 2, 1989, COMCOA obtained additional
franchise territory (in Alabama, Florida, Georgia and Mississippi) and 10 Rent-A-CenterTM stores by acquiring all of the issued and outstanding capital stock of Gulf States, an affiliated franchisee. Following the acquisition, Gulf States was liquidated and all of its assets were distributed to COMCOA. Adding the 10 established stores obtained in the Gulf States acquisition, COMCOA ended the year on January 28, 1990 with 65 stores in operation. COMCOA opened 10 new stores during the 1991 fiscal year, one new store during the 1992 fiscal year, 4 new stores during the 1993 fiscal year, 10 new stores during the 1994 fiscal year, and five new stores during fiscal 1995. With 5 stores added and 2 stores relocated this year, COMCOA now has a total of 99 stores in operation.

    During calendar 1993 COMCOA substantially revised its franchise arrangements with THORN. On October 29, 1993, COMCOA entered into its Seventh Addendum Agreement, a new Development Agreement, and a new Franchise Contract. The Development Agreement expands COMCOA's franchise rights to a minimum of 104 stores, and extends its development commitments and rights, at the rate of one to four new stores per year through March 31, 2000. The primary change in the new arrangements with THORN was to stretch out the length of time COMCOA has to open its 104th store and to exercise early its 10 year options on its first 84 stores on terms COMCOA believes to be favorable.

    COMCOA's current agreement with THORN provides that upon the successful completion of 104 stores, COMCOA has a right of first refusal to purchase options to develop additional Rent-A-CentersTM in its assigned areas under THORN's then current terms and conditions for franchise agreements. Though COMCOA's agreement does not require THORN to grant options to open more than 104 stores in COMCOA's territory, COMCOA does have the right of first refusal to exercise any such option that THORN may grant. Failure to meet its store commitment schedule would be a breach of COMCOA's Development Agreement. Such a breach could trigger several contract remedies for THORN, including the right to terminate COMCOA's option to open any more new stores, the right to reduce the number of stores and the size of the territory covered under the Development Agreement, the right to terminate COMCOA's territorial exclusivity, and any combination of these remedies. COMCOA's franchise rights for stores already opened would not be affected by a development commitment schedule breach. If the Merger does not occur, COMCOA should be able to meet its current commitment to have open 104 stores by March 31, 2000.

    Under the existing Development Agreement as currently modified, at the time each store is opened, THORN enters into a franchise agreement with COMCOA for that store. At that time, COMCOA pays a franchise fee of $15,000, in addition to the $10,000 per store that was paid at the time the applicable Development Agreement or Addendum Agreement was signed. In addition, royalty fees are 3% of gross receipts for the first 12 months that a store is open and 5% of gross receipts thereafter. The first 32 stores are capped at 4% until their 10 year anniversaries based upon the original agreement. The first such occurrence was October 4, 1994. The term of each franchise agreement is for 10 years with a right to renew for an additional term of 10 years. The terms of the franchise agreements for the first 84 stores were extended by 10 years pursuant to an October 29, 1993 Addendum Agreement.

    The initial investment in each Rent-A-CenterTM store has been approximately $210,000 (not including franchise fees), with additional investment in retail merchandise being required as rental volume increases. Historically, management has found that it has been able to finance its investment in Rent-A-CenterTM stores through a revolving note with a bank and by the use of internally generated funds. It is anticipated that these resources will continue to be adequate to finance the Companies' expansion plans.

    In addition to its original store in Denver, AdvantEdge has recently opened 6 additional stores, 3 in Colorado and, in a partnership with Rental Corp., 3 in Indiana. The initial investment in each AdvantEdge store is approximately $400,000, which has been financed by the use of internally generated funds.

    Since the execution of the Letter of Intent on July 9, 1995, the Company's expansion plans, with respect to both Rent-A-CenterTM and AdvantEdge stores, has effectively been halted. If the Merger is not consummated, the Company would expect to resume expansion under its preexisting plans.

    Competition. The consumer durable goods rental business is highly competitive. According to estimates cited by the Association of Progressive Rental Organizations ("APRO"), an industry trade association, as of February 1995, there were approximately 7,500 outlets in the United States, the principal business of which is to provide television sets and other major home appliances under rental agreements containing ownership options. In addition, competition exists from other sources, such as retail stores and rental stores offering short-term rental without purchase options, and competition may arise from new sources having the expertise and resources to enter our markets either through expansion of operations or acquisitions.

    The primary methods of competition in the consumer durable goods rental business are rental terms and prices, but other important competitive factors include quality and training of store personnel, inventory selection, product availability, prompt customer service and delivery, convenient locations, advertising and promotions. Increased competition has resulted in shrinking profit margins, but management believes that the Company's size, ability to effectively execute the business, its product mix, advertising, purchasing power and effective marketing programs give strong, competitive positions to COMCOA and AdvantEdge in the markets where they operate.

    The Company's business is not dependent upon any single dominant customer or supplier.

    Other Information. The Company and its subsidiaries have approximately 730 employees, 200 of whom are part-time. Operations are somewhat seasonal, with sales strongest from October until April (its 4th and 1st quarterly periods) and tapering off in late spring until the end of September (its 2nd and 3rd quarterly periods).

    The Company manages its business based upon 4-week internal accounting periods. As a result, its quarterly data consists of three 4-week accounting periods for each of its first three fiscal quarters and four 4-week periods in its last fiscal quarter.

    Compliance with Environmental Laws and Regulations. The Company and its subsidiaries have not experienced any material effects upon their capital expenditures, earnings or competitive position attributable to compliance with federal, state or local laws and regulations governing the discharge of materials into the environment, or otherwise relating to the protection of the environment. The Company and its subsidiaries did not make material capital expenditures for environmental control facilities for the fiscal year ended January 22, 1995, and they do not anticipate that they will be required to make any material expenditures for such items for the current or the succeeding fiscal year.

    Regulations. Operations are subject to state laws in Alabama, Colorado, Florida, Mississippi, Indiana and Georgia. These laws distinguish "rental-purchase option agreements" from consumer credit and consumer retail installment sales transactions. The laws currently in force in these states generally require certain contractual and point-of-sale disclosures concerning the rental terms and detailed information about the nature and cost of the customer's purchase and ownership options. They do not subject rental agreements to state usury laws. The Company has supported the adoption of such laws because it recognizes the unique nature of rental-purchase option agreements and provide clarification and useful information for the customer and a stable regulatory environment.

Properties
    The Company's headquarters office consists of approximately 17,000 square feet of office space purchased during fiscal 1995 and located in Wichita, Kansas at 9323 East 37th Street North. PMC, a corporation controlled by Mr. Taylor, has entered into an Agreement of Purchase and Sale with the Company to purchase the real estate and certain equipment and furnishings contained therein for the sum of $890,000. It is anticipated that the sale of property by the Company will occur immediately prior to the Merger. See "THE MERGER - Interests of Certain Persons in the Merger - Real Estate Transaction."

    The wholly owned operating subsidiaries of the Company, COMCOA, AdvantEdge, and Rental Corp. have leased all store location sites. Leased stores range in size from approximately 3,000 to 8,000 square feet. Generally, sites are targeted which are in shopping centers that include other anchor tenants. Most leases have initial terms of three years and include multiple options of three to four years each. The Company believes that the aforementioned facilities are adequate and suitable for the business and administrative activities of the Company.

Legal Proceedings

    THORN (doing business as Rent-A-CenterTM), franchisor of COMCOA and of Tidewater, filed a lawsuit in the District Court of Sedgwick County Kansas on December 27, 1994. The named corporate defendants are the Company, COMCOA, Tidewater and AdvantEdge. In addition to corporate entities, the suit named Messrs. Taylor, Steckart, and employees Messrs. Bunn, Doerr and Stanko as defendants. With regard to all individuals except Mr. Taylor, THORN alleges violation or potential violation of non-disclosure or confidentiality provisions of staff and managerial employee agreements (and, therefore, violation of the Kansas Trade Secrets
Act) entered into by the individual defendants when they were employed by Rent-A-Center, Inc. THORN seeks the court's determination of the efficacy of the employee agreements and injunctive relief to enforce compliance with the non-disclosure provisions.

    With regard to the corporate defendants, plaintiff has alleged unfair competition, various breaches of contract of applicable franchise contracts and development agreements and violations of the Kansas Trade Secrets Act, asserting defendants have disclosed or potentially will disclose Rent-A-CenterTM proprietary and confidential information in connection with the development and the operation of AdvantEdge's competing rent-to-own stores. THORN further alleges that the Company's development and operation of AdvantEdge is violative of the in-term non-competition provisions of applicable franchise contracts and development agreements.
THORN seeks declaratory judgment and injunctive relief on these claims.

    An Answer and Counterclaim was filed on behalf of all defendants on January 31, 1995, denying violation of applicable contracts and agreements and seeking declaratory relief regarding defendants' course of action. On July 18, 1995, THORN obtained an Order of the District Court staying proceedings until November 30, 1995 for the expressed purpose of allowing the parties time to settle their disputes "through certain acquisitions." The Company expects this stay to be extended by THORN until January 31, 1996. Prior to the stay, the case had been in the discovery stage.


                       SELECTED FINANCIAL DATA

    The following table sets forth selected consolidated financial data for the Company and subsidiaries for the fiscal years noted and for the thirty-six ending October 1, 1995 and October 2, 1994. The year-end data is from audited financial statements of the Company. The thirty-six weeks information has been derived from the unaudited quarterly consolidated financial statements of the Company. The table should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements of the Company and the notes thereto appearing in this Proxy Statement.
                                    Selected Financial Data
                                    Advantage Companies, Inc.

                   Thirty-six Weeks
                        Ended                    Year Ended
                   10/1/95  10/2/94  1/22/95  1/23/94  1/24/93 1/26/92  1/27/91

Operating Data            (In thousands except per share data)

Revenues           $50,874   $49,082  $71,371 $67,042  $59,025 $52,876 $53,061
Net Earnings         3,41      4,540    6,261   5,818    5,041   4,053   3,500
Net Earnings per Common
   and Common Equivalent
   Share-Primary and
   Fully Diluted       .68       .90     1.25    1.15     1.00     .81     .70

Balance Sheet Data  10/1/95 10/2/94  1/22/95  1/23/94   1/24/93 1/26/92 1/27/91

Total Assets       $37,592    $32,691  $32,903 $29,405  $27,593 $22,044$21,540
Long-term debt and
capitallease
obligations           -0-        -0-     -0-     -0-     6,300    5,500   8,878
Stockholders'
Equity              29,801     24,681  26,393   21,493   15,271  11,147  6,999

Book Value per
Common Share          6.69       5.50    5.91     4.67     3.26    2.27   1.31

   The following table sets forth supplemental consolidated quarterly financial data for the Company and subsidiaries for each of the quarterly periods within the two most recent fiscal years and the thirty-six week interim period ended October 1, 1995. Such supplemental financial data has been derived from the unaudited quarterly consolidated financial statements of the Company. The table should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements of the Company and the notes thereto appearing in this Proxy Statement.

                   Supplemental Quarterly Financial Data


Fiscal Year Ended January 22, 1995:
                    FIRST QUARTER  SECOND QUARTER THIRD QUARTER FOURTH QUARTER

Revenues              $16,653,663   $16,568,493    $15,859,889  $22,289,146
Rental Income Less
Merchandise
Depreciation          $11,387,722   $11,315,045    $10,618,638  $14,784,272
Operating Income      $ 2,849,680   $ 2,539,435    $ 1,906,961  $ 2,716,630
Net Earnings          $ 1,786,970   $ 1,560,218    $ 1,193,134  $ 1,720,561
Net Earnings
Per Common Share            $ .35       $   .31          $ .24    $    .35
Weighted Average
Common and Common
Share
Equivalents            5,068,287    5,017,496        4,992,401    5,015,683

Fiscal Year Ended January 23, 1994:

Revenues              $15,847,995   $15,671,863    $15,047,627  $20,474,492
Rental Income Less
Merchandise
Depreciation          $10,953,177    $10,722,216   $10,285,748  $14,102,652
Operating Income      $ 2,775,628    $ 2,149,797   $ 1,502,548  $ 3,331,685
Net Earnings          $ 1,694,093    $ 1,486,105   $   941,003  $ 1,694,326
Net Earnings Per
Common Share           $      .34           $.30        $ .18   $      .33
Weighted Average
Common and Common
ShareEquivalents        4,992,418      5,016,110      5,088,317  5,100,147

Interim Period Ended October 1, 1995:

Revenues              $17,516,525    $17,344,349    $16,013,303      -----
Rental Income Less
Merchandise
Depreciation          $11,784,366    $11,908,288    $10,926,908      -----
Operating Income      $ 2,423,682    $ 1,796,488    $ 1,148,830      -----
Net Earnings          $ 1,527,245    $ 1,127,919    $   758,915      -----
Net Earnings Per
Common Share            $     .30         $  .22        $   .15      -----
Weighted Average
Common Share
Equivalents             5,030,640      5,034,439      5,056,201      -----

                         MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations

   Quarterly Periods Ended October 1, 1995 and October 2, 1994

   The fiscal year-end of the Company is based upon a 52- to 53-week period which ends four weeks after the last Sunday in December.
The following discussion pertains to the Company's results of operations for the 12 and 36 week periods ended October 1, 1995 and to its financial condition as of that date, as of the most recent fiscal year ended January 22, 1995.

   At the end of the third quarterly period of the current fiscal year, the Company owned and was operating 98 Rent-A-Center stores and 7 AdvantEdge Rental Purchase stores. During the same period in the previous year, the Company owned and operated 93 Rent-A-Center stores.

   Total revenue increased $153,414 or 1% compared to the same quarter last year. Total revenues attributable to AdvantEdge subsidiary were $473,386 for the quarter. The Company acquired this subsidiary in the fourth quarter of last year. This increase in revenues from AdvantEdge more than offset the decrease in revenues experienced by the Company's other subsidiary, COMCOA in its operation of Rent-A-Center stores. Total revenues of COMCOA decreased $319,972 or 2% for the quarter due to a decrease in the volume of rental agreements. Management believes that the numerous hurricanes and tropical storms affecting the southeastern United States during the quarter had a significant negative impact on the volume of rental agreements. Following is a summary of consolidated revenue changes grouped by store maturation:

                  Summary of Third Quarter Revenue Changes
                             Advantage Companies, Inc.
         Fiscal       Twelve Weeks     Twelve Weeks
No.      Year         Ended 10/1/95    Ended 10/2/94    Increase Percentage
Stores   Ended        Revenues         Revenues         (Decreae) Change
10       1996        $ 504,032         $      --       $  504,032     N/A
 6       1995          719,136           72,371           646,765    893.7%
10       1994        1,380,329        1,275,264           105,065      8.2%
 4       1993          628,551          651,949           (23,398)    (3.6%)
75   Prior to 1993  12,781,255       13,860,305        (1,079,050)    (7.8%)
105     TOTAL      $16,013,303      $15,859,889        $  153,414      1.0%

   Costs and operating expenses increased 6.5% over the same quarter in the previous year. Depreciation expenses of rental merchandise decreased 4% from the prior year, primarily due to the decrease in the number of rental agreements and the corresponding decrease in items in rental inventory. Other costs and operating expenses increased 11.5%, due primarily to growth in the number of stores open.

   Consolidated operating income for the quarter includes the loss incurred by AdvantEdge in the amount of $448,979 due to start-up costs and new store losses. Also included in consolidated operations are the Company's costs of approximately $100,000 associated with the proposed acquisition by THORN. These two factors are responsible for the majority of the 40% decrease in operating income.

   Total revenues attributable to the AdvantEdge were $832,945 for the thirty-six weeks ended October 1, 1995. This accounts for 46% of the year to date increase in total revenues. The remainder of the increase is derived from growth in COMCOA stores. Following is a summary of consolidated revenue changes grouped by store maturation:

          Fiscal    Thirty-six Weeks    Thirty-six Weeks
No. of    Year         Ended 10/1/95      Ended 10/2/94  Increase   Percentage
Stores    Opened        Revenues            Revenues     (Decrease)  Change
10         1996         $    678,776        $      --   $  678,776     N/A
 6         1995            2,015,337          156,160    1,859,177   1190.6%
10         1994            4,517,360        3,644,923      872,437     23.9%
 4         1993            2,054,223        1,997,733       56,490      2.8%
75     Prior to 1993      41,608,481       43,283,229   (1,674,748)    (3.9%)
105        TOTAL         $50,874,177      $49,082,045   $ 1,792,132     3.7%

   Costs and operating expenses increased 9% over the same thirty-six week period in the previous year, due primarily to growth in the number of stores. The increase in cost of merchandise sold is due primarily to the higher undepreciated value of merchandise purchased early or rented for the required term by customers who rented merchandise for shorter terms than previously available in a program introduced in fiscal 1995. The Company introduced the program in response to competitive pressures to offer shorter rental term requirements for ownership.

   Included in the year-to-date consolidated operating income is the loss incurred by AdvantEdge in the amount of $1,100,070, due to start-up costs and new store losses. Also included in consolidated operations are the parent company' costs of approximately $100,000 associated with the proposed acquisition by THORN Americas, Inc.
and $190,000 in legal fees to defend a lawsuit filed by THORN regarding AdvantEdge.

   Net property and equipment increased 12% since the end of the preceding fiscal year due to the opening of ten new stores during the year. Accrued compensation decreased 12% during the same period due to the payment of annual bonuses for fiscal 1995.

Fiscal 1995 and Fiscal 1994

   During the 1995 fiscal year the stockholders of COMCOA approved a plan of reorganization which resulted in COMCOA becoming a wholly-owned subsidiary of a newly-formed holding company, Advantage Companies, Inc. Stockholders of COMCOA became stockholders of the Company. The holding company structure is more flexible than a one company structure and provides enhanced opportunities for growth through the development of multiple entities.

   On the last day of the fiscal year the Company purchased the stock of AdvantEdge, a privately held company that has operated 1 rental purchase store in Denver, Colorado since November 1994. Six new AdvantEdge stores were opened during fiscal 1996 in areas outside of COMCOA's markets.

   Since the holding company transacted business only during the last 3 weeks of the fiscal year and AdvantEdge was acquired on the last day of the fiscal year, the consolidated results of operations of Advantage shown in the financial statements and discussed herein represent primarily the results of operations of COMCOA.

   COMCOA opened 5 new Rent-A-CenterTM stores during the year ended January 22, 1995, and completed the year with a total of 94 stores in operation. Revenues increase 6.5% to $71,371,191 as compared to $67,041,977 last year. The table below is a summary of revenue changes grouped by store maturation.

              SUMMARY OF 1995 REVENUE CHANGES - COMCOA, INC.

 No. of      Fiscal Year    Fiscal 1995    Fiscal 1994    Increase  Percentage
 Stores        Opened        Revenues      Revenues      (Decrease)Change
     5          1995       $    669,581  $         --    $  669,581   N/A
    10          1994          5,574,382     1,770,435     3,803,947  214.9%
     4          1993          2,935,944     2,101,132       834,812   39.7%
     1          1992            537,430       576,813       (39,383) (6.8%)
    74      Prior to 1992    61,653,854    62,593,597      (939,743) (1.5%)
    94          TOTAL       $71,371,191   $67,041,977    $4,329,214   6.5%

    COMCOA's increase in revenues this fiscal year is directly attributable to the increase in volume of rental agreements, and not increased pricing. In response to increased competition COMCOA has been aggressive in offering reduced prices and discounts in an effort to attract new customers. As a result, total revenues for the 79 mature stores (those opened in fiscal 1993 and prior) showed a slight decrease. We were, however, able to increase the number of customers in our mature stores by 5.5%. It is management's opinion that by expanding our customer base we will be able to show increases in total revenues for our mature stores over the next several years. During fiscal 1995, sales of merchandise increased 36.3% to $4,393,847 and the cost of merchandise sold increased 19.1% to $2,642,901. These increases are attributable to a new marketing strategy implemented in fiscal 1995 that provides customers with a variety of payment options, including a retail purchase option.

    Costs and operating expenses were $61,358,485 as compared with $57,282,319 in fiscal 1994, a 7.1% increase. Most of the increase relates directly to the increase in revenues. Salaries and wages increased 8.7% from fiscal 1994 without regard to the $500,000 expense in 1994 for stock compensation. This increase is due
primarily to the increase in the number of stores.   Included in
other operating expenses in fiscal 1995 is $72,000 of legal, accounting and filing fees associated with the formation of the new holding company structure. Interest expense in the fiscal year 1994 included a one-time accrual of $345,217 of interest on a proposed income tax deficiency of $1,132,571 for the year ended January 27, 1991. The income tax deficiency arose from an examination by the Internal Revenue Service of COMCOA's tax return for fiscal year 1991, which resulted in a disallowance of the method of depreciation for rental inventory used by COMCOA. COMCOA utilizes the income forecast method of depreciation, which is widely used throughout the rental-purchase industry, and which COMCOA believes most accurately matches its depreciation expense to income. The Internal Revenue Service disallowance was based upon its determination that a form of depreciation expressed in a term of years must instead be utilized. This disallowance resulted in the delay of depreciation expenses, which served to increase COMCOA's taxable income during the audited year. The increased tax was assessed against COMCOA. In fiscal 1995 COMCOA paid the increased tax, together with interest thereon, and filed a claim for refund of same. The claim has been disallowed by the Internal Revenue Service. The Company is closely following a similar case currently being litigated by another rental-purchase company against the Internal Revenue Service. The Company's strategy for pursuing its claim for refund will be influenced by the outcome of that litigation.

    During fiscal 1995 the Company purchased land and a building and remodeled the building to be used as its corporate headquarters.
The Company had leased office space in previous years. Equipment, furniture and fixtures increased $885,390 during fiscal 1995. Approximately $300,000 of this increase is related to additional equipment to furnish the Company's new building. The remainder of the increase is due to the opening of new stores. The increases in autos and trucks and leasehold improvements are both due to the growth in the number of stores open during the year. The deferred income tax benefit increased 29% during the year due to an increase in the dollar amounts of temporary differences between book and taxable income.

    COMCOA, AdvantEdge and certain employees have been named as defendants in a lawsuit filed by THORN, COMCOA's franchisor. In the suit, the plaintiff alleges disclosure or potential disclosure of proprietary information in connection with the development of AdvantEdge. The suit also alleges that such disclosures and the operation of AdvantEdge are violations of the franchise contract and employment agreements executed by certain employees during their former employment with Rent-A-Center, Inc. Before commencing the development of a second rental-purchase concept, management of Advantage obtained a favorable opinion of counsel who reviewed all relevant contracts between THORN and the Company. See "BUSINESS INFORMATION CONCERNING THE COMPANY - Legal Proceedings."

Fiscal 1994 and Fiscal 1993

    The Company opened 10 new Rent-A-CenterTM stores during the year ended January 23, 1994, and completed the year with a total of 89 stores in operation. Revenues increased 13.6% to $67,041,977 as compared to $59,025,327 last year. The table below is a summary of revenue changes grouped by store maturation.

                 SUMMARY OF 1994 REVENUE CHANGES - COMCOA, INC.

No. of    Fiscal Year     Fiscal 1994   Fiscal 1993   Increase     Percentage
Stores    Opened           Revenues     Revenues      (Decrease)     Change
10        1994           $ 1,770,435    $      --    $1,770,435          N/A
 4        1993             2,101,132      333,830     1,767,302       529.4%
 1        1992               576,813      410,779       166,034        40.4%
10        1991             6,528,619    5,919,838       608,781        10.3%
64    Prior to 1991       56,064,978   52,360,880     3,704,098         7.1%
89        TOTAL          $67,041,977  $59,025,327    $8,016,650        13.6%

    The Company's increase in revenues this fiscal year is directly attributable to the increase in volume of rental agreements, and not increased pricing.

    Costs and operating expenses were $57,282,319 as compared with $51,003,823 in fiscal 1993, a 12.3% increase. Most of the increase relates directly to the increase in revenues. Also included is a $500,000 charge to compensation related to the grant of 125,000 non-qualified stock options at $8.00 each. 50,000 options were granted to the then Vice-President - Operations and 25,000 options were granted to each of three Regional Operations Managers. Interest expense in the last fiscal year included the accrual of $345,217 for additional income taxes for the year ended January 27, 1991, as a result of an examination by the Internal Revenue Service as described above.

    The Company reached a settlement agreement in fiscal 1993 in a lawsuit it filed in 1985 against a former vendor. The settlement resulted in a gain to the Company of $400,000, which was shown as other income in fiscal 1993.
    On August 24, 1992, two of the Company's stores were extensively damaged by Hurricane Andrew. One of the stores continued operations, utilizing a temporary location until the store was rebuilt. The other store operated from a temporary location through April of 1993, and then was closed pending the construction of a permanent site. The store was reopened during fiscal 1995.
The impact on the Company's revenues and net income from the damages sustained by Hurricane Andrew was not material.

Liquidity and Capital Resources

    The Company's primary sources of funds to finance its business have been its cash flow provided from operations and bank borrowings. The funds have been used chiefly to purchase and carry additional rental merchandise for existing Rent-A-CenterTM and AdvantEdge stores as well as rental merchandise and the related assets required for the opening of new stores.

    During fiscal 1995 the net cash provided by operating activities totaled $24.85 million compared to $26.22 million for fiscal 1994.

    During the third quarterly fiscal 1996, the net cash provided by operating activities totaled $18,101,466 compared to $16,561,940 in the first thirty-six weeks of last year. The Registrant currently has a revolving note payable agreement with a financial institution that expires April 30, 1996. The note provides for a maximum amount outstanding of $5 million. Management believes that this resource, coupled with the anticipated cash flows from operations, will be sufficient to provide capital to finance existing stores.

Impact of Inflation

    Although the Company cannot precisely determine the effects of inflation on its business, it is management's belief that the effects on revenues and operating results have not been significant. The cost of rental merchandise, such as customer electronic equipment, has not changed significantly during the last three years. The Company is constantly evaluating different brands, models and suppliers in order to offer the best value to its customers and still maintain an increasingly favorable relationship between the depreciation cost of rental merchandise and rental revenues. Other costs, such as salaries and wages, have increased modestly. Rental pricing has remained constant since the Company's entrance into the rental industry.


     CERTAIN INFORMATION CONCERNING ACQUISITION AND THORN

    Acquisition is a Delaware corporation incorporated in September 1995 for the purposes of this transaction, with its principal executive offices located at 8200 East THORN Drive, Wichita, Kansas 67226-2799 (telephone number 316-636-7368). As of the date of this Proxy Statement, THORN owns all of the issued and outstanding shares of Acquisition's common stock. The board of directors of Acquisition has adopted a resolution adopting and approving the Merger Agreement and the sole stockholder of Acquisition has approved and adopted the Merger Agreement and the Merger. Acquisition has not engaged in any activities other than in connection with the Merger and the Merger Agreement. Until the consummation of the Merger, it is not anticipated that Acquisition will have any significant assets or liabilities (other than those arising under the Merger Agreement or in connection with the Merger and the transactions contemplated thereby) or engage in any activities other than those incident to its formation, the Merger and financing of the Merger.

    THORN is a wholly owned subsidiary of THORN EMI plc, a company existing under the laws of England. THORN and its franchisees conduct a rental-purchase operation in the United States, currently with 1,234 Rent-A-CenterTM stores in the United States. THORN also operates 24 Rent-A-Centre stores in Canada and 126 RemcoTM stores in 16 states. THORN has its principal executive offices located at 8200 East THORN Drive, Wichita, Kansas 67226 (telephone number 316-636-7368).


                 INDEPENDENT PUBLIC ACCOUNTANTS

    Representatives of Grant Thornton LLP, the Company's independent public accountants, are expected to be present at the Special
Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

             OTHER MATTERS TO COME BEFORE THE MEETING

    No other matters are intended to be brought before the Special Meeting by the Company nor does the Company know of any matters that are expected to be properly brought before the Special Meeting by others.

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                           By Order of the Board of Directors,



                           Brenda J. Butler
                           Corporate Secretary

Wichita, Kansas
November ___, 1995

INDEX TO FINANCIAL STATEMENTS OF ADVANTAGE COMPANIES, INC.


Independent Auditors Report. . . .  . . . . . . . . . . . . . . . . . . . F-2

Consolidated Balance Sheets as of January 22, 1995
          and January 23, 1990 . . . . . . . . . .  . . . . . . . . . . . F-3

Consolidated Statements of Earnings for the Years
          Ended January 22, 1995, January 23, 1994
          and January 24, 1993 . . . . . . . . . . . . . . .. . . . . . . F-5

Consolidated Statements of Changes in
          Stockholders' Equity for the Years Ended
          January 22, 1995, January 23, 1994 and January 24, 1993. . .. . F-6

Consolidated Statements of Cash Flows for the Years Ended
          January 22, 1995, January 23, 1994 and January 24, 1993.  . . . F-7

Notes to Consolidated Financial Statements . . . . . . . . . . .. . . . . F-9

Condensed Consolidated Balance Sheets as of
          October 1, 1995 and January 22, 1995 (unaudited) . . .. . . . .F-17

Condensed Consolidated Statements of Earnings for the
          Twelve and Thirty-six Weeks Ended October 1, 1995
          and October 2, 1994 (unaudited). . . . . . . . . . . .  . . . .F-18

Condensed Consolidated Statements of Cash Flows for the
          Thirty-six Weeks ended October 1, 1995 and
          October 2, 1994 (unaudited). . . . . . . . . . . .. . . . . . .F-19

Notes to Condensed Consolidated Financial Statements (unaudited) .. . . .F-20

          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors
Advantage Companies, Inc.

We have audited the accompanying consolidated balance sheets of Advantage Companies, Inc. and Subsidiaries as of January 22, 1995 and January 23, 1994, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended January 22, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advantage Companies, Inc. and Subsidiaries as of January 22, 1995 and January 23, 1994, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended January 22, 1995 in conformity with generally accepted accounting principles.



                              GRANT THORNTON LLP
Wichita, Kansas
March 17, 1995

         ADVANTAGE COMPANIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS


                              ASSETS
                                             January 22,      January 23,
                                                1995             1994
CURRENT ASSETS
   Cash and cash equivalents               $ 2,304,731        $ 2,226,210
   Other receivables                            80,871             78,259
   Prepaid expenses                            311,721            407,736
   Deferred income tax benefit                  34,314            727,641

         Total current assets                3,231,637          3,439,846


RENTAL MERCHANDISE - AT COST                36,211,442         33,876,510
   Less accumulated depreciation            17,693,810         17,231,003

                                            18,517,632         16,645,507


PROPERTY AND EQUIPMENT - AT COST
   Land                                         26,400             -
   Building and improvements                 1,050,763             -
   Equipment, furniture and fixtures         4,975,912          4,090,522
   Automobiles and trucks                    5,481,732          5,020,710
   Leasehold improvements                    3,601,735          3,059,147

                                            15,136,542         12,170,379
   Less accumulated depreciation
       and amortization                      7,006,358          5,407,022

                                             8,130,184          6,763,357

OTHER ASSETS
   Franchise fees - at cost less accumulated
       amortization of $1,398,303 in 1995 and
       $1,168,475 in 1994                    1,008,947          1,191,525
   Deferred income tax benefit                1,683,819         1,296,264
   Other                                        330,384            68,434
                                              3,023,150         2,556,223

                                            $32,902,603       $29,404,933

The accompanying notes are an integral part of these statements.

                             LIABILITIES AND STOCKHOLDERS' EQUITY



                                            January 22,        January 23,
                                               1995               1994

CURRENT LIABILITIES
   Accounts payable (includes $86,907
      in 1995 and $82,414 in
      1994 to related party)                $ 1,239,867        $ 1,373,359
   Accrued interest                               4,218            345,217
   Accrued compensation                       2,765,218          2,561,516
   Accrued workers' compensation claims         546,419            471,625
   Other accrued expenses                     1,097,804          1,143,641
   Income taxes payable                         355,802          2,017,043
   Note payable                                 500,000                 -

              Total current liabilities       6,509,328          7,912,401


COMMITMENTS AND CONTINGENCIES                        -                  -


STOCKHOLDERS' EQUITY
   Class A preferred stock - $100 par value;
       authorized, 15,000 shares; issued and
       outstanding, 14,000 shares             1,400,000          1,400,000
   Class B preferred stock, $100 par value;
       authorized, 50,000 shares; issued and
       outstanding, none                            -                  -
   Common stock - $.01 par value in 1995 and
       no par value ($.01 assigned value)
       in 1994; authorized, 10,000,000 shares;
       issued, 4,374,000 shares                  43,740             43,740
   Paid-in capital                            5,445,075          5,511,860
   Retained earnings                         21,509,190         15,416,307

                                             28,398,005         22,371,907
   Less treasury stock, at cost - 141,562
       common shares in 1995 and 70,350
       common shares in 1994                  2,004,730            879,375

                                             26,393,275         21,492,532

                                            $32,902,603        $29,404,933


                        ADVANTAGE COMPANIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED STATEMENTS OF EARNINGS

                                                       Year ended
                                    January 22,    January 23,     January 24,
                                       1995             1994           1993
Revenues
   Rental income                   $66,977,344      $63,818,893   $56,015,706
   Sales of merchandise              4,393,847        3,223,084     3,009,621

                                    71,371,191       67,041,977    59,025,327

Costs and operating expenses
   Depreciation and amortization
      Rental merchandise            18,871,667       17,755,100    14,866,006
      Other                          2,414,325        2,086,685     1,648,933
   Salaries and wages               15,413,046       14,680,637    13,505,482
   Advertising                       3,756,525        3,479,267     3,272,006
   Cost of merchandise sold          2,642,901        2,218,892     2,126,381
   Management fees to
      related party                  1,070,564        1,005,655       885,501
   Other operating expenses         17,189,457       16,056,083    14,699,514

                                    61,358,485       57,282,319    51,003,823

Operating income                    10,012,706        9,759,658     8,021,504
Lawsuit settlement                       -                 -          400,000
Interest income (expense),net           54,592        (417,131)      (339,574)

Earnings before income taxes        10,067,298        9,342,527     8,081,930
Income taxes                         3,806,415        3,525,000     3,041,246

          NET EARNINGS             $ 6,260,883      $ 5,817,527   $ 5,040,684


Earnings per common share -
   primary and fully diluted             $1.25          $1.15          $1.00


The accompanying notes are an integral part of these statements.


                        ADVANTAGE COMPANIES, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 Class A
               preferred   Common    Paid-in  Retained    Treasury
                stock      stock     capital  earnings    stock      Total
(S)
Balance,
January 27,
1992         $1,400,000 $43,740 $5,575,050 $4,894,096 $(766,000) $11,146,886

Class A preferred stock
   dividends paid - $12 per
   share       -           -          -    (168,000)     -         (168,000)
Purchase of 127,750 shares
   of common stock for
   treasury    -          -        -        -         (1,596,875) (1,596,875)
Issuance of 83,000 shares
   of common stock upon
   exercise of stock
   options   -            -      2,280          -         846,000     848,280

Net
earnings     -            -       -        5,040,684         -       5,040,684

Balance,
January 24,
1993    1,400,000     43,740  5,577,330   9,766,780   (1,516,875)  15,270,975

Class A preferred stock
   dividends paid - $12 per
   share     -         -         -          (168,000)       -       (168,000)
Issuance of 51,000 shares
   of common stock upon
   exercise of stock
   options  -         -       (65,470)         -          637,500     572,030

Net
earnings   -          -          -         5,817,527         -      5,817,527

Balance,
January 23,
1994   1,400,000    43,740    5,511,860  15,416,307     (879,375)  21,492,532

Class A preferred stock
   dividends paid - $12 per
   share    -         -           -       (168,000)          -       (168,000)
Purchase of 105,000 shares
   of common stock for
   treasury -        -           -            -         (1,527,858) (1,527,858)
Issuance of 33,788 shares
   of common stock upon
   exercise of stock
   options  -        -        (66,785)         -         402,503       335,718
Net
earnings    -        -            -       6,260,883        -         6,260,883

Balance,
January 22,
1995    $1,400,000 $43,740  $5,445,075  $21,509,190  $(2,004,730)  $26,393,275

Class B preferred stock was not issued or outstanding during the periods presented.

The accompanying notes are an integral part of these statements.

                        ADVANTAGE COMPANIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Increase (decrease) in cash and cash equivalents
                                    January 22,    January 23,   January 24,
                                        1995           1994         1993
Cash flows from operating activities
   Cash received from customers     $66,977,344    $63,818,893   $56,015,706
   Cash paid to suppliers and
      employees                     (36,179,406)   (33,933,781)  (29,931,757)
   Interest paid                       (288,496)      (164,131)     (274,093)
   Income taxes paid                 (5,661,884)    (3,501,648)   (3,486,325)

      Net cash provided by operating
          activities                 24,847,558     26,219,333     22,323,531

Cash flows from investing activities
   Purchase of rental merchandise   (24,446,236)   (19,760,575)  (23,168,923)
   Purchase of property
     and equipment                   (3,463,276)    (3,141,537)   (2,319,257)
   Payments of franchise fees           (47,250)      (220,000)     (105,000)
   Proceeds from sales of rental
        merchandise                   4,393,847      3,223,084      3,009,621
   Proceeds from sales of property
      and equipment                     108,021        140,937         67,208
   Cash acquired, net of amount paid for
      purchase of AdvantEdge Rental
      Purchase, Inc.                     45,997             -            -
   Insurance proceeds - destruction
      of property by hurricane              -               -         441,395

          Net cash used in investing
             activities              (23,408,897)  (19,758,091)   (22,074,956)

Cash flows from financing activities
   Proceeds from issuance of notes
      payable                         1,850,000      1,700,000      8,200,000
   Repayment of notes payable        (1,850,000)    (8,000,000)    (7,400,000)
   Issuance of common stock             335,718        572,030        848,280
   Payment of preferred stock
      dividends                        (168,000)      (168,000)      (168,000)
   Purchase of treasury stock        (1,527,858)           -       (1,596,875)
          Net cash used in financing
             activities              (1,360,140)    (5,895,970)      (116,595)

Net increase in cash and cash
   equivalents                           78,521         565,272        131,980
Cash and cash equivalents at
   beginning of year                  2,226,210       1,660,938      1,528,958

Cash and cash equivalents at
   end of year                      $ 2,304,731     $ 2,226,210    $ 1,660,938

                    ADVANTAGE COMPANIES, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                                                 Year ended
                                   January 22,    January 23,   January 24,
                                        1995           1994         1993
Reconciliation of net earnings to
   net cash provided by
   operating activities
   earnings                        $ 6,260,883   $ 5,817,527      $ 5,040,684

Adjustments to reconcile net earnings
   to net cash provided by operating
   activities
      Depreciation of rental
         merchandise                18,871,667    17,755,100       14,866,006
      Other depreciation and
         amortization                2,414,325     2,086,685        1,648,933
      Gain on sales of rental
        merchandise                 (1,750,946)   (1,004,192)        (883,240)
      Depreciated amount of rental
          merchandise and property
          and equipment retired      1,379,839     1,186,139          945,183
      Loss on disposal of property and
          equipment                     70,951       123,646          156,626
      Deferred income taxes           (194,228)   (2,064,806)         272,188
      Change in assets and
          liabilities net of
          effect from acquisition
             Decrease (increase)
               in accounts and
                note receivable         (2,612)      405,481         (466,956)
             Decrease (increase)
               in refundable
                  income taxes              -         71,115          (71,115)
             Decrease (increase)
              in prepaid
                expenses                102,712     (179,390)        (102,523)
             Decrease (increase) in other
                assets                  (25,400)     (22,133)           36,781
             Increase (decrease) in
                accounts payable and
                 accrued liabilities   (618,392)       27,118        1,527,116
             Increase (decrease)
               in income taxes
                   payable           (1,661,241)    2,017,043        (646,152)

                                     18,586,675    20,401,806       17,282,847
                Net cash provided by oper-
                  ating activities  $24,847,558   $26,219,333      $22,323,531

Noncash investing and financing activities

Effective January 22, 1995, the Company purchased all of the capital stock of AdvantEdge Rental Purchase, Inc. for $1,000. In conjunction with the acquisition, liabilities were assumed as follows:

Cash                                                      $46,997
Fair value of other assets acquired                       729,411
Cash paid for capital stock                                (1,000)
Liabilities assumed                                       $775,408


The accompanying notes are an integral part of these statements.

ADVANTAGE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE A - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

1.  History and business activity

The Company develops Rent-A-Center franchises and other rental-purchase stores for the rental of consumer electronics, appliances and household furniture in Florida, Mississippi, Alabama, Georgia and Colorado. Ninety-four (eighty-nine at January 23, 1994 and eighty at January 24, 1993)
Rent-A-Center stores are open with an additional ten stores expected to be developed by March 31, 2000 under the current development agreements. In addition, one other rental-purchase store was opened during the current fiscal year.

2.  Principles of consideration

The 1995 consolidated financial statements include the accounts of the Company and its wholly- owned subsidiaries, COMCOA, Inc. (COMCOA) and AdvantEdge Rental Purchase, Inc.(AdvantEdge). COMCOA is a Rent-A-Center franchisee and AdvantEdge owns and operates a rental-purchase store. All significant intercompany transactions are eliminated.

3.  Reorganization and business combination

On January 4, 1995, the stockholders of COMCOA approved a plan of merger and reorganization which resulted in the owners of COMCOA exchanging their COMCOA stock for Advantage Companies, Inc. stock. COMCOA then became a wholly-owned subsidiary of Advantage Companies, Inc. The ownership of Advantage Companies, Inc. immediately after the reorganization was identical to the ownership of COMCOA immediately prior to the reorganization.

Effective January 22, 1995, the Company acquired all of the outstanding stock
of AdvantEdge from a principal stockholder of the Company for $1,000.   The
acquisition has been recorded using the purchase method of accounting and, accordingly, the purchase price was allocated to assets and liabilities based on their estimated fair values as of the date of acquisition. Supplemental pro forma results of operations as if AdvantEdge had been acquired when its operations started in November 1994 are not presented as amounts are not significantly different from the actual consolidated results of operations.

ADVANTAGE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONSOLIDATED


NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

4.  Fiscal year

The Company's fiscal year is a 52-53 week year ending on the fourth Sunday after the last Sunday in December.

5.  Rental merchandise

Rental merchandise is rented through agreements providing for weekly or monthly payments primarily over a term of 52 to 78 weeks. The rental agreements are cancelable by the customer at any time. Rentals are collected in advance, are nonrefundable and are included in revenue when received. Rental agreements include a provision for the transfer of ownership of the merchandise to the customer at the end of the rental term. Amounts received from such sales are included in revenue when received. For dispositions of rental merchandise from other than sales, the related cost and accumulated depreciation are removed and the corresponding loss is included in operations.

Rental merchandise is depreciated by the straight-line method over the standard rental term of each item (primarily 52 to 78 weeks).

6.  Franchise fees

Franchise fees are amortized over a period of ten years which represents the term of the franchise agreement.

7.  Property and equipment

Depreciation and amortization of property and equipment are provided by the straight-line method over the following estimated useful lives:

Building and improvements                       30 years
Equipment, furniture and fixtures          5 or 10 years
Automobiles and trucks                           4 years
Leasehold improvements                     7 or 10 years

Maintenance, repairs and renewals which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in operations.

ADVANTAGE COMPANIES, INC. AND SUBSIDIARIES

NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

8.  Income taxes

Deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax basis of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rate expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be settled or realized.

9.  Shares outstanding and earnings per common share

Earnings per common share are based on the weighted average number of shares outstanding during the year after consideration of the dilutive effect of stock options and convertible preferred stock (see Note I).

10.  Consolidated statements of cash flows

Cash and cash equivalents includes cash and overnight repurchase agreements.

NOTE B - LEASES

The Company has operating leases for store locations. The terms of these leases are generally for three to five years with options for an additional seven years. Rental expense on operating leases was $3,099,029, $2,682,541 and $2,355,272 for 1995, 1994 and 1993, respectively.
The following is a yearly schedule of future minimum rental payments under operating leases:

1996                                                     $3,776,641
1997                                                      2,921,822
1998                                                      1,871,937
1999                                                        616,522
2000                                                         94,659
Total minimum payments required                          $9,281,581

NOTE C - RELATED PARTY TRANSACTIONS

   The Company is affiliated through common ownership and under common management control with Tidewater Rental Corp. (TRC) and Property Management Corp. (PMC). TRC is a franchisee of Rent-A-Center Stores and PMC is the management company for this affiliate and the Company. The Company shares corporate facilities and certain personnel and equipment with these affiliates. Included in accounts payable at January 22, 1995 and January 23, 1994 is $86,907 and $82,414, respectively, due to affiliated companies for management fees and reimbursed expenses. The management agreement with PMC was
terminated on   January 22, 1995.

   COMCOA paid management fees to PMC for the shared facilities, personnel and equipment of $1,070,564, $1,005,655 and $885,501 in 1995, 1994 and 1993,
respectively.

ADVANTAGE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE D - NOTE PAYABLE

   The note payable is a variable rate note to a financial institution due on April 10, 1995. It bears interest at prime (prime was 8.50% at January 22,
1995) which is payable quarterly,beginning January 10, 1995. The note is not collateralized. Subsequent to January 22, 1995, the note was paid in full.

   The Company also has a revolving note to a financial institution with a maximum balance of $5,000,000 due April 30, 1996. It bears interest at prime (prime was 8.50% at January 22, 1995) which is payable quarterly and is not collateralized. The revolving note did not have a balance at year-end.

   In addition, the note provides for the following:

1. A consolidated net worth of twenty million dollars and a maximum ratio of total debt to net worth of 1.75 to 1.

2. Restrictions from existence of a security interest, encumbrance or lien upon inventory or accounts receivable and restrictions on sale of assets.

The maximum amount outstanding for all notes at the end of any four-week period was $700,000 and $5,000,000 for the years ended in 1995 and 1994, respectively. The weighted average amount outstanding during the years ended in 1995 and 1994 was $91,209 and $1,731,593, respectively. The weighted average interest rate (actual interest rate divided by the weighted average outstanding payable balance) was 7.41% and 6.11% for the years ended in 1995 and 1994, respectively.


NOTE E - CONTINGENCY

   The Company was named as one of several defendants in a lawsuit filed by THORN Americas, Inc. (THORN) concerning the company's Rent-A-Center franchise contract and development agreement with THORN. The lawsuit was filed in response to the defendant's involvement with AdvantEdge. The lawsuit seeks to enjoin the defendants from disclosing propriety information, or operating or performing any duty or act in relation to the operation of any stores owned by AdvantEdge or any other rental-purchase stores other than Rent-A-Center franchise stores. The suit also seeks to enjoin the Company from employing or seeking to employ any person who has worked for THORN in the last six months. It is management's opinion that the Company has good defenses to all of THORN's claims and that an unfavorable outcome appears unlikely.

ADVANTAGE COMPANIES, INC. AND SUBSIDIARIES

NOTE F - FRANCHISE FEES AND ROYALTY FEES

The Company has entered into franchising agreements to develop Rent-A-Center franchises. The agreements require a franchise fee of $25,000 per store, with $10,000 being paid upon grant of the franchise right and $15,000 paid upon the opening of the store.

In addition, royalty fees are paid based upon the gross receipts of each store and are expensed when incurred. Royalty fee rates vary from 3%-5% depending on the specific agreement and the age of the store.

The Company has entered into an addendum agreement for its Rent-A-Center franchising agreements which extended each agreement for a period of ten years. The agreement requires a renewal franchise fee not to exceed $3,000 per store, and sets the royalty fee rate at 5% of gross receipts of each store.

As discussed in Note A1, the Company is required to open ten stores under the current Rent-A-Center development agreement by March 31, 2000. Failure to develop these stores could have an effect on future store developments and the Company's franchise territory, but would not effect existing operations.


NOTE G - RETIREMENT/SAVINGS PLAN

   Effective January 14, 1992, the Company established a contributory 401(k) retirement/savings plan covering all eligible employees. In order to participate, employees must have completed twelve months of service and worked 1,000 hours. The employees may make voluntary contributions to the plan up to 16 percent of the employee's total compensation. The
Company matches the employee's contribution up to 5 percent of the employee's compensation. Total cost was $259,399, $214,878 and $302,011 for the years ended 1995, 1994 and 1993, respectively.


NOTE H - INCOME TAXES

Income taxes consist of the following components:

                                     1995              1994           1993

Current                          $4,000,643         $5,589,806    $2,769,058
Deferred                           (194,228)        (2,064,806)      272,188
                                  $3,806,415        $3,525,000    $3,041,246

ADVANTAGE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE H - INCOME TAXES - Continued

   A reconciliation of income taxes computed at the federal statutory rate of 34% to income tax expense is as follows:

                                         1995         1994          1993
Income taxes at statutory rate       $3,422,881     $3,176,459    $2,747,856
State income taxes, net of federal
   tax benefit                          405,864        343,914       282,426
Other                                   (22,330)         4,627        10,964
                                     $3,806,415     $3,525,000    $3,041,246

   The tax effects of temporary differences that give rise to deferred tax assets are as follows:

                                      1995                   1994
Depreciation of rental merchandise
   and property and equipment     $1,762,444             $1,253,554
Accrued expenses                     534,314                727,641
Other                                (78,625)                42,710
                                  $2,218,133             $2,023,905

   For the year ended January 24, 1993, deferred income tax expense results from timing differences in the recognition of revenue and expense for income tax and financial reporting purposes. The sources of these differences and the tax effect of each are as follows:

Depreciation                    $341,403
Accrued expenses                 (88,453)
Other                             19,238
                                $272,188

The Internal Revenue Service (IRS) has examined COMCOA's January 27, 1991 federal income tax return and proposed additional taxes of $1,132,571. The issue concerns the depreciation method for rental merchandise. For income tax reporting purposes, the Company uses the income forecasting method of depreciation for rental merchandise which is widely used throughout the rental-purchase industry and which the Company believes accurately matches its depreciation expense to revenues. The IRS disallowance was based upon its determination that depreciation expressed in terms of years must instead be utilized.

ADVANTAGE COMPANIES, INC. AND SUBSIDIARIES

NOTE H - INCOME TAXES - Continued

The Company paid the additional federal tax, plus interest in fiscal 1995 and anticipates paying additional state taxes. Accordingly, a provision was included in the 1994 statements for interest of $345,217 in federal and state taxes payable in the amount of $1,250,767 with a corresponding increase in the deferred income tax benefit. The Company filed a claim for refund which has been disallowed by the IRS and anticipates filing a suit for refund in the future.

NOTE I - EARNINGS PER COMMON SHARE DATA

   The data used in the computation of earnings per common share is as follows:

                                                   Year ended
                                         January 22,   January 23, January 24,
                                            1995           1994        1993

Weighted average common shares
   outstanding                            4,240,946    4,283,628     4,313,397
Add common stock equivalents
   Convertible preferred stock              700,000      700,000       700,000
   Common stock options                      79,317       70,245        36,597

Shares used in computing pri-
   mary earnings per share                5,020,263    5,053,873     5,049,994

The difference between shares for primary and fully diluted earnings per share was not significant in any year.

NOTE J - STOCKHOLDERS' EQUITY

Class A preferred stock is nonvoting, has a 12% cumulative dividend rate and each share is convertible into 50 shares of common stock. The Class A preferred stock is redeemable by the Company with ninety days' notice at $100 per share and, upon liquidation, is entitled to $100 per share before any payments are made to common stockholders. At January 22, 1995 dividends in arrears on Class A preferred stock were $3 per share or $42,000, which were paid subsequent to year-end.

The Company has also authorized 50,000 shares of Class B preferred stock with a par value of $100 per share. The powers, preferences and rights of the stock will be determined by the Board of Directors at the time of issuance.

ADVANTAGE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE J - STOCKHOLDERS' EQUITY - Continued


The Company has qualified incentive stock option plans for its officers and employees. The option price under the plans is the market price at the date of grant. These options, when granted, are for five years and are exercisable at various dates as determined by the Board of Directors. At January 22, 1995, 106,000 options of the total options outstanding are exercisable.
There are 600,000 shares of common stock available under the plans. At January 22, 1995, there were 60,500 shares reserved for future grants.
Changes in the qualified stock options are as follows:
                                                            Price range
                                      Shares                per share

Outstanding at January 27, 1992      301,500             $6.88 -       $13.38
   Canceled                          (25,000)            $9.75 -       $13.38
   Exercised                         (83,000)            $6.88 -       $11.75

Outstanding at January 24, 1993      193,500             $9.63 -       $13.38
   Canceled                          (22,000)           $10.75 -       $13.38
   Exercised                         (51,000)            $9.63 -       $13.38

Outstanding at January 23, 1994      120,500             $9.75 -       $11.75
   Granted                           185,000            $14.00
   Canceled                           (3,000)           $10.75 -       $11.75
   Exercised                         (42,500)           $10.63 -       $11.75

Outstanding at January 22, 1995      260,000             $9.75 -       $14.00

The Company granted nonqualified stock options to purchase a total of 30,000 shares to two officers on February 1, 1990. The options have an exercise price of $8.50. The options were originally for five years. During the current year 10,000 options were canceled when the officer resigned from the Company. The option period on the remaining 20,000 options was extended for another four years. The 20,000 options are exercisable after July 31, 1995.

The Company also granted nonqualified stock options to purchase a total of 125,000 shares to one officer and three employees on July 12, 1993. The options have an exercise price of $8.00. These options are for five years and are all exercisable at January 22, 1995. Included in salaries and wages in 1994 is $500,000 related to the granting of these options which represents the difference between the fair market value at the date of grant of $12.00 and the exercise price of $8.00 times the total options granted. The total amount was included in salaries and wages in 1994 as the options were issued for past services.

Part 1.  Financial Information

Item 1.  Financial Statements


ADVANTAGE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS - (UNAUDITED)

ASSETS

                                October 1, 1995               January 22, 1995

Cash and cash equivalents        $ 6,224,026                     $ 2,304,731
Rental merchandise, net           18,031,369                      18,517,632
Property and equipment, net        9,155,580                       8,130,184
Franchise fees, net                  964,957                       1,008,947
Deferred income tax benefit        2,218,133                       2,218,133
Prepaid expenses                     498,628                         311,721
Accounts receivable and other        499,345                         411,255
                                 $37,592,038                     $32,902,603


    LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                  $ 3,241,531                     $ 1,239,867
Accrued liabilities                 1,606,558                       1,648,441
Accrued compensation                2,442,824                       2,765,218
Income taxes payable                  500,395                         355,802
Note payable                               --                         500,000
                                    7,791,308                       6,509,328
STOCKHOLDERS' EQUITY
     Preferred stock                1,400,000                       1,400,000
     Common stock                      43,740                          43,740
     Paid-in capital                5,433,200                       5,445,075
     Retained earnings             24,797,269                      21,509,190
                                   31,674,209                      28,398,005

Less common shares of treasury stock,
     at cost (131,062 at October 1, 1995,
     and 141,562 at January 22,
      1995)                         1,873,479                       2,004,730
                                   29,800,730                      26,393,275

                                  $37,592,038                     $32,902,603


The accompanying notes are an integral part of these statements.



                          ADVANTAGE COMPANIES, INC.

            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)


                            Twelve Weeks Ended        Thirty-six Weeks Ended
                           Oct. 1, 1995 Oct. 2, 1994 Oct. 1, 1995 Oct. 2, 1994
Revenues
  Rental income           $15,071,794  $14,928,831   $47,725,833   $46,069,764
  Sales of merchandise        941,509      931,058      3,148,344     3,012,281
                           16,013,303   15,859,889     50,874,177   49,082,045

Costs and operating expenses
  Cost of merchandise sold    697,594      585,988      2,424,599    1,879,081
  Depreciation and amortization
    Rental merchandise      4,144,886    4,310,193     13,106,271   12,748,359
    Other                     658,614      561,154      1,915,032    1,637,215
  Salaries and wages        4,095,181    3,598,171     12,155,823   10,559,854
  Advertising                 886,794      820,041      2,704,721    2,522,995
  Other operating expenses  4,381,404    4,077,381     13,198,731   12,438,465
                           14,864,473   13,952,928     45,505,177   41,785,969

Operating income            1,148,830    1,906,961      5,369,000    7,296,076

Net interest income            46,602        1,836        102,944       22,753

Earnings before
  income taxes              1,195,432    1,908,797      5,471,944    7,318,829

Income taxes                  436,517      715,663      2,057,865    2,778,507

NET EARNINGS               $  758,915  $ 1,193,134    $ 3,414,079  $ 4,540,322

Earnings per common
  share - primary
  and fully diluted         $     .15     $    .24       $    .68     $   .90

Weighted average common
  and common equivalent
  shares outstanding        5,056,201    4,992,401      5,042,518    5,020,330


The accompanying notes are an integral part of these statements.

                                     ADVANTAGE COMPANIES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                     Increase (decrease) in cash and cash equivalents

                                                   Thirty-six Weeks Ended
                                              October 1, 1995  October 2, 1994

Net cash provided by operating activities       $18,101,466      $16,561,940

Cash flows from investing activities

  Purchase of rental merchandise                (14,014,190)    (15,175,298)
  Purchase of property and equipment             (2,801,906)     (2,538,190)
  Payment of initial franchise fees                (116,250)        (45,000)
  Proceeds from sales of rental merchandise       3,148,344        3,012,281
  Proceeds from sales of property and equipment     108,454             --

    Net cash used in investing activities       (13,675,548)     (14,746,207)

Cash flows from financing activities

  Purchase of treasury stock                            --       (1,527,857)
  Proceeds from issuance of note payable                --          750,000
  Repayment of note payable                        (500,000)       (750,000)
  Issuance of common stock                          119,377         302,468
  Payment of preferred stock dividends             (126,000)       (126,000)

     Net cash used in financing activities         (506,623)     (1,351,389)

     Net increase in cash and cash equivalents     3,919,295        464,344

Cash and cash equivalents at beginning of period   2,304,731      2,226,210

Cash and cash equivalents at end of period       $ 6,224,026   $  2,690,554


The accompanying notes are an integral part of these statements.

                                  ADVANTAGE COMPANIES, INC.

          NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


A.   Condensed consolidated financial statements

The condensed consolidated balance sheet of Advantage Companies, Inc. ("Advantage" or the "Registrant") as of October 1, 1995, the consolidated statements of earnings for the twelve and thirty-six week periods ended October 1, 1995 and October 2, 1994, and the condensed consolidated statements of cash flows for the periods then ended have been prepared by the Registrant, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at October 1, 1995 and for all periods presented have been made.

The consolidated balance sheet at January 22, 1995 has been taken from the audited consolidated financial statements at that date, and condensed.
Certain other information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the Registrant's audited consolidated financial statements and notes thereto included in its January 22, 1995 annual report to shareholders. The consolidated results of operations for the periods ended October 1, 1995, are not necessarily indicative of the consolidated operating results for the full year.


B.   Income Taxes

The Internal Revenue Service (IRS) has examined the January 27, 1991 federal income tax return of COMCOA, Inc. ("COMCOA") and proposed additional taxes of $1,132,571. The issue concerns the depreciation method for rental merchandise. For income tax reporting purposes, COMCOA uses the income forecasting method of depreciation for rental merchandise which is widely used throughout the rental-purchase industry and which COMCOA believes accurately matches its depreciation expenses to revenues. The IRS disallowance was based upon its determination that depreciation expressed in terms of years must instead be utilized.

COMCOA paid the additional federal tax, plus interest in fiscal 1995 and anticipates paying additional state taxes. Accordingly, a provision was included in the fiscal 1994 statements for interest of $345,217 and federal and state taxes payable in the amount of $1,250,767 with a corresponding increase in the deferred income tax benefit. COMCOA filed a claim for refund which has been disallowed by the IRS, and has the option to file a suit for refund in the future.

COMCOA has continued to use the income forecasting method of depreciating rental merchandise. The IRS has requested information concerning the depreciation method used by COMCOA for rental merchandise on its 1992, 1993 and 1994 tax returns. COMCOA is in the process of providing this detail. It is expected that the IRS will propose an adjustment to depreciation expense for these years, resulting in additional tax to COMCOA. As these adjustments are only for temporary differences, any additional tax owed would increase the deferred income tax benefit.


C.   Earnings per share

Class A preferred stock for the period is included in the per share computations. Primary and fully diluted earnings per common share are considered equal in all periods that are presented. The data used in the computation of earnings per common share is as follows:

                        Twelve Weeks Ended      Thirty-six Weeks Ended
                      Oct. 1, 1995  Oct. 2, 1994 Oct. 1, 1995 Oct. 2, 1994
Weighted average
  common shares         4,242,819     4,225,190     4,238,813   4,245,262

Add common stock equivalents:
 Convertible
     preferred stock     700,000        700,000       700,000     700,000
 Common stock options    113,382         67,211       103,705      75,068
                       5,056,201      4,992,401     5,042,518   5,020,330

D.   Contingency

The Registrant was named as one of several defendants in a lawsuit filed by THORN Americas, Inc. (THORN) concerning the Registrant's Rent-A-Center franchise contract and development agreement with THORN. The lawsuit was filed in response to the defendant's involvement with AdvantEdge Rental Purchase, Inc. ("AdvantEdge"), a wholly-owned subsidiary. The lawsuit seeks to enjoin the defendants from disclosing propriety information, or operating or performing any duty or act in relation to the operation of any stores owned by AdvantEdge or any other rental-purchase stores other than Rent-A-Center franchise stores. The suit also seeks to enjoin the Registrant from employing or seeking to employ any person who has worked for THORN in the last six months.

Negotiations between the parties have resulted in the signing of a letter of intent between the Registrant and THORN pursuant to which the Registrant would be acquired by THORN. The letter of intent calls for consideration of $18.50 per share of Common Stock to be paid to all Registrant's stockholders other than Daniel J. Taylor, Robert W. Moore, Daniel M. Carney and Leslie G. Rudd, who will receive $17.50 per share. THORN has stayed proceedings in the lawsuit until November 30, 1995, and has agreed to further stay proceedings until January 1996, for the purpose of allowing the parties time to settle their disputes "through certain acquisitions."

On September 25, 1995, the Registrant signed a formal Agreement and Plan of Merger for a subsidiary of THORN Americas, Inc. to acquire the Registrant. The transaction, with a cash purchase price to the public shareholders of $18.50 per share of Registrant common stock, is subject to the vote of the shareholders of Registrant. Certain majority shareholders of Registrant have entered into an option agreement in which they will vote in favor of the sale of and grant THORN the option to purchase their security holdings at $17.50 per share. The definitive agreement sets a closing for January, 1996 and is subject to THORN's satisfaction with the financial performance and condition of Registrant.

                         ANNEX A


                 AGREEMENT AND PLAN OF MERGER



                         BY AND AMONG



                 ADVANTAGE COMPANIES, INC.


                   THORN AMERICAS, INC.


                         AND


                 THORN ACQUISITION CORP.



                         DATED AS OF



                  SEPTEMBER 25, 1995

                 AGREEMENT AND PLAN OF MERGER


                 THIS AGREEMENT AND PLAN OF MERGER, dated as of September 25, 1995, is by and among ADVANTAGE COMPANIES, INC., a Delaware corporation (the "Company"), THORN AMERICAS, INC., a Delaware corporation ("Parent"), and THORN ACQUISITION CORP., a Delaware corporation ("Acquisition).

                 WHEREAS, the Boards of Directors of Parent, Acquisition and the Company each have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

                 WHEREAS, in furtherance thereof, upon the terms and subject to the conditions of this Agreement, (i) Acquisition would be merged (the "Merger") with and into the Company in accordance with the General Corporation Law of the State of Delaware
("Delaware Law") and (ii) each share of common stock, par value $0.01 per share (the "Common Stock"), of the Company (the
"Shares"), issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2 hereof) would, except as otherwise expressly provided herein, be converted into the right to receive the Merger Consideration (as defined in Section 1.7(a) hereof); and

                 WHEREAS, on July 9, 1995, Parent and certain stockholders of the Company entered into an option agreement entitled the Advantage Agreement, as amended on October 6, 1995 (the "Option
Agreement"), pursuant to which such stockholders agreed, among other things, to grant Parent an irrevocable option to purchase from them all of (i) the Common Stock owned by such stockholders in exchange for $17.50 per Share (without interest) in cash, and (ii) the Company's Class A Cumulative Convertible Preferred Stock, par value $100 per share (the "Preferred Stock"), owned by such stockholders in exchange for $17.50 multiplied by fifty (50), or $875, for each share of Preferred Stock (without interest) in cash.


                 NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:


                                             ARTICLE I
                                           THE MERGER

      Section 1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and Delaware Law, Acquisition shall be merged with and into the Company, whereupon the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

      Section 1.2 Effective Time; Closing. As soon as practicable after the later of (a) January 2, 1996 and (b) the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (the "Effective Time"). Prior to such filing, a closing (the "Closing") shall be held at the offices of Parent, 8200 East Rent-A-Center Drive, Wichita, Kansas 67226, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in Article VI. The date on which the Closing occurs is referred to herein as the "Closing Date."

      Section 1.3  Effects of the Merger; Subsequent Actions.

         (a) The Merger shall have the effects set forth in Delaware Law. Without limiting the generality of the foregoing, and subject thereto and any other applicable laws, at the Effective Time all of the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of the Company and Acquisition shall become the debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

         (b) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Acquisition acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Acquisition, all such deeds, bills of sale, assignments, assumption agreements and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under such rights, properties or assets of the Surviving Corporation or otherwise to carry out this Agreement.

      Section 1.4  Certificate of Incorporation and By-Laws.

         (a) The certificate of incorporation of Acquisition in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

         (b) The by-laws of Acquisition in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

      Section 1.5 Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and until his or her successor is duly elected and qualified.

      Section 1.6 Officers. The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

      Section 1.7 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holder of any of the following securities:

         (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 1.7(b) hereof and Dissenting Shares (as defined in Section
2.1 hereof)), shall by virtue of the Merger and without any action on the part of the holder thereof be converted into the right to receive the Merger Consideration. As used herein, "Merger Consideration" means (i) for stockholders other than those party to the Option Agreement, $18.50 per Share (without interest) in cash and (ii) for stockholders party to the Option Agreement, $17.50 per Share (without interest) in cash.

         (b) Each Share which is issued and outstanding immediately prior to the Effective Time and owned by Parent or Acquisition or any direct or indirect subsidiary of Parent or Acquisition, or which is held in the treasury of the Company or any of its subsidiaries, shall be cancelled and retired and no payment of any consideration shall be made with respect thereto.

         (c) Each share of common stock, par value $0.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

      Section 1.8 Stock Options. Prior to the Effective Time, each outstanding option ("Employee Option") issued, awarded or granted pursuant to the Company's Restated 1988 Incentive Stock Option
Plan, the Company's Restated 1993 Non-Qualified Stock Option Plan, the Restated and Extended Stock Option Agreement with William A. Simon or the Company's 1995 Incentive Stock Option Plan (the "Company Plans") to purchase Shares shall be cancelled by the Company, and each holder of a cancelled Employee Option who is not a party to the Option Agreement shall be entitled to receive from the Company in consideration for the cancellation of such Employee Option an amount in cash (less applicable withholding Taxes (as defined in Section 3.10 hereof)) equal to the product of (i) the number of Shares previously subject to such Employee Option and
(ii) the excess, if any, of $18.50 over the exercise price per Share previously subject to such Employee Option. The parties agree that the aggregate cash consideration for cancellation of all outstanding options shall not exceed the sum of $2,839,625, and that any such amounts paid in cancellation of Employee Options may be subtracted, if necessary, from the Total Equity Requirement set forth in Section 6.3(d) hereof. Holders of Employee Options electing to receive the cash payment referred to in this Section
1.8 shall not be entitled to receive Common Stock upon the exercise of any Employee Option.

      Section 1.9 Stockholders' Meeting. The Company, acting through its Board of Directors (the "Board"), shall in accordance with applicable law as soon as practicable following the date hereof:

            (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Stockholders'
   Meeting") for the purpose of considering and taking action upon this Agreement;

            (ii) include in the Proxy Statement (as defined in Section 3.7 hereof), subject to the Board's fiduciary duties, the recommendation of the Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby; and

            (iii) use its reasonable best efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Acquisition, respond promptly to any comments made by the Securities and Exchange Commission (the "SEC") with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time and (B) subject to the Board's fiduciary duties under applicable law, to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby.

At such meeting, each of Parent and Acquisition will vote (and will cause each of its affiliates to vote) any Shares owned by it (or its affiliates) in favor of adoption of this Agreement and the transactions contemplated hereby.

                                                 ARTICLE II

                                    DISSENTING SHARES; EXCHANGE OF SHARES

      Section 2.1 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of Delaware Law ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without interest thereon. The Company shall give Acquisition or Parent prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Acquisition shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquisition, make any payment with respect to, or settle or offer to settle, any such demands.

      Section 2.2  Exchange of Certificates.

         (a) From and after the Effective Time, a bank or trust company to be designated by Parent (the "Paying Agent") shall act as exchange agent in effecting the exchange for the Merger Consideration of certificates (the "Certificates") that, prior to the Effective Time, represented Shares. Upon the surrender of each such Certificate formerly representing Shares, together with a properly completed letter of transmittal, the Paying Agent promptly shall pay the holder of such Certificate the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, in exchange therefor, and such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Dissenting Shares or Shares held by Parent, Acquisition or the Company, or any direct or indirect subsidiary thereof) shall represent solely the right to receive the Merger Consideration. No interest shall be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

         (b) At Closing, Parent or Acquisition shall have deposited, or caused to be deposited, in trust with the Paying Agent the Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Section 1.7(a) hereof.

         (c) The Merger Consideration shall be invested by the Paying Agent, as directed by Parent, provided such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United
States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation or certificates of deposit issued as to all principal and interest by federal deposit insurance issued by a commercial bank having at least $100,000,000 in assets.

         (d) Promptly following the date which is six months after the Effective Time, the Paying Agent shall deliver to Parent all cash and documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon.

         (e) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the Merger Consideration in exchange therefor.

         (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

                              ARTICLE III

                                       REPRESENTATIONS AND WARRANTIES

      The Company represents and warrants to Parent and Acquisition as follows:

      Section 3.1  Organization and Qualification; Subsidiaries.

         (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted.

         (b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction (including any foreign country) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

         (c) The Company has heretofore furnished to Parent true, complete and correct copies of its certificate of incorporation (the "Certificate of Incorporation") and its by-laws (the "By-Laws") and the equivalent organizational documents of each of its subsidiaries, each as amended to the date hereof. The Certificate of Incorporation, By-Laws and such equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of the Certificate of Incorporation or By-Laws and no subsidiary of the Company is in violation of any of the provisions of such subsidiary's equivalent organizational documents. All minutes of the Company and each of its subsidiaries are contained in the minute books of the Company and each of its subsidiaries, which have been made available to Parent, and such minute books contain a complete and accurate record of the substance of all actions taken at all meetings of the Board, the board of directors of each of the Company's subsidiaries and of all committees thereof.

         (d) Schedule 3.1(d) sets forth a complete and correct list of all subsidiaries of the Company, which list sets forth the amount of capital stock of or other equity interests in such subsidiaries owned by the Company, directly or indirectly. There are no irrevocable proxies with respect to the shares of capital stock of such subsidiaries, and no equity securities of any of the subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any subsidiary, and there are no contracts, commitments, understandings or arrangements by which any subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of the shares of capital stock of such subsidiaries so owned by the Company are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. No entity in which the Company owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all other such entities, material to the business of the Company and its subsidiaries, taken as a whole.

      Section 3.2 Capitalization of the Company and its Subsidiaries. The authorized capital stock of the Company consists of (i) 10,000,000 Shares of which, as of the date of this Agreement, 4,242,938 Shares were issued and outstanding and 131,062 Shares were held as treasury shares of the Company, (ii) 15,000 shares of Preferred Stock, of which, as of the date of this Agreement, 14,000 shares were issued and outstanding, and (iii) 50,000 shares of Class B Preferred Stock, par value $100 per share, of which, as of the date of this Agreement, no shares were issued and outstanding. All outstanding shares of capital stock of the Company have been validly issued, duly authorized, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, Employee Options to purchase an aggregate of 381,500 Shares were outstanding and the weighted average exercise price of such Employee Options was $11.27 per Share. The only Employee Options (or any other option or related stock appreciation right) in existence are set forth above and no additional Employee Options (or any other option or related stock appreciation right) have been granted since June 1, 1995 (other than extensions of preexisting Employee Options set forth on Schedule 3.2). As of the date of this Agreement, 700,000 Shares were issuable upon conversion of the Preferred Stock. Each share of Preferred Stock is convertible into fifty (50) Shares. Except as set forth above, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options, subscriptions, warrants, convertible securities, calls or other rights to acquire from the Company, and no obligation of the Company to issue, deliver or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (iv) no equity equivalents, performance shares, interests in the ownership or earnings of the Company or other similar rights issued by the Company (collectively, "Company Securities"). Except as contemplated by this Agreement, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, other than the Company's obligations hereunder to redeem (subject to conversion by the holder thereof) the Preferred Stock. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is directly or indirectly owned by the Company, free and clear of all security interests, liens, claims, pledges, charges, voting agreements or other encumbrances of any nature whatsoever (collectively, "Liens"). There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other equity securities of any subsidiary of the Company.

      Section 3.3 Authority Relative to this Agreement; Fairness Opinion. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Board, at a meeting duly called and held prior to the date of this Agreement, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the stockholders of the Company (other than stockholders who are party to the Option Agreement, Parent, Acquisition or their affiliates), (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) subject to its fiduciary duties, resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger and (iv) resolved to redeem (subject to conversion by the holder thereof), effective immediately prior to the Merger, all of the outstanding Preferred Stock. George K. Baum & Company, the Company's financial advisor, has delivered to the Board its written opinion to the effect that, as of the date of such opinion, the consideration to be received by the holders of Shares (other than stockholders who are party to the Option Agreement, Parent, Acquisition or their affiliates, and other officers and employees specifically excluded from the opinion) pursuant to the Merger is fair to such holders from a financial point of view. As of the date hereof, the Company has been authorized by George K. Baum & Company to permit the inclusion of such fairness opinion in the Proxy Statement referred to in Section
3.7 hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and no other corporate proceedings or action on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares and the filing of the appropriate merger documents as required by Delaware Law). The Company elected not to be governed by Section 203 of the Delaware Law pursuant to Article XI of the Certificate of Incorporation, so as to render inapplicable to such transactions, including, without limitation, the Merger and the purchase of Shares, if any, pursuant to the Option Agreement, the restrictions on business combinations contained in Section 203 of the Delaware Law. This Agreement has been duly and validly executed and delivered by the Company and, assuming it constitutes a valid and binding agreement of the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

      Section 3.4 Non-Contravention; Required Filings and Consents. Except as set forth on Schedule 3.4:

         (a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) do not and will not
(i) violate, breach, contravene, terminate or conflict with the Certificate of Incorporation or By-Laws or the equivalent organizational documents of any of the Company's subsidiaries; (ii) assuming that all consents, authorizations and approvals contemplated by subsection (b) below have been obtained and all filings described therein have been made, contravene, violate or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order, writ, award or decree binding upon or applicable to the Company, any of its subsidiaries or any of their respective properties; (iii) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which the Company or any of its subsidiaries is entitled under any provision of any agreement, commitment, arrangement, trust, lease, contract, license or other instrument binding upon the Company, any of its subsidiaries or any of their respective properties, or allow the acceleration of the performance of, any debt, liability or obligation of the Company or any of its subsidiaries under any indenture, mortgage, deed of trust, license, lease, contract, instrument or other agreement to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets or properties is subject or bound; or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its subsidiaries.

         (b) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) other than (i) the filing of a certificate of merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended
(the "Exchange Act"), and state securities, takeover and Blue Sky laws; and (iv) such actions or filings which, if not taken or made, would not prevent the consummation by the Company of the transactions contemplated by this Agreement.

      Section 3.5  SEC Reports.

         (a) The Company has filed all required forms, reports and documents with the SEC since January 1, 1990. The Company has provided to Parent, in the form filed with the SEC, the Company's
(i) Annual Reports on Form 10-K for each of the last five fiscal years, (ii) Quarterly Reports on Form 10-Q for the quarters ended since January 1, 1990, (iii) all proxy statements or information statements relating to meetings or actions by consent of the Company's stockholders since January 1, 1990 and (iv) all other reports or registration statements filed by the Company with the SEC since January 1, 1990 (collectively, the "SEC Reports"). The SEC Reports, as amended through the date of this Agreement, were prepared in accordance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act. As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein (the "Financial Statements"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on
Schedule 3.5(a), the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. The Company has heretofore provided complete and correct copies of each of the SEC Reports to Parent.

         (b) Except as disclosed in the Financial Statements or as set forth on Schedule 3.5(b), the Company and its subsidiaries have no debts, financial obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities incurred in the ordinary course of business since January 23, 1995.

      Section 3.6 Absence of Certain Changes. Since January 23, 1995, except as set forth in Schedule 3.6, neither the Company nor any of its subsidiaries has (i) declared, set aside or paid any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock, (ii) entered into, adopted, terminated, amended or increased the benefits paid or payable under any severance, termination, deferred or other compensation agreement or arrangement with any director, officer or employee, other than extensions of preexisting Employee Options as set forth on Schedule 3.2, (iii) changed any of the accounting principles, or methods of application of said principles, or practices used by the Company, (iv) settled any litigation for amounts in excess of $5,000, (v) granted any Employee Options (or other options or similar stock appreciation rights), other than extensions of preexisting Employee Options as set forth on Schedule 3.2, (vi) granted any bonuses other than as specifically permitted by this Agreement, (vii) delayed or deferred payment of accounts payable or other obligations of the Company or any of its subsidiaries or accelerated the collection of receivables or other obligations due the Company or any of its subsidiaries or (viii) entered into any transaction, or conducted its business or operations, outside of the ordinary course of business. Since January 23, 1995, no event, fact, condition, change or effect has occurred that will or could, individually or in the aggregate, have an adverse effect on the business of the Company.

      Section 3.7 Proxy Statement. The proxy or information statement or similar materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto (the "Proxy Statement"), shall not, at the time filed with the SEC, at the time mailed to the Company's stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by Parent or Acquisition specifically for use in the Proxy Statement. The Proxy Statement will comply with the requirements of Section 1.9 hereof and will comply as to form with the provisions of the Exchange Act and the rules and regulations thereunder.

      Section 3.8 Finder's Fee. No broker, finder, investment banker or other intermediary is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

      Section 3.9  Absence of Litigation.  Except as disclosed in
Schedule 3.9, as of the date hereof, there is no action, suit, claim, investigation or proceeding pending or threatened, nor is there any valid basis for any claim, against the Company or any of its subsidiaries or any of their respective properties before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official. Except as disclosed on Schedule 3.9, as of the date hereof, there is no action, suit, claim, investigation or proceeding pending or threatened, nor is there any valid basis for any claim, against the Company or any of its subsidiaries or any of their respective properties before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official which (i) challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby or (ii) alleges criminal action or inaction. Except as disclosed on Schedule 3.9, as of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of the transactions contemplated hereby.

      Section 3.10 Taxes. Except as set forth in Schedule 3.10, (a) the Company and its subsidiaries have filed, been included in or sent, all returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them relating to any Taxes (as defined below) with respect to any income, properties or operations of the Company or any of its subsidiaries (collectively, "Returns"); (b) as of the time of filing, the Returns correctly reflected in all respects the facts regarding the income, business, assets, operations, activities and status of the Company and its subsidiaries and any other information required to be shown therein; (c) the Company and its subsidiaries have timely paid all Taxes that are due and payable, whether or not such Taxes were shown on any Return; (d) the Company and its subsidiaries have made or will make provision for all Taxes payable for any periods that end before the Effective Time for which no Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such Taxes are attributable to the portion of any such period ending at the Effective Time; (e) the charges, accruals and reserves for taxes reflected on the books of the Company and its subsidiaries are adequate to cover the Tax liabilities accruing or payable by the Company and its subsidiaries in respect of periods prior to the date hereof; (f) neither the Company nor any of its subsidiaries is delinquent in the payment of any Taxes or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent; (g) no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries (or any member of any affiliated or combined group of which the Company or any of its subsidiaries is or has been a member for which either the Company or any of its subsidiaries could be liable); (h) neither the Company nor any of its subsidiaries has granted any extension of the limitation period applicable to any Tax claims; (i) neither the Company nor any of its subsidiaries is subject to liability for Taxes of any person (other than the Company or its subsidiaries), including, without limitation, liability arising from the application of U.S. Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law; (j) neither the Company nor any of its subsidiaries is or has been a party to any tax sharing agreement with any corporation which is not currently a member of the affiliated group of which the Company is currently a member; (k) no claim has ever been made by an authority in a jurisdiction where any of the Company and its subsidiaries does not file Returns that it is or may be subject to taxation by that jurisdiction; (l) each of the Company and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (m) none of the Company and its subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 162
(as unreasonable compensation), Code Sec. 162(m) or Code Sec. 280G; and (n) Schedule 3.10 lists all Returns that currently are the subject of audit.

      "Taxes" means with respect to any person (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value-added, windfall profits, custom duty or other tax, governmental fee, capital stock, social security (or similar), unemployment, disability, transfer, registration, alternative or add-on minimum, estimated or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person and (ii) any liability of the Company or any subsidiary for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated or combined group.

      Section 3.11  Employee Benefits.

         (a) Schedule 3.11(a) contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, dental, life, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension, savings or retirement plan, program, agreement or arrangement, plans within the meaning of section 125 of the Code, retiree medical plans and any trust fund, plan, program or arrangement funding any plan (including any voluntary employee beneficiary association within the meaning of section 501(c)(9) of the Code), and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company, any of its subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any of its subsidiaries would be deemed a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or terminated employee of the Company, any of its subsidiaries or any ERISA Affiliate (the "Plans"). Schedule 3.11(a) identifies each of the Plans that is an "employee benefit plan," as that term is defined in section 3(3) of ERISA (the "ERISA Plans").

         (b) With respect to each Plan, the Company has heretofore delivered to Parent true and complete copies of each of the following documents (to the extent applicable):

            (i)  a copy thereof;

            (ii) a copy of the three most recent annual reports and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87, Employer's
   Accounting for Pensions;

            (iii) a copy of the most recent actuarial report prepared with respect thereto in accordance with Statement of Financial
   Accounting Standards No. 106, Employer's Accounting for Non-
   Pension Postretirement Benefits;

            (iv) a copy of the most recent Summary Plan Description, summaries of all modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Plans;

            (v) copies of any insurance contracts and administrative service contracts;

            (vi) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof;

            (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and any pending determination letter request; and

            (viii) Schedule 3.11(a) also shall contain a written description of all communications regarding any Plan to employees or former employees who may be affected by this transaction.

         (c) Neither the Company, nor any subsidiary, nor any ERISA Affiliate or predecessor maintains or has ever maintained a plan which is or was subject to (i) the minimum funding requirements of ERISA or the Code or (ii) Title IV of ERISA.

         (d) Neither the Company, nor any of its subsidiaries, nor any ERISA Affiliate, nor any ERISA Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any of its subsidiaries or any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could be in violation of sections 404, 405, or 406 of ERISA or could be subject to either a civil penalty assessed pursuant to section 409, 502(i) or 502(l) of ERISA or a Tax imposed pursuant to section 4975 or 4976 of the Code.

         (e) No ERISA Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any ERISA Plan a plan described in section 4063(a) of ERISA. Neither the Company, nor any subsidiary, nor any ERISA Affiliate or predecessor has ever maintained, contributed to or been required to contribute to a "multiemployer pension plan" as defined in section 3(37) of ERISA.

         (f) Each Plan has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

         (g) Each ERISA Plan intended to be qualified within the meaning of section 401(a) of the Code and each related trust intended to be qualified within the meaning of section 501(a) of the Code has been established and operated so as to be qualified and tax exempt under such sections. Nothing has occurred or, in connection with the transactions contemplated by this Agreement, will occur, which would adversely affect the qualified status of such plans and trusts. In the event the Company (or any affiliated entity) sponsors or maintains a voluntary employee beneficiary association with the meaning of section 501(c)(9) of the Code, all necessary governmental approvals for obtaining tax exempt status have been obtained, and such determination letter is dated on or after January 1, 1985.

         (h) No amounts payable under the Plans as a result of or in connection with the consummation of the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by application of section 162(m), section 280G or section 404 of the Code.

         (i) Except as set forth on Schedule 3.11(i), no Plan provides benefits, including without limitation death or medical benefits
(whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law or (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA).

         (j) Except as provided in Schedule 3.11(j), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

         (k) There are no pending or threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

         (l) The Company has reserved the right to amend or terminate any Plan.

         (m) Neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Plans which are intended to cover employees or former employees of the Company or any ERISA Affiliate or to amend or modify any existing Plan which covers or has covered employees or former employees of the Company or any ERISA Affiliate.

         (n) No event has occurred in connection with which the Company or any ERISA Affiliate or any Plan, directly or indirectly, could be subject to any liability (i) under any statute, regulation or governmental order relating to any Plans or (ii) pursuant to any obligation of the Company or any ERISA Affiliate to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Plans.

      Section 3.12 Compliance. Except as set forth on Schedule 3.12, neither the Company nor any of its subsidiaries is in violation of, or has violated, or has received any notification of any asserted present or past failure to comply with, any applicable provisions of (i) any laws, rules, statutes, orders, ordinances or regulations or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligations to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected.

      Section 3.13  Environmental Matters.

         (a) Except as set forth on Schedule 3.13, the Company and its subsidiaries are in compliance with all applicable Environmental
Laws (which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all permits and other governmental authorizations required under applicable
Environmental Laws, and compliance with the terms and conditions thereof).

         Except as set forth on Schedule 3.13, neither the Company nor any of its subsidiaries has received any communication (written or oral), whether from a governmental authority, private party, citizens group, employee or otherwise, that alleges that the Company is not in such compliance, and there are no past or present actions, activities, circumstances, conditions, events or incidents that would prevent or interfere with such compliance in the future.

         (b) Except as set forth on Schedule 3.13, there is no Environmental Claim pending or threatened against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.

         (c) Except as set forth on Schedule 3.13, there are no past or present actions, activities, circumstances, conditions, events or incidents (including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Material) which could form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

         (d) Except as set forth on Schedule 3.13, neither the Company nor any of its subsidiaries has, and no other person has, Released, placed, stored, buried or dumped Hazardous Materials on, beneath or adjacent to any property owned, operated or leased or formerly owned, operated or leased by the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has received notice that it is a potentially responsible party for the Cleanup of any property, whether or not owned or operated by the Company or any of its subsidiaries.

         (e) The Company and its subsidiaries have delivered to Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company or any of its subsidiaries pertaining to Hazardous
Materials in, on, beneath or adjacent to the property owned or leased by the Company or any of its subsidiaries or regarding the Company's and its subsidiaries' compliance with applicable
Environmental Laws.

         (f) Except as set forth on Schedule 3.13, no transfers of permits or other governmental authorizations under Environmental Laws, and no additional permits or other governmental authorizations under Environmental Laws, will be required to permit the Company and its subsidiaries or the Surviving Corporation and its subsidiaries, as the case may be, to be in full compliance with all applicable Environmental Laws for the period immediately following the transactions contemplated hereby, as conducted by the Company and its subsidiaries immediately prior to the date hereof. To the extent that such transfers or additional permits and other governmental authorizations are required, the Company and its subsidiaries agree to use reasonable best efforts to effect such transfers and obtain such permits and other governmental authorizations at the time such transfers, permits and other governmental authorizations are required by law.

         (g) The following terms as used in this Section shall have the following meanings:

         "Cleanup" means all actions required by governmental entities or Environmental Laws to: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (3) perform preremedial studies and investigations and postremedial monitoring and care; or
(4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

         "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release into the indoor or outdoor environment, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         "Environmental Laws" means all federal, state, local and foreign laws, regulations and ordinances relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws, regulations and ordinances with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

         "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Secion 300.5, or defined as such by, or regulated as such under, any Environmental Law.

         "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

      Section 3.14  Intellectual Property.

         (a) Schedule 3.14 contains an accurate and complete description of all domestic and foreign patents, patent applications, patent licenses, shop rights, trademarks, trademark registrations and applications therefore, service marks, service mark registrations and applications therefor, logos, trade names, assumed names, copyright registrations and applications therefor, which are used by the Company, any of its subsidiaries or which are presently owned or held by the Company or any of its subsidiaries or under which the Company or any of its subsidiaries owns or holds any license, or in which the Company or any of its subsidiaries owns or holds any direct or indirect interest, other than those rights granted or licensed by Parent (collectively, the "Intellectual Property Rights"). Schedule 3.14 further sets forth:
(i) the nature of such Intellectual Property Rights; (ii) the owner of such Intellectual Property Right; (iii) the jurisdiction by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) licenses, sublicenses and other agreements as to which the Company or any of its subsidiaries is a party and pursuant to which the Company, any of its subsidiaries or any other person or entity is authorized to use such Intellectual Property Right, process, design, invention, know-how, trade secret or other proprietary information (collectively, the "Company Intellectual Property").

         (b) Except as set forth on Schedule 3.14, the Company or any of its subsidiaries does not infringe or unlawfully or wrongly use any patent, trademark, tradename, service mark, copyright, trade secret, confidential or proprietary right or any similar rights owned or claimed by another.

         (c) Except as set forth in Schedule 3.14, the Company or any of its subsidiaries does not know of any use that has been or is now being made by another of the Company Intellectual Property or that would infringe such rights.

         (d) Except as set forth on Schedule 3.14, the Company or any of its subsidiaries is the sole and exclusive owner of or possesses valid licenses and rights to use all Company Intellectual Property necessary to conduct the businesses of the Company and any of its subsidiaries as they are currently being conducted.

         (e) Except as set forth on Schedule 3.14, neither the Company nor any of its subsidiaries has sold, licensed or otherwise disposed of or transferred or granted any interest in the Company Intellectual Property. The Company and each of its subsidiaries have taken all reasonable measures, which may or may not have included the institution of litigation, to maintain and protect the Company Intellectual Property and all such rights remain valid and enforceable.

         (f) Except as set forth on Schedule 3.14, no claims have been asserted by any person to the use or validity of any of the Company Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement related thereto, and there is no valid basis for any such claim. None of the Company Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any of its subsidiaries or restricting the licensing thereof by the Company or any of its subsidiaries to any other person or entity. Except as set forth on Schedule 3.14, the Company and any of its subsidiaries have not entered into any agreement to indemnify any other person or entity against any charge of infringement of any Company Intellectual Property.

      Section 3.15  Insurance.

         (a) Schedule 3.15(a) sets forth a complete and correct list of all insurance policies (including a brief summary of the nature and terms thereof and any amounts paid or payable to the Company or any of its subsidiaries thereunder, their respective expiration dates, deductibles and stop-loss thresholds) providing coverage in favor of the Company or any of its subsidiaries or any of their respective properties. Each such policy is valid, in full force and effect and will remain in full force at least through the respective dates set forth in Schedule 3.15(a) and effect without the payment of additional premiums other than additional premiums in the ordinary course prior to the Effective Time, no notice of termination, cancellation or reservation of rights has been received with respect to any such policy, there is no default with respect to any provision contained in any such policy, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by any such policy.

         (b) The Company and its subsidiaries have insurance in an amount and of a type normal in the ordinary course for businesses similar to the Company and its subsidiaries. Other than as set forth on Schedule 3.15(b), neither the Company nor any of its subsidiaries has received notice of any proposed increase in premiums or deductible amounts, decrease in coverage or termination of any policy.

      Section 3.16 Labor Matters. Except as set forth in Schedule 3.16, neither the Company nor any of its subsidiaries is a party to any collective bargaining or other labor union contract or labor union agreement applicable to persons employed by the Company or any of its subsidiaries, no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries and no activities or proceedings of any labor union are being held to organize any of their respective employees. There is no labor dispute, strike or work stoppage against the Company or any of its subsidiaries pending or threatened which may interfere with the respective business activities of the Company or any of its subsidiaries. The Company and its subsidiaries are in compliance with all federal, state and local laws, including without limitation the rules and regulations of the Department of Labor and the Office of Federal Contract Compliance Programs, respecting employment and employment practices, terms and conditions of employment and wages and hours and not engaged in any unfair labor practice. There is no unfair labor practice complaint against either the Company or any of its subsidiaries pending or threatened before the National Labor Relations Board. Except as set forth on
Schedule 3.16, no charges with respect to or relating to the Company or any of its subsidiaries are threatened or pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the enforcement of labor or employment laws or for the conduct of an investigation of or relating to the Company or any of its subsidiaries and no such investigation is in process.

      Section 3.17 Real Property. Except for the Company's Wichita office, which will be sold prior to Closing, the Company and its subsidiaries do not own any real property in fee simple. Schedule 3.17(a) sets forth a list of all real property leased by the Company or its subsidiaries (collectively, the "Properties"). The Company and its subsidiaries hold good and valid leasehold title and estate in the Properties, in each case free and clear of all mortgages, deeds of trust, pledges, liens, security interests, claims, mechanic's or materialmen's liens, charges, easements, restrictive covenants, rights-of-way and other encumbrances. There are no eminent domain proceedings pending or threatened against any of the Properties.

      The Company hereby represents that:

         (a) All buildings, structures and equipment located on the Properties are structurally sound and are in good operating condition and repair (ordinary wear and tear excepted), and are usable in the ordinary course of business;

         (b) Except as set forth in existing title insurance policies and reports delivered to Parent pursuant to Section 3.15 hereto, the Company and its subsidiaries have not received written notice
(i) of any dispute from any contiguous boundary owners concerning contiguous boundary lines, (ii) that any of the Properties (or the buildings, structures or improvements thereon), or the Company's or any of its subsidiaries' operations, violate the zoning or planning laws, ordinances, rules or regulations of the city, county or state in which they are located, or any building regulations or codes of such city, county or state, or land use laws or regulations applicable to the Properties, and that no such violations exist or
(iii) of any claims of others to rights over, under, across or through any of the Properties by virtue of use or prescription;

         (c) All permits, approvals, authorizations or licenses required or necessary for the use of any of the Properties have been obtained and are in full force and effect;

         (d) Neither the Company nor any of its subsidiaries has sublet, and is not subletting, all or any part of any of the Properties, and has not assigned all or any part of its interest in any of the leases;

         (e) Schedule 3.17(e) sets forth a list of all service and maintenance contracts affecting the Properties and all utility and management contracts affecting the Properties to which the Company or any of its subsidiaries is a party or to which said properties are subject and which, in any individual contract, obligate the Company to pay more than $12,000 in any year. All such contracts are currently in full force and effect, and there is no default, or action or omission which with the giving of notice or passage of time or both would constitute a default, thereunder. Copies of all such contracts have been delivered to Parent. In addition, the Company has previously delivered to Parent copies of the most recently issued bills for real estate tax assessments against any or all of the Properties;

         (f) All the Properties are free and clear of any agreements to sublease (or to grant an assignment of lease), options to sublease (or to grant an assignment of lease) or rights of first refusal relating thereto. All real property with respect to which the Company or any of its subsidiaries has an agreement to purchase, lease or sublease, option to purchase, lease, or sublease or right of first refusal relating thereto is set forth on Schedule 3.17(f);

         (g) All the Properties are currently zoned in the zoning category which permits operation of said properties as now used, operated and maintained. Neither the Company nor any of its subsidiaries has requested, applied for, or given consent to, and there are no pending, zoning variances or changes with respect to any of the Properties. The consummation of the transactions contemplated herein will not result in a violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing, and if the improvements on the Properties are damaged or destroyed subsequent to the Effective Time, the repair or replacement of the same by Parent to the condition existing immediately prior to the Effective Time will not violate applicable zoning ordinances (assuming there has been no change in such zoning ordinances);

         (h) All buildings, structures or improvements owned and/or leased by the Company or any of its subsidiaries on any of the Properties are located entirely within the property boundary lines of such properties and do not encroach onto adjoining lands, and there are no encroachments of buildings, structures or improvements from adjoining lands onto such properties;

         (i) The Properties (i) currently have access to, at or within their property boundary lines to all gas, water, electricity, storm sewer, sanitary sewer, telephone and all other utilities necessary or beneficial to the current operation of the Properties, and all of such utilities are adequate and sufficient for the current operation of such properties and (ii) are contiguous to and have vehicular and pedestrian access to and from physically open and publicly dedicated public streets;

         (j) Except as set forth on Schedule 3.17(j), and except for repair and maintenance in the ordinary course of business, no construction, improvements, or expansion is currently on-going at any of the Properties;

         (k) The Company or its subsidiaries hold valid leasehold estate pursuant to each lease by which real properties are leased, as shown on Schedule 3.17(a), and enjoys peaceful and undisturbed possession thereunder. The Company has previously delivered to Parent complete and accurate copies of all such scheduled leases. All such leases shall continue in full force and effect (without default) after the Effective Time and the consummation of the transactions contemplated by this Agreement without the consent, approval or act of any other party;

         (l) Neither the Company nor any of its subsidiaries has received written notice of any pending, proposed or threatened proceedings or governmental or quasi-governmental actions to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or otherwise to take or restrict the right to use or occupy, any of the Properties; and

         (m) Neither the Company nor any of its subsidiaries has received notification that it is in violation of any applicable antipollution, health or other law, ordinance or regulation in respect of its structures or their operation, which violation remains uncured, and no such violation exists.

      Section 3.18 Contracts and Commitments. Schedule 3.18 contains a true and complete list of (i) all agreements and other commitments for the purchase of any materials or supplies; (ii) all employment and consulting agreements; (iii) all license agreements with third parties; (iv) other than rental agreements with customers, all leases, whether for real property or personal property; (v) all loan agreements, mortgages or indentures; (vi) all agreements, arrangements or commitments with any director, officer, employee, stockholder or beneficial owner of any of the outstanding Common Stock or Preferred Stock of the Company or any of their affiliates; and (vii) all other arrangements, commitments and understandings (written or oral) to which the Company or any of its subsidiaries is a party or by which it or its properties are bound that require (or that the Company has reason to believe it will require) payment by any party to the agreement, commitment or understanding of, or the performance by any party to the agreement, commitment or understanding of services having a value of, more than $25,000 in the aggregate. True and complete copies of the Company's and all of its subsidiaries' agreements, commitments and understandings, or in the case of unwritten agreements, commitments and understandings, summaries thereof, referred to in Schedule 3.18 (collectively, the "Commitments") have been delivered to Parent or Acquisition.
      Except as set forth in Schedule 3.18, (i) all of the Commitments are valid, binding and enforceable and in full force and effect in accordance with their respective terms and there is no existing default that would permit the other party to a Commitment to terminate the Commitment, not to perform its obligations under the Commitment or accelerate the payment of money, and no condition exists that, with notice or lapse of time or both, would constitute a default on any Commitment, by the Company or any of its subsidiaries or any other party under any Commitment; (ii) all of the respective parties' covenants and obligations under all Commitments accrued to date have been performed; (iii) no party has made or asserted or has any defense, setoff or counterclaim under any Commitment; (iv) neither the Company nor any of its subsidiaries has notice that any party under any Commitment has exercised any option granted to it to cancel or terminate its Commitment, to shorten the term of its Commitment or to renew or extend the term (other than automatic renewals) of the Commitment and the Company has not received any notice of termination of any Commitment; (v) neither the Company nor any of its subsidiaries has received any notice (written or otherwise) of cancellation or termination of, or any expression or indication of an intention or desire to cancel or terminate, any of the Commitments; and (vi) no Commitment is the subject of, or has been threatened to be made the subject of, any arbitration, suit or other legal proceeding. Except as noted on Schedule 3.18, every contract listed on such schedule may be assigned or otherwise transferred pursuant to this Agreement or the transactions contemplated hereby without the consent of any third party.

      Section 3.19 Employees. Except as set forth on Schedule 3.19, the Company (i) has not been informed of any current plans of any home office or multi-unit management personnel of the Company to terminate their employment with the Company; (ii) agrees that employees of the Company have no greater rights upon termination as a result of this Agreement and the transactions contemplated herein and (iii) agrees to use its reasonable best efforts to ensure that this Agreement and the transactions contemplated herein will not cause the termination of any employees of the Company.

      Section 3.20 Licenses and Permits. The Company and its subsidiaries have obtained all licenses, product and establishment registrations, franchises, permits, easements, certificates, consents, rights and privileges necessary or appropriate to the conduct of the Company's and its subsidiaries' businesses (collectively, the "Licenses," all of which are set forth on Schedule 3.20, which shall be delivered by the Company as a supplemental Schedule at least two (2) business days prior to Closing). The Licenses are valid and in full force at the Effective Time and will remain valid and in full force from and after the Effective Time.

      Section 3.21 Products Liability. Except as set forth on the Company's form customer agreements listed on Schedule 3.21, neither the Company nor any of its subsidiaries has given or made any warranties to third parties with respect to any products rented or sold by it except for the warranties imposed by the provisions of the applicable commercial codes. No state of facts or the occurrence of any event exists to form the basis of any present claim against the Company or any of its subsidiaries for product liability on account of any express or implied warranty which is not fully covered by insurance.

      Section 3.22 Inventory; Motor Vehicles; Accounts Receivable; Assets Necessary to Business.

         (a) Inventory. Each of the Company and its subsidiaries has inventory of a quantity and quality sufficient to conduct, and reasonably related to the needs of, its business. Except for inventory in repair which shall not exceed 1,700 units of inventory, all inventory of the Company and each of its subsidiaries is in good working order and rentable condition.

         (b) Motor Vehicles. All motor vehicles of the Company and each of its subsidiaries are listed on Schedule 3.22(b). The Company expressly warrants (i) that such vehicles, subject to ordinary wear and tear, are mechanically sound and are in good working order and condition to perform in the manner needed for the operation of the Company's business; (ii) are in good cosmetic condition, so as to convey the high quality image of the Company's business; (iii) are in compliance with all applicable statutes, ordinances and regulations, including, without limitation, those related to safety; and (iv) are owned by the Company or its subsidiaries free and clear of all liens, security interests, encumbrances or other restrictions on title.

         (c) Accounts Receivable. All accounts and notes receivable of the Company or any of its subsidiaries, whether reflected in the balance sheet(s) or otherwise, represent sales actually made in the ordinary course of business, are assets of the Company or any of its subsidiaries and are current and fully collectible net of any reserves shown on the balance sheet(s) which reserves are adequate and were calculated consistent with past practice and experience). Except as set forth on Schedule 3.22(c), each of the accounts and notes receivable either has been collected in full or will be collected in full, without any setoff, within 30 days after the day on which it became due and payable.

         (d) Assets Necessary to Business. The Company or its subsidiaries have good, valid, indefeasible and marketable title to all properties and assets, real, personal and mixed, tangible and intangible, and are parties to all leases, licenses and other agreements, currently being used or that are reasonably necessary to permit it to carry on their businesses and operations as presently conducted, except for the Company's Wichita office and the furniture and equipment therein, which may be sold prior to Closing.

      Section 3.23 Bank Accounts. Schedule 3.23 sets forth the names and locations of all banks in which the Company or its subsidiaries have an account or safe deposit box, the amounts therein or the contents thereof, and the names of all persons authorized to draw thereon or have access thereto.

      Section 3.24 Seller's Documentation. All documents supplied by the Company and its subsidiaries to Parent or Acquisition for the Company's and its subsidiaries' businesses including customer agreements, payment cards, ledgers and similar records, and other information related to the Company's and its subsidiaries' businesses are true, accurate and complete.

      Section 3.25 Disclosure. Schedule 3.25 lists any information, of which management of the Company is aware, that is (a) material to the business of the Company or to the transactions contemplated by this Agreement, and (b) not already disclosed in the Schedules hereto or in any representation or warranty to Parent or Acquisition contained in this Agreement.

                               ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

      Each of Parent and Acquisition represents and warrants to the Company as follows:

      Section 4.1 Organization. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

      Section 4.2 Authority Relative to this Agreement. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Acquisition and Parent, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and, assuming it constitutes a valid and binding agreement of the other parties hereto, constitutes a legal, valid and binding agreement of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms.

      Section 4.3  Non-Contravention; Required Filings and Consents.


         (a) The execution, delivery and performance by Parent and Acquisition of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) do not and will not (i) contravene or conflict with the Certificate of Incorporation or By-Laws of Parent or Acquisition; (ii) assuming that all consents, authorizations and approvals contemplated by subsection (b) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Acquisition or any of their respective properties; (iii) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which Parent or Acquisition is entitled under any provision of any agreement, contract, license or other instrument binding upon Parent, Acquisition or any of their respective properties, or allow the acceleration of the performance of, any obligation of Parent or Acquisition under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which Parent or Acquisition is a party or by which Parent or Acquisition or any of their respective assets or properties is subject or bound; or (iv) result in the creation or imposition of any Lien on any asset of Parent or Acquisition.

         (b) The execution, delivery and performance by Parent and Acquisition of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) by Parent and Acquisition require no action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) other than (i) the filing of a certificate of merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Exchange Act and state securities, takeover and Blue Sky laws; and (iv) such actions or filings which, if not taken or made, would not, individually or in the aggregate, prevent the consummation of the Merger.

      Section 4.4 Proxy Statement. None of the information provided by Parent or Acquisition specifically for use in the Proxy
Statement shall, at the time filed with the SEC, at the time mailed to the Company's stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      Section 4.5 Availability of Funds. Parent and Acquisition will have available at the Closing sufficient funds to enable them to consummate the transactions contemplated by this Agreement and the Option Agreement.

      Section 4.6 Absence of Litigation. As of the date hereof, there is no action, suit, claim, investigation or proceeding pending or threatened against, Parent or Acquisition or any of their respective properties before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official which challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the date hereof, neither Parent nor Acquisition nor any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of the transactions contemplated hereby.


                                                  ARTICLE V

                                                  COVENANTS

      Section 5.1 Conduct of Business of the Company. Except as otherwise expressly provided in this Agreement, during the period from the date hereof to the Effective Time, the Company and its subsidiaries will each conduct its operations according to its ordinary course of business consistent with past practice, and the Company and its subsidiaries will each use its reasonable best efforts to preserve intact its business organization, to maintain the quantity and quality of its customer rental agreements, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, as required by law or as set forth in Schedule 5.1, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent:

         (a) amend the Certificate of Incorporation or By-Laws or equivalent organizational documents;

         (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights), except for Employee Option payments contemplated by Section 1.8 hereof with respect to Company Plans as in effect as of June 1, 1995, or upon any redemption and conversion of Preferred Stock in accordance with the terms of this Agreement, or amend any of the terms of any such securities or agreements outstanding as of the date hereof, other than the extension and acceleration of vesting of the Employee Options;

         (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock (provided, that the Company may pay its previously declared regular quarterly Preferred Stock dividend on July 31, 1995, in an aggregate amount not to exceed $42,000, subject to the provisions of Section 6.3(d)), or, except for the redemption of the Preferred Stock pursuant hereto, redeem, repurchase or otherwise acquire any of its securities or any securities of its subsidiaries, except for cash settlement of the Employee Options in accordance with the terms of Section 1.8 hereof;

         (d) (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other person; (ii) make any loans, advances or capital contributions to, or investments in, any other person; (iii) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon;

         (e) enter into, adopt, amend or terminate (other than extensions and acceleration of vesting of existing Employee Options in accordance with Section 1.8 hereof) any bonus, profit sharing, 401(k) plan, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or benefits of any director, officer or employee (other than normal salary increases in the ordinary course of business for non-executive employees) or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or accelerate the terms for payment of any benefit if such acceleration is not required by any plan or arrangement as in effect as of the date hereof; provided, however, that the Company may pay discretionary bonus amounts to its employees prior to the Effective Time in an aggregate amount not exceeding $1,400,000 subject to the provisions of Section 6.3(d) hereof; provided, in addition, that the Company may pay accrued bonus amounts as such accrued bonuses become due and payable in accordance with the terms of any plan or arrangement as in effect as of the date hereof; provided, that such bonus amounts may be paid only when due and may not be accelerated;

         (f) acquire, sell, lease or dispose of any assets outside the ordinary course of business or enter into any contract, agreement, commitment or transaction outside the ordinary course of business consistent with past practice; provided, however, that the Company will sell the land, building and equipment used by the Company as its home office in exchange for consideration equal to an appraisal amount of not less than $500,000, subject to the provisions of
Section 6.3(d);

         (g) change any of the accounting principles, or methods of application of said principles, or practices used by it;

         (h) except as set forth on Schedule 5.1, (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000; (iii) settle any litigations for amounts in excess of $5,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (i) make any Tax election or settle or compromise any Tax liability, other than in the ordinary course of business;

         (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practice and in accordance with the terms of such liabilities or obligations;

         (k) delay or defer payment of accounts payable or other obligations of the Company or any of its subsidiaries or accelerate collection of receivables or other obligations due the Company or any of its subsidiaries;

         (l) take any action outside of the ordinary course of business (except in accordance with the provisions of Sections
5.1(c), (e) and (f) hereof), including but not limited to making any unauthorized distributions; or

         (m) take, or agree in writing or otherwise to take, any of the actions described above in Section 5.1.

      Section 5.2  Boards of Directors and Committees; Section 14(f).

         (a) Promptly following the purchase by Acquisition, Parent or their affiliates of Shares pursuant to the Option Agreement, Acquisition shall be entitled to designate a majority of the Company's Board, and the Company shall, upon request by Acquisition, promptly either increase the size of the Board or use its reasonable best efforts to secure the resignation of such number of directors as is necessary to enable Acquisition's designees to be elected to the Board and shall cause Acquisition's designees to be so elected. Promptly upon request by Acquisition, the Company will use its reasonable best efforts to cause persons designated by Acquisition to constitute the same percentage as is on the Board of (i) each committee of the Board, (ii) each board of directors of each subsidiary of the Company designated by Acquisition and (iii) each committee of each such board.

         (b) The Company's obligations to appoint designees to the Board shall be subject to Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder. As promptly as practicable following the date of this Agreement, the Company shall take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 5.2 and shall file with the SEC and distribute to its stockholders such information as is required under Section 14(f) and Rule 14f-1. Parent or Acquisition will supply to the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by
Section 14(f) and Rule 14f-1.

         (c) Following the election or appointment of Acquisition's designees pursuant to this Section 5.2 and prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-Laws, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Acquisition or any waiver of any of the Company's rights hereunder, will require the concurrence of a majority of the directors of the Company then in office who are not designees of Acquisition.

      Section 5.3  Proxy Statement.

         (a) The Company shall, as promptly as practicable following the date hereof, prepare and file the Proxy Statement with the SEC under the Exchange Act. As soon as practicable following completion of review of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to its stockholders who are entitled to vote at the Stockholders' Meeting. Subject to the Board's fiduciary duties, the Proxy Statement shall contain the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Merger.

         (b) The Company, Parent and Acquisition shall cooperate with one another in the preparation and filing of the Proxy Statement and shall use their reasonable best efforts to promptly obtain and furnish the information required to be included in the Proxy
Statement and to respond promptly to any comments or requests made by the SEC with respect to the Proxy Statement. Each party hereto shall promptly notify the other parties of the receipt of comments of, or any requests by, the SEC with respect to the Proxy
Statement, and shall promptly supply the other parties with copies of all correspondence between such party (or its representatives) and the SEC (or its staff) relating thereto. The Company, Parent and Acquisition each agrees to correct any information provided by it for use in the Proxy Statement which shall have become, or is, false or misleading.

      Section 5.4 Access to Information. (a) Subject to applicable law and the agreements set forth in Section 5.4(b), between the date hereof and the Effective Time, the Company will give each of Parent and Acquisition and their counsel, financial advisors, auditors, and other authorized representatives reasonable access to all employees, landlords, suppliers, customers, vendors, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit each of Parent and Acquisition and their respective counsel, financial advisors, auditors and other authorized representatives to make such inspections as Parent or Acquisition may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent or Acquisition or their representatives with such financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as Parent or Acquisition may from time to time reasonably request. No investigation pursuant to this Section 5.4(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereunder.

         (b) Parent and Acquisition will keep confidential and not divulge (except to its employees, counsel, accountants and other advisors who need to know such information in connection with the Merger) any confidential information obtained by them regarding the business and finances of the Company; provided, however, that this prohibition will not include any information (i) known generally to the public, (ii) accessible to third parties on an unrestricted basis or (iii) of a type generally considered nonconfidential by persons engaged in the same or similar business.

      Section 5.5 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent, Acquisition and the Company shall cooperate with one another: (i) in the preparation and filing of any required filings under the HSR Act and the other laws referred to herein;
(ii) in determining whether action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any contracts, in connection with the transactions contemplated by this Agreement; and (iii) in seeking timely to obtain any such actions, consents and waivers and to make any such filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

      Section 5.6 Public Announcements. Parent and Acquisition, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement, and shall not issue any such press release prior to such consultation, except as may be required by applicable law or by applicable rules of any securities exchange.

      Section 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent or Acquisition, and Parent or Acquisition shall give prompt notice to the Company, upon becoming aware of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate, (ii) any fact which was in existence on the date of this Agreement and, if known on such date, would have been required to be set forth or described in the Schedules hereto, and (iii) any failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      Section 5.8 Treatment of Preferred Stock; Termination of Stock Plans. (a) The Company will use its reasonable best efforts to cause the holders of the Preferred Stock to convert their Preferred Stock to Common Stock prior to the Effective Time; provided that the Company will take all necessary actions to cause any Preferred Stock not so converted to be redeemed for $100 per share, together with the amount of accrued dividends as may have accumulated thereon through the date of redemption, in accordance with the terms of the Certificate of Incorporation prior to the Effective Time.

         (b) The Company shall terminate all of the Company Plans as of the Effective Time.

      Section 5.9  No Solicitation.

         (a) The Company and its subsidiaries are not engaged in and will not engage in any discussions or negotiations with any third parties with respect to any Acquisition Proposal (as defined below). The Company and its subsidiaries shall not, directly or indirectly, through any officer, director, employee, representative or agent or any of its subsidiaries, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or would lead to, a proposal or offer for a sale of the Common Stock or the Preferred Stock, a merger, consolidation, business combination, sale of substantial assets, sale of a substantial percentage of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"),
(ii) subject to the fiduciary duties of the Board under applicable law, engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal or (iii) subject to the fiduciary duties of the Board under applicable law, agree to, approve or recommend any Acquisition Proposal.

         (b) The Company shall notify Parent immediately (in no case later than 12 hours) after receipt by the Company or any of its subsidiaries of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its subsidiaries by any person or entity that informs the Company or any of its subsidiaries that it is considering making, or has made, an Acquisition Proposal. Such notice shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

         (c) Subject to the fiduciary duties of the Board under applicable law, the Board will not withdraw or modify its recommendation made pursuant to Section 1.9 hereof.

      Section 5.10 Employee Matters. At or prior to the Effective Time, Parent will offer to enter into two-year employment agreements with James G. Steckart and A. Tracy Burton. In addition, at or prior to the Effective Time, Parent will offer to enter into one-year employment agreements with Messrs. Edward J.
Stanko, Michael S. Taylor and Kurt B. Doerr.

      Section 5.11 Office Lease. At Parent's option at Closing, the Surviving Corporation and the owner of the Company's Wichita office will execute a lease allowing Acquisition to use the Company's current office space at no cost for thirty (30) days from the Closing Date; provided, however, that Parent shall pay utility and telephone expenses for such office space during the 30-day period.

      Section 5.12 Insurance. The Company and its subsidiaries shall maintain the insurance coverage specified in Section 3.15 hereto in full force and effect through the Closing.

      Section 5.13 Consents of Third Parties. The Company and its subsidiaries shall obtain, prior to Closing, consents of all third parties to change in control of the Company with respect to all leases, licenses, product and establishment registrations, contracts and commitments that require such consents.

      Section 5.14 Taxes. The Company and its subsidiaries shall be responsible for payment of taxes, including any and all income taxes, sales taxes, use taxes and personal property taxes related to periods through the Closing Date including taxes arising out of this transaction, such payments to be made in whole or in part, but no later than such time as such taxes become due and payable.

                                    ARTICLE VI

                   CONDITIONS TO CONSUMMATION OF THE MERGER
      Section 6.1  Conditions to the Company's, Parent's and
Acquisition's Obligation to Effect the Merger. The respective obligations of the Company, Parent and Acquisition to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

         (a) Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with Delaware Law;

         (b) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; and

         (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling, injunction or other order shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits the Merger or makes the Merger illegal.

      Section 6.2 Conditions to Company's Obligation to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. All representations and warranties of Parent and Acquisition shall be true and correct when made and continuously shall remain true and be reaffirmed and remade at and as of the Effective Time, as if made at and as of such time;

         (b) Covenants. Each of Parent and Acquisition shall have performed all of its covenants and obligations under this Agreement required to be performed by it prior to or at Closing; and

         (c) Dismissal of Lawsuit. The lawsuit captioned as Case No. 94 C 3532, THORN Americas, Inc. v. COMCOA, Inc.; Tidewater Rental Corp.; AdvantEdge Rental Purchase Inc.; Advantage Companies, Inc.;
and certain other parties, pending in the 18th Judicial District
Court of Sedgwick County, Kansas, shall have been dismissed with prejudice and the parties to such action shall have entered into a mutual release from liability with respect to the subject matter of such action.

      Section 6.3  Conditions to Parent's and Acquisition's
Obligations to Effect the Merger. The obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. All representations and warranties of the Company (as supplemented pursuant to Section 5.7 of this Agreement) shall be true and correct as of the date of this Agreement and at and as of the Effective Time, as if made at and as of such time, and Parent and Acquisition shall have received a certification of the Company signed by the president and chief executive officer and the chief financial officer of the Company to that effect dated the Closing Date;

         (b) Covenants. The Company shall have performed all of its covenants and obligations under this Agreement required to be performed by it prior to or at Closing;

         (c) Consents. The Company shall have obtained, prior to the consummation of the Merger, all required governmental and third-party consents required for consummation of the transactions contemplated by this Agreement;

         (d) Total Equity. The Total Equity of the Company and its subsidiaries, as of November 26, 1995, was at least $30,600,000.
As used herein, "Total Equity" means the Company's stockholders' equity, calculated in a manner consistent with the audited annual financial statements of the Company; provided, that the Total
Equity calculation shall not include (i) any amounts attributable to the exercise of, Employee Options pursuant to Section 1.8 hereof, (ii) any adjustment for any redemption of Preferred Stock pursuant to Section 5.8(a) hereof or (iii) any adjustment related to amounts recorded on the Financial Statements for the 1993 compensatory non-qualified stock option grants. The Company, however, may subtract from the Total Equity requirement of $30,600,000 amounts paid for early cancellation of Employee Options pursuant to Section 1.8 hereof. Prior to the Closing Date, Parent shall have verified that the Total Equity amount as of November 26, 1995 was as required above. The accrual of bonus amounts as set forth in Section 5.1(e) hereof must be reflected in the calculation of the November 26 Total Equity. All earnings for the period on and after November 27, 1995, through the Closing Date shall accrue on a dollar for dollar basis and be added to the November 26 Total Equity, and the entire amount of such accrued Total Equity will be delivered to Parent and Acquisition at Closing;

         (e) Lease. The owner of the Company's Wichita office shall have executed a lease allowing Acquisition to use the Company's current office space at no cost for thirty (30) days in accordance with Section 5.11;

         (f) Reasonable Expenses. The Company's paid and payable transaction expenses, including but not limited to, attorneys' fees, accounting fees, financial advisor fees of George K. Baum & Company, Proxy Statement printing and mailing costs (collectively, "Reasonable Expenses"), shall not exceed $250,000;

         (g) Preferred Stock. The Company's Preferred Stock shall have been converted or redeemed prior to the Effective Time;

         (h) Lawsuit Dismissal. All counterclaims relating to the lawsuit captioned as Case No. 94 C 3532, THORN Americas, Inc. v. COMCOA, Inc.; Tidewater Rental Corp.; AdvantEdge Rental Purchase Inc.; Advantage Companies, Inc.; and certain other parties, pending in the 18th Judicial District Court of Sedgwick County, Kansas, shall have been dismissed with prejudice and the parties to such action shall have entered into a mutual release from liability with respect to the subject matter of such action;

         (i) Officer's Certificate. Evidence satisfactory to Parent and Acquisition, in the form of an officers' certificate of the Company, signed by the president and chief executive officer and the chief financial officer of the Company, certifying compliance by the Company with the terms and conditions of Article V and
Section 6.3 hereof;

         (j) Resignations. The directors and officers of the Company and its subsidiaries immediately prior to the Closing shall have resigned effective as of the Closing;

         (k) Opinion of Counsel. Parent shall have received an opinion of counsel to the Company, dated as of the Closing Date, in the form of Exhibit A, hereto and satisfactory to Parent and its counsel;

         (l) Condition of Company. The Parent shall have determined, in its sole discretion, that as of the Closing Date, the business, operations, results of operations, condition, assets, prospects and liabilities of the Company and each of its subsidiaries are such that the acquisition of the Company pursuant to and in accordance with the terms of this Agreement is in the best interest of the Parent; provided that in making such determination the Parent shall not be subject to any requirement of reasonableness;

         (m) Amendments to Indemnity Agreements. All parties to indemnification agreements with the Company shall have executed an amendment thereto in the form of Exhibit B attached hereto;

         (n) Litigation Settlement. The litigation matters set forth on Schedule 6.3(n) hereto shall have been settled by the Company or reserves shall have been set forth in the Financial Statements for such matters if such reserves are required by GAAP; and

         (o) Computer Software Confidentiality. Parent shall have received affidavits or confidentiality agreements, in a form satisfactory to Parent, stating that Parent's proprietary computer software system is not being used by unauthorized third parties who obtained such computer information from the Company.

                                ARTICLE VII

                     TERMINATION; AMENDMENT; WAIVER

      Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective
Time, notwithstanding approval thereof by the stockholders of the
Company:

         (a) by mutual written consent of Parent, Acquisition and the Company;

         (b) by Parent or the Company if any court or governmental authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

         (c) by Parent or the Company, at any time after January 31, 1996 if the Merger shall not have occurred by such date; provided, that the right to terminate this Agreement under this subparagraph
(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause or resulted in the failure of the Merger to have occurred by such date; and provided, further, that this date shall be extended no more than ninety (90) days if the Merger has not been consummated because of delays in the regulatory approval process;

         (d) by Parent, if (i) in Parent's sole discretion it determines that any fact revealed pursuant to a supplemental representation and warranty as required by Section 5.7 of this Agreement makes it not in Parent's best interest to consummate the Merger, (ii) there shall have been a breach of any representation or warranty of the Company contained herein, (iii) there shall have been a breach of any covenant or agreement of the Company contained herein which shall not have been cured prior to ten (10) business days following notice of such breach, or (iv) the Amendment to the Advantage Agreement extending the termination date and noncompete agreements shall not have been executed by each party thereto prior to October 31, 1995; or

         (e) by Company if there shall have been a breach of any representation, warranty, covenant or agreement of Parent or Acquisition contained herein which would prevent the consummation of the Merger which shall not have been cured prior to ten (10) business days following the notice of such breach.

      Section 7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto, other than the provisions of Sections 5.4 and 7.3. The termination of this Agreement shall not relieve any party from liability for any breach of this Agreement.

      Section 7.3 Fees and Expenses. Each party shall bear its own expenses and costs in connection with this Agreement and the transactions contemplated hereby.

      Section 7.4 Amendment. Subject to Section 5.2(c), this Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after adoption of the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Consideration to the stockholders who are not parties to the Option Agreement or changes the form thereof or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      Section 7.5 Extension; Waiver. Subject to Section 5.2(c), at any time prior to the Effective Time, the Company, on the one hand, and Parent and Acquisition, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or
(iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                              ARTICLE VIII
                              MISCELLANEOUS

      Section 8.1 Survival. The representations, warranties, covenants and agreements made herein shall not survive beyond the Effective Time.

      Section 8.2 Entire Agreement; Assignment. This Agreement (including the Schedules hereto) (i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise; provided that Acquisition may assign its rights and obligations in whole or in part to any subsidiary or affiliate of Parent (provided that such transferee agrees in writing to be bound by this Agreement), but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

      Section 8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

      if to Parent or Acquisition:

            THORN Americas, Inc.
            8200 East Rent-A-Center Drive
            Wichita, Kansas 67226-2799
            Fax:  316-636-7328
            Attention:  P. David Egan, Senior
            Vice President and General Counsel

      with copies to:

            Shook, Hardy & Bacon P.C.
            One Kansas City Place
            1200 Main Street, Suite 3100
            Kansas City, Missouri  64105-2118
            Fax: 816-421-5547
            Attention: Jennings J. Newcom

      if to the Company:

            Advantage Companies, Inc.
            9323 East 37th Street North
            Wichita, Kansas 67226-2000
            Fax: 316-634-3340
            Attention: Law Department

      with copies to:

            Shughart, Thomson & Kilroy, P.C.
            1800 Twelve Wyandotte Plaza
            120 West 12th Street
            Kansas City, Missouri  64105
            Fax:  816-374-0509
            Attention:  Robert T. Schendel

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

      Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the principles of conflicts of law thereof.

      Section 8.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

      Section 8.6 Remedies. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

      Section 8.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      Section 8.8 Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to jurisdiction of the courts of the State of Kansas for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, waives any objection to laying of venue of any such litigation in the courts located in the State of Kansas and agrees not to plead or claim in any court in the State of Kansas that such litigation brought therein has been brought in an inconvenient forum.

      Section 8.9  Certain Definitions.  For purposes of this
Agreement, the term:

         (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

         (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

         (c) "generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Company ended January 22, 1995 were prepared;

         (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

         (e) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, any stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

      Section 8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

                                 THORN AMERICAS, INC.



                                  By:  John H. Slaymaker
                                  Name:     John H. Slaymaker
                                  Title:    Executive Vice President


                                  THORN ACQUISITION CORP.



                                  By:     John H. Slaymaker
                                  Name:           John H. Slaymaker
                                  Title:          Executive Vice President


                                  ADVANTAGE COMPANIES, INC.



                                  By:   /s/ Daniel J. Taylor
                                  Name:    Daniel J. Taylor
                                  Title:   Chief Executive Officer and
                                           Chairman of the Board

                           TABLE OF CONTENTS


ARTICLE I THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Section 1.1  The Merger . . . . . . . . . . . . . . . . . . . . . .  . . .  2
Section 1.2  Effective Time; Closing. . . . . . . . . . . . . . . .  . . .  2
Section 1.3  Effects of the Merger; Subsequent Actions. . . . . . .  . . .  2
Section 1.4  Certificate of Incorporation and By-Laws . . . . . . .  . . .  3
Section 1.5  Directors. . . . . . . . . . . . . . . . . . . . . . .  . . .  3
Section 1.6  Officers . . . . . . . . . . . . . . . . . . . . .  . . . . .  3
Section 1.7  Conversion of Shares . . . . . . . . . . . . . . .  . . . . .  3
Section 1.8  Stock Options. . . . . . . . . . . . . . . . . . .  . . . . .  3
Section 1.9  Stockholders' Meeting. . . . . . . . . . . . . . .  . . . . .  4

ARTICLE II DISSENTING SHARES; EXCHANGE OF SHARES . . . . . . . . . . . . .  5
Section 2.1  Dissenting Shares. . . . . . . . . . . . . . . . . .. . . . .  5
Section 2.2  Exchange of Certificates.. . . . . . . . . . . . . .. . . . .  5

ARTICLE III  REPRESENTATIONS AND WARRANTIES . . . . . . . . . .. . . . . .  6
Section 3.1   Organization and Qualification; Subsidiaries. . .. . . . . .  6
Section 3.2   Capitalization of the Company and its Subsidiaries. . .  . .  7
Section 3.3   Authority Relative to this Agreement; Fairness
              Opinion . . . . . . . . . . . . . . . . . . .  . . . . . . .  8
Section 3.4   Non-Contravention; Required Filings and Consents. . .. . . .  9
Section 3.5   SEC Reports.  . . . . . . . . . . . . . . . . . . . .. . . . 10
Section 3.6   Absence of Certain Changes. . . . . . . . . . . . . .. . . . 10
Section 3.7   Proxy Statement . . . . . . . . . . . . . . . . . . .. . . . 11
Section 3.8   Finder's Fee. . . . . . . . . . . . . . . . . . . . .. . . . 11
Section 3.9   Absence of Litigation . . . . . . . . . . . . . . . .. . . . 11
Section 3.10  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Section 3.11  Employee Benefits. . . . . . . . . . . . . . . . . . . . . . 13
Section 3.12  Compliance . . . . . . . . . . . . . . . . . . . . . . . . . 16
Section 3.13  Environmental Matters. . . . . . . . . . . . . . . . . . . . 16
Section 3.14  Intellectual Property. . . . . . . . . . . . . . . . . . . . 19
Section 3.15  Insurance.   . . . . . . . . . . . . . . . . . . . . . . . . 20
Section 3.16  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . 20
Section 3.17  Real Property. . . . . . . . . . . . . . . . . . . . . . . . 21
Section 3.18  Contracts and Commitments. . . . . . . . . . . . . . . . . . 24
Section 3.19  Employees. . . . . . . . . . . . . . . . . . . . . . . . . . 25
Section 3.20  Licenses and Permits . . . . . . . . . . . . . . . . . . . . 25
Section 3.21  Products Liability . . . . . . . . . . . . . . . . . . . . . 25
Section 3.22  Inventory; Motor Vehicles; Accounts Receivable;
              Assets Necessary to Business . . . . . . . . .   . . . . . . 25
Section 3.23  Bank Account . . . . . . . . . . . . . . . . . .. . . .  . . 26
Section 3.24  Seller's Documentation . . . . . . . . . . . . . . . . . . . 26
Section 3.25  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . 26


ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND
            ACQUISITION . . . . . . . . . . . . . . . . . . . . .  . . . . 27
Section 4.1  Organization. . . . . . . . . . . . . . . . . . . . .  . .. . 27
Section 4.2  Authority Relative to this Agreement. . . . . . . . . . . . . 27
Section 4.3  Non-Contravention; Required Filings and Consents. . . . . . . 27
Section 4.4  Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . 28
Section 4.5  Availability of Funds . . . . . . . . . . . . . . . . . . . . 28
Section 4.6  Absence of Litigation . . . . . . . . . . . . . . . . . . . . 28

ARTICLE V COVENANTS . . . . . . . . . . . . . . . . . . . .. . . . . . . . 29
Section 5.1  Conduct of Business of the Company. . . . . . . . . . . . . . 29
Section 5.2  Boards of Directors and Committees; Section 14(f) . . . . . . 31
Section 5.3  Proxy Statement.  . . . . . . . . . . . . . . . . .. .. . . . 32
Section 5.4  Access to Information . . . . . . . . . . . . . . . . . . . . 32
Section 5.5  Reasonable Best Efforts . . . . . . . . . . . . . . . . . . . 33
Section 5.6  Public Announcements. . . . . . . . . . . . . . . . . . . . . 33
Section 5.7  Notification of Certain Matters.  . . . . . . . . . . . . . . 34
Section 5.8  Treatment of Preferred Stock; Termination of Stock
             Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
Section 5.9  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . 34
Section 5.10 Employee Matters . . . . . . . . . . . . . . . . .. . . . . . 35
Section 5.11 Office Lease . . . . . . . . . . . . . . . . . . .  . . . . . 35
Section 5.12 Insurance. . . . . . . . . . . . . . . . . . . . .  . . . . . 35
Section 5.13 Consents of Third Parties. . . . . . . . . . . . .  . . . . . 35
Section 5.14 Taxes. . . . . . . . . . . . . . . . . . . . . . .  . . . . . 35

ARTICLE VI  CONDITIONS TO CONSUMMATION OF THE MERGER . . . . . . . . . . . 36
Section 6.1  Conditions to the Company's, Parent's and
             Acquisition's Obligation to Effect the Merger . . . . . . . . 36
Section 6.2  Conditions to Company's Obligation to Effect
             the Merger. . . . . . . . . . . . . . . . .   . . . . . . . . 36
Section 6.3  Conditions to Parent's and Acquisition's
             Obligations to Effect the Merger . . . . . . . . . .  . . . . 37

ARTICLE VII  TERMINATION; AMENDMENT; WAIVER . . . . . . . . . . .  . . . . 39
Section 7.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . 39
Section 7.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . 40
Section 7.3  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . 40
Section 7.4  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Section 7.5  Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . 40

ARTICLE VIII MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . 41
Section 8.1  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . 41
Section 8.2  Entire Agreement; Assignment. . . . . . . . . . . . . . . . . 41
Section 8.3  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
Section 8.4  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . 42
Section 8.5  Parties in Interest . . . . . . . . . . . . . . . . . . . . . 42
Section 8.6  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . 43
Section 8.7  Descriptive Headings. . . . . . . . . . . . . . . . . . . . . 43
Section 8.8  Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . 43
Section 8.9  Certain Definitions . . . . . . . . . . . . . . . . . . . . . 43
Section 8.10 Counterparts . . . . . . . . . . . . . . . . . . . . . .. . . 44

SCHEDULES

Schedule 3.1(d)     Subsidiaries
Schedule 3.2        Extensions of Pre-Existing Employee Options
Schedule 3.4        Non-Contravention; Filings and Consents
Schedule 3.5(a)     Financial Statement Disclosure
Schedule 3.5(b)     Undisclosed Financial Obligations
Schedule 3.6        Changes Since January 23, 1995
Schedule 3.9        Litigation
Schedule 3.10       Taxes
Schedule 3.11(a)    Employee Benefit Plans
Schedule 3.11(i)    Benefits Beyond Retirement or Termination
Schedule 3.11(j)    Severance Pay and Acceleration of Vesting of
                    Stock Options
Schedule 3.12       Compliance
Schedule 3.13       Environmental Matters
Schedule 3.14       Intellectual Property
Schedule 3.15(a)    Insurance Policies
Schedule 3.15(b)    Notice of Insurance Matters
Schedule 3.16       Labor Matters
Schedule 3.17(a)    Leased Real Property
Schedule 3.17(e)    Real Property Service and Maintenance Contracts
Schedule 3.17(f)    Agreements or Options to Purchase Real Property
Schedule 3.17(j)    Construction, Improvement or Expansion Projects
Schedule 3.18       Contracts and Commitments
Schedule 3.19       Employee Matters
Schedule 3.20       Licenses and Permits
Schedule 3.21       List of Form Customer Agreements
Schedule 3.22(b)    Motor Vehicles
Schedule 3.22(c)    Accounts Receivable
Schedule 3.23       Bank Accounts
Schedule 3.25       Material Matters
Schedule 5.1        Conduct of Business Prior to Closing
Schedule 6.3(n) Litigation Matters to be Settled or Reserved for in Financial Statements
EXHIBITS

       A      Opinion of Company's Counsel

       B      Amendment to Indemnity Agreement

                        ANNEX B-1

                   ADVANTAGE AGREEMENT

           THIS AGREEMENT dated as of July 9, 1995, by and among THORN AMERICAS, INC., a Delaware corporation ("THORN"), and the shareholders of ADVANTAGE COMPANIES, INC., a Delaware corporation ("Advantage"), who are signatories hereto (each, a "Shareholder" and collectively, the "Shareholders").

           WHEREAS, simultaneously with the execution and delivery of this Agreement, THORN and Advantage are entering into a letter of intent (the "Proposal"), which provides, among other things, upon the terms and subject to the conditions thereof, that (i) a newly formed subsidiary of THORN will be merged with and into Advantage in accordance with the General Corporation Law of the State of Delaware and (ii) each share of common stock, par value $0.01 per share, of Advantage (the "Shares") issued and outstanding at the effective time of the merger will, except as otherwise expressly provided in the Proposal or in the Definitive Agreement (as defined in the Proposal), be converted into the right to receive $17.50 per Share (without interest) in cash (the "Purchase
Price"); and

           WHEREAS, in order to induce THORN to enter into the Proposal and subsequently, into the Definitive Agreement, each Shareholder desires to enter into this Agreement.

           NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, THORN and the Shareholders agree as follows.

           Section 1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Proposal.

           Section 2.     Representations and Warranties of the
Shareholders. Each of the Shareholders hereby represents and warrants to THORN as follows:

           (a) Each Shareholder owns the number of equity securities of Advantage set forth opposite the name of such Shareholder on Schedule A hereto, and no Shareholder owns any equity securities of Advantage other than those shown on such Schedule.

           (b) Each Shareholder has good and marketable title to such Shareholder's Shares and Preferred Stock, free and clear of any liens, encumbrances, restrictions on transfer or rights of others.

           (c) Other than as disclosed on Schedule A attached hereto, there are no options or other rights to acquire any Shares or Preferred Stock from any Shareholder or any equity securities from Advantage, to which any Shareholder is a party, other than this Agreement.

           (d) The execution and delivery of this Agreement, and the consummation of the transactions herein provided, do not and will not violate any agreement binding upon any Shareholder; and this Agreement is the valid and binding agreement of each Shareholder, enforceable against each Shareholder in accordance with its terms.

           Section 3. Representations and Warranties of THORN. THORN hereby represents and warrants to the Shareholders that this Agreement has been duly authorized by all necessary corporate action on the part of THORN, has been duly executed by a duly authorized officer of THORN and constitutes a valid and binding agreement of THORN enforceable against THORN in accordance with its terms.

           Section 4.   Covenants.  Each Shareholder agrees:

           (a) not to (either directly or indirectly) sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, hypothecation or other disposition of such Shareholder's Shares, Preferred Stock or options or other rights to obtain an equity interest in Advantage;

           (b) not to (either directly or indirectly) grant any proxy to any person regarding his\her ownership of any Shares or Preferred Stock, deposit such securities into a voting trust or enter into a voting agreement regarding such securities that would be inconsistent with the terms of this Agreement;

           (c) not to (either directly or indirectly) take any action which would make any representation, warranty or covenant of such Shareholder untrue or incorrect; and

           (d) to convert into Shares all of such Shareholder's shares of Preferred Stock prior to the Closing Date.

           Section 5.   Voting Agreement; Proxy.

           (a) For so long as this Agreement is in effect, the Shareholders shall vote, or cause to be voted, all of their respective Shares in favor of the approval and adoption of the merger as provided for in the Definitive Agreement and the transactions contemplated therein.

           (b) For so long as this Agreement is in effect, in any meeting of the stockholders of Advantage, however called, and in any action by consent of the stockholders of Advantage, the Shareholders shall vote or cause to be voted all of their respective Shares: (i) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Advantage under the Proposal or the Definitive Agreement or of the Shareholders under this Agreement; and (ii) against any action or agreement that would impede, interfere with or discourage the transactions contemplated by the Proposal or the Definitive
Agreement, including, without limitation: (1) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Advantage or any of its subsidiaries, (2) a sale or transfer of a material amount of assets of Advantage or any of its subsidiaries or the issuance of securities by Advantage or any of its subsidiaries; provided, however, that Advantage may issue bonus and severance awards and transfer the land, building and equipment used by Advantage as its home office to Mr. Taylor subject to the total equity condition set forth in paragraph 1 of the Proposal, (3) any change in the Advantage
Board of Directors (other than as contemplated by the Proposal or the Definitive Agreement), (4) any change in the present capitalization or dividend policy of Advantage or any of its subsidiaries (other than as contemplated by the Proposal or the Definitive Agreement) or (5) any other material change in Advantage's or any of its subsidiaries' corporate structure or business.

           (c) Upon the execution of this Agreement, each Shareholder shall grant THORN an irrevocable proxy appointing THORN or its designee(s), with full power of substitution, its attorney and proxy to vote all such Shareholder's Shares at any meeting of the stockholders of Advantage, however called, or in connection with any action by written consent by the stockholders of Advantage. Each Shareholder acknowledges and agrees that such proxy, if and when given, will be coupled with an interest, will be irrevocable and shall not be terminated by operation of law or otherwise upon the occurrence of any event and that no subsequent proxies will be given (and if given will not be effective).

           Section 6.    Option to Purchase Shareholders' Shares and
Preferred Stock.
           (a) Each Shareholder grants to THORN an irrevocable option (the "Option") (A) to purchase all Shares owned by such Shareholder at the Option Closing (as defined below) at the Purchase Price multiplied by the number of Shares owned by such Shareholder and (B) to purchase all shares of Preferred Stock owned by such Shareholder at the Option Closing at the Purchase Price multiplied by fifty for each share of Preferred Stock so purchased (all such amounts being the "Aggregate Purchase
Price"), all payable at the Option Closing.

           (b) The Option may be exercised by THORN at any time during the period commencing on the date first above written and ending on the Expiration Date (as defined below); provided, however, that the Option must be exercised with respect to the Shares and Preferred Stock of all Shareholders.

           (c) In the event that THORN wishes to exercise the Option, THORN shall give written notice to each Shareholder of its intention to exercise the Option. The closing of the purchase of the Shareholders' Shares and Preferred Stock hereunder (the "Option Closing") shall take place in Wichita, Kansas, on a date and at a time designated by THORN at the time that it gives notice of its intention to exercise the Option (which date and time may be one day after the delivery of such notice or earlier if reasonably practicable).

           (d) The Option shall expire on November 30, 1995 (the "Expiration Date"), except that if the Option cannot be exercised by reason of any applicable judgment, decree or order granted upon the application of the Shareholders, the Expiration Date of the Option shall be extended until five business days after such impediment to exercise shall have been removed.

           (e) In the event THORN exercises the Option, THORN shall make payment of the Aggregate Purchase Price to the Shareholders at the Option Closing by delivering immediately available funds.
At the Option Closing, the Shareholders shall transfer, assign and deliver to THORN certificates evidencing the Shares and Preferred Stock, which shall be duly endorsed in blank, or be accompanied by stock powers duly executed in blank, with all necessary transfer tax stamps affixed and cancelled and signatures guaranteed.

           (f) In the event THORN exercises the Option, THORN and the Shareholders each will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

           (g) In the event of any change in the number of Shares or Preferred Stock outstanding by recapitalization, declaration of a stock split or combination or payment of a stock dividend, the exercise of stock options, conversion of preferred stock or the like, the number of Shares or shares of Preferred Stock, as the case may be, subject to the Option and the per share payments to be made to the Shareholders shall be adjusted appropriately.


           Section 7.  Noncompetition.

           The provisions of this Section 7 will not be applicable until THORN purchases the Shares and the Preferred Stock.

           (a) The Shareholders hereby acknowledge that the identity and particular needs of THORN'S and Advantage's clients are not generally known and are confidential information; that, in THORN'S and Advantage's business, information is an extremely valuable commodity because of the importance of marketing and business strategies with respect to profitability; that THORN and Advantage have a proprietary interest in the information concerning the identity of its clients, its marketing and business strategies, and its prices and profit margins; that THORN and Advantage have a legitimate interest in preserving and protecting its customer contacts and good will; that THORN and Advantage's customer lists, marketing information, price lists, accounting procedures, business plans and the like are the private, privileged, and confidential information of THORN and Advantage respectively; and that THORN and Advantage have a legitimate interest in protecting their confidential information and other proprietary information from even the threat of disclo-sure.

           (b) The Shareholders severally agree that they shall not directly or indirectly, individually or with others, engage in the business of rent-to-own, rentals or retail installment sales transactions of consumer household durable goods, including televisions, video cassette recorders, stereos, furniture, appliances, jewelry, pagers, computers or like or similar consumer household durable goods merchandise rented or sold by THORN, or any subsidiary, affiliate or franchisee thereof, for a period of five years following the purchase of Shares and the Preferred Stock by THORN, at any location within the United
States of America.

           (c) During the term of the Shareholders's franchise relationship, the Shareholders have had access to and become familiar with the confidential information and other proprietary information of THORN and Advantage, including but not limited to the information referred to in paragraph (a) above. The Sh-areholders acknowledge that such information is owned by and shall continue to be owned solely by THORN and Advantage. The Shareholders jointly and severally agree that they will not, individually or with others, directly or indirectly, at any time in the future following the purchase of the Shares and the Preferred Stock by THORN, divulge, communicate, use to the detriment of THORN, or any subsidiary or affiliate thereof, or for the benefit of any person or organization any Proprietary Information. As used in this Agreement, "Proprietary
Information" means information disclosed as a result of or related to such Shareholder's relationship with Advantage or any of its affiliates, whether or not acquired during business hours, concerning Advantage's or it affiliates' business, research activities, operations, products, manufacturing or other processes, services, customers, customer scattergrams, customer lists, vendors and costs and pricing policies, including, but not limited to, information relating to research, development, marketing demographics, methods, expertise, techniques, inventions, equipment, purchasing, merchandising and selling, including, but not limited to, reports relating to inventory, administration, profit and loss, and similar financial documents; provided, however, this prohibition will not include any information (i) known generally to the public, (ii) accessible to third parties on an unrestricted basis or (iii) of a type generally considered nonconfidential by persons engaged in the same or similar business.

           (d) The Shareholders jointly and severally agree that for a period of five years following the purchase of the Shares and the Preferred Stock by THORN, they will not, directly or indirectly, solicit the employment or engagement of the consulting or other services of any person who shall then be employed by THORN or who shall have been employed by THORN or any subsidiary or affiliate thereof (including Advantage or Tidewater
Rental Corp.), at any time within the previous six months, except as provided in the Definitive Agreement.

           (e) The Shareholders acknowledge that each has carefully read and considered the provisions of this Section 7 and, having done so, agree that the restrictions are reasonable and necessary restrictions for purposes of protecting the value received by THORN, which includes the expectation of THORN or any subsidiary or affiliate thereof, of expanding their business without competition from the Shareholders for a five-year period following the purchase of the Shares and the Preferred Stock by THORN, and for an indefinite period regarding the confidentiality provisions in Section 7(c). The parties further agree that the geographic area described in Section 7(b) above are reasonable.

           (f) In the event that, notwithstanding the foregoing, any part of the covenants set forth in this Section 7 shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Section 7 relating to time periods and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable. Any provision of this
Section 7 otherwise prohibited by or unenforceable under any applicable law or public policy in any jurisdiction which cannot be reformed in accordance with the provisions herein shall, as to such jurisdiction, be ineffective without affecting any other provision of this Section or shall be deemed to be severed or otherwise modified to conform with such law or public policy; and the remaining provisions of this Agreement shall remain in force, provided that the purpose of this Agreement can be effected. To the full extent, however, that the provisions of such applicable law or public policy may be waived, this Agreement shall be deemed to be a waiver thereof. The parties hereto understand and agree that all of the covenants set forth herein are and shall be separately enforceable, and the parties shall promptly meet to negotiate a substitute for any invalid provision in order to preserve, to the extent legally possible, the original intent of this Agreement.

           (g) It is agreed by the parties hereto that THORN would be irreparably damaged by reason of any violation of the provisions of this Section 7 and that any remedy at law for a breach of the provisions of this Section would be inadequate.
Therefore, THORN shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction against the Shareholders, their agents, employees, affiliates, partners or other associates, for any breach or threatened breach of this Section without the necessity of proving actual monetary loss.
It is expressly understood that the remedy described in this
Section 7(g) shall not be the exclusive remedy of THORN for any breach of this Agreement, and THORN shall be entitled to seek such other relief or remedy, at law or in equity, to which it may be entitled as a consequence of any breach of this Agreement, including its expenses in enforcing this Section 7, including attorneys' fees.

           Section 8.   No Solicitation.

           (a) None of the Shareholders is engaged in any discussions or negotiations with third parties with respect to any Acquisition Proposal (as defined below). The Shareholders shall not, individually or with others, directly or indirectly, through any employee, representative or agent (i) solicit, initiate or encourage any inquiries or proposals that constitute, or would lead to, a proposal or offer for a sale of the Shares or the Preferred Stock, a merger, consolidation, business combination, sale of substantial assets, sale of a substantial percentage of Shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving Advantage or any of its subsidiaries, other than the transactions contemplated by this Agreement, the Proposal or the Definitive Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person or entity relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal.

           (b) The Shareholders shall notify THORN immediately (in no later than 24 hours) after receipt by any Shareholder of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of Advantage by any person or entity that informed such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally or by facsimile and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contract.

           Section 9. Public Announcements. THORN and the Shareholders will consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement, the Proposal and the Definitive Agreement, and shall not issue any press release prior to such consultation, except as may be required by applicable law. Promptly upon execution of this Agreement and the Proposal, THORN and Advantage shall issue a joint press release.

           Section 10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

           Section 11. Expenses. Each party shall bear its own expenses and costs in connection with this Agreement and the transactions contemplated hereby.

           Section 12. Survival. Except as otherwise set forth in this Agreement, all of the representations, warranties and covenants contained herein shall survive the exercise of the Option and the Closing Date indefinitely and shall be deemed to have been made as of the date hereof and as of the Closing Date. Notwithstanding anything contained herein to the contrary, the representations, warranties and covenants made herein by the Shareholders shall be joint and several.

           Section 13. Amendment; Assignment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties and provided that such transferee agrees in writing to be bound under this Agreement;
provided, however, that THORN may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of THORN or to THORN.
As used herein, "THORN" includes THORN and its affiliates.

           Section 14. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever.

           Section 15. Notices. All notices, requests, claims, demands and other communications hereunder, unless this Agreement expressly provides otherwise, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

           (a)      If to THORN, to:

              THORN Americas, Inc.
              8200 East Rent-A-Center Drive
              Wichita, Kansas 67226-2799
              Fax:  316-636-7328
              Attention:           P. David Egan, Senior Vice President and
                    General Counsel

              with a copy to:

              Shook, Hardy & Bacon P.C.
              One Kansas City Place
              1200 Main Street
              Kansas City, Missouri 64105-2118
              Fax:  816-421-5547
              Attention:  Jennings J. Newcom

           (b)      If to the Shareholders, to:

              Daniel J. Taylor
              9323 East 37th Street North
              Wichita, Kansas 67226-2000
              Fax:     316-634-3340

              and

              Robert W. Moore
              9323 East 37th Street North
              Wichita, Kansas 67226-2000
              Fax:     316-634-3340

              and

              Daniel M. Carney
              9323 East 37th Street North
              Wichita, Kansas 67226-2000
              Fax:     316-634-3340

              and

              Leslie G. Rudd
              9323 East 37th Street North
              Wichita, Kansas 67226-2000
              Fax:     316-634-3340

              with a copy to:

              Advantage Companies, Inc.
              9323 East 37th Street North
              Wichita, Kansas 67226-2000
              Fax:     316-634-3340
              Attention:           Law Department

              and

              Shughart, Thomson & Kilroy, P.C.
              1800 Twelve Wyandotte Plaza
              120 West 12th Street
              Kansas City, Missouri 64105
              Fax:     816-374-0509
              Attention:           Robert T. Schendel

           Section 16.   Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of Kansas without giving effect to the provisions thereof relating to conflicts of laws.

           Section 17. Termination. This Agreement shall terminate, unless this Agreement expressly provides otherwise, upon the earlier of (i) the Closing Date, (ii) the Expiration Date or
(iii) notice of termination being given by THORN to the Shareholders. No such termination shall relieve any party from liability for any breach of this Agreement.

           Section 18. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

           Section 19. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

           Section 20. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

           Section 21. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to jurisdiction of the courts of the State of Kansas for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, waives any objection to laying of venue of any such litigation in the courts located in the State of Kansas and agrees not to plead or claim in any court in the State of Kansas that such litigation brought therein has been brought in an inconvenient forum.

           Section 22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.


           IN WITNESS WHEREOF, THORN and the Shareholders have caused this Agreement to be duly executed on the date first above written.


                                      THORN AMERICAS, INC.



                                      By:  /s/  John H. Slaymaker
                                      Name:       John H. Slaymaker
                                      Title:         Executive Vice President

                                      SHAREHOLDERS:


                                        /s/ Daniel J. Taylor
                                      Daniel J. Taylor


                                         /s/ Robert W. Moore
                                      Robert W. Moore


                                         /s/ Daniel M. Carney
                                      Daniel M. Carney

                                         /s/ Leslie G. Rudd
                                      Leslie G. Rudd


                                   SCHEDULE A

                                  ADVANTAGE

                               Shares of       Shares of     Total Shares
                               Common          Preferred     of Common Stock
Name                           Stock           Stock         at Closing Date*

Daniel J. Taylor              960,750          3,800           1,150,750

Robert W. Moore               849,310          3,900           1,044,310

Daniel M. Carney              797,600          2,300             912,600

Leslie G. Rudd                661,262           None             661,262
                            ----------        ---------        ----------
                            3,268,922          10,000          3,768,922

* Assuming conversion of Preferred Stock.

               ANNEX B-2


FIRST AMENDMENT TO THE ADVANTAGE AGREEMENT
BY AND AMONG
THORN AMERICAS, INC.
AND
CERTAIN SHAREHOLDERS OF ADVANTAGE COMPANIES, INC.


        THIS FIRST AMENDMENT TO THE ADVANTAGE AGREEMENT (the "First Amendment") is made and entered into as of October 6, 1995, by and among THORN AMERICAS, INC., a Delaware corporation ("THORN"), and certain shareholders of ADVANTAGE COMPANIES, INC., a Delaware corporation ("Advantage") (each, a "Shareholder" and collectively, the "Shareholders").

        WHEREAS, the parties have entered into the Advantage
Agreement dated as of
July 9, 1995, by and among THORN and the Shareholders (the
"Advantage Agreement"); and

      WHEREAS, the parties wish to extend the term of the Advantage Agreement; and WHEREAS, Mr. Taylor has served as Chairman of the Board of Advantage for many years and has vast experience in the business of Advantage, which may be distinguished both qualitatively and quantitatively from the experience of the other Shareholders; and WHEREAS, the Shareholders acknowledge that THORN would not acquire Advantage if Mr. Taylor declined to refrain from competing with THORN after consummation of the transactions contemplated by the Agreement and Plan of Merger by and among Advantage, THORN and THORN Acquisition Corp., dated September 25, 1995.

      NOW, THEREFORE, in consideration of the agreements and understandings set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, THORN and the Shareholders, intending to be legally bound, hereby agree as follows:

1.    Amendment to Section 6(d).  Section 6(d) of the Advantage
Agreement is hereby amended to read in its entirety as follows:

(d)   The Option shall expire on January 31, 1996 (the
"Expiration Date"), except that if the Option cannot be exercised by reason of any applicable judgment, decree or order granted upon the application of any shareholder of Advantage, the Expiration Date of the Option shall be extended until five business days after such impediment to exercise shall have been removed.

2.    Amendment to Section 7.  Section 7 of the Advantage
Agreement is hereby amended and supplemented by adding the following paragraph:

        (h)  THORN agrees to pay, at the time the provisions of this
        Section 7 become applicable, the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00), as consideration for Mr. Taylor's promise not to compete with the businesses of Advantage, THORN or THORN Acquisition Corp., as such promise is set forth in the preceding paragraphs of this Section 7.

3.    Agreement.  The Advantage Agreement, as amended by this
First Amendment, is reaffirmed and shall remain in full force and effect.

4. Counterparts. This Amendment may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

5. Defined Terms. All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Advantage
Agreement.

      IN WITNESS WHEREOF, each of the parties has executed this First Amendment as of the day and year first above written.


                                   THORN AMERICAS, INC.



                                   By:   /s/  John H. Slaymaker
                                   Name:       John H. Slaymaker
                                   Title:      Executive Vice President


                                   SHAREHOLDERS:


                                   /s/ Daniel J. Taylor
                                   Daniel J. Taylor


                                   /s/ Robert W. Moore
                                   Robert W. Moore


                                    /s/ Daniel M. Carney
                                   Daniel M. Carney


                                     /s/  Leslie G. Rudd
                                   Leslie G. Rudd

                              ANNEX C

George K. Baum & Company
Investment Bankers

Member
New York Stock Exchange, Inc.
Chicago Stock Exchange, Inc.

November 22, 1995



Board of Directors
Advantage Companies, Inc.
9323 E. 37th Street North
Wichita, Kansas 67206

Gentlemen:

     You have asked us to render our opinion as to the fairness, from a financial point of view, to the Public Stockholders (as hereinafter defined) of Advantage Companies, Inc. ("Advantage") of the tender rate of $18.50 in cash (without interest) for each share of Advantage Common Stock, par value $0.01, ("Tender Rate") tendered in the acquisition (the "Acquisition") of Advantage by THORN Americas, Inc. ("THORN") pursuant to the Agreement and Plan of Acquisition dated July 9, 1995 (the "Acquisition Agreement"). "Public Stockholders" shall mean, for purposes of this opinion, holders of Advantage Common Stock who are neither officers or directors of Advantage, employees of Advantage excluded by request of Advantage, nor beneficial owners of five percent or more of the issued and outstanding Advantage Common Stock. No opinion is expressed as to the fairness of the Tender Rate to the Advantage non-public stockholders.

     In rendering our opinion, George K. Baum & Company reviewed, among other things, (i) the terms of the Acquisition Agreement;
(ii) certain publicly available historical financial information relating to Advantage, including the Annual Report to Stockholders and Annual Reports of Form 10-K of Advantage for the last four fiscal years and the subsequent Quarterly Reports on Form 10-Q of Advantage; (iii) certain internal historical financial information for Advantage prepared by management; (iv) certain publicly available financial and stock market data of certain other comparable companies, the securities of which are publicly traded; (v) certain reported price and trading activity for Advantage Common Stock; (vi) information contained in the proxy statement/prospectus to be used in connection with the Acquisition (the "Proxy Statement/Prospectus") and (vii) such Board of Directors
Advantage Companies, Inc.
November 22, 1995
Page 2

other financial and other information as we deemed appropriate. George K. Baum & Company also held discussions with members of senior management of Advantage concerning the past and current operations, the financial condition, and the prospects of Advantage, and performed such other studies and analyses as we deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information used by us as the basis of our opinion.

     It should be noted that this opinion is based, in part, on economic, market and other conditions as in effect on, and information made available to us as of, the date hereof, and does not represent an opinion as to what value Advantage Common Stock actually will have if and when the Acquisition is consummated. Such actual value could be affected by changes in such market conditions, general economic conditions and other factors which generally influence the price of securities. Furthermore, any valuation of securities is only an approximation, subject to uncertainties and contingencies all of which are difficult to predict and beyond the control of the firm preparing such valuation.

     George K. Baum & Company, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and for corporate planning and other purposes. In the ordinary course of our business, we may, from time to time, effect transactions for the accounts of our customers in securities of Advantage and receive customary compensation in connection therewith. Prior to Advantage's engagement of George
K. Baum & Company to render this opinion, we had not previously been engaged to provide investment banking services to Advantage.

     It is understood that this letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other written document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without George
K. Baum & Company's prior written consent, provided, however, that we hereby consent to the inclusion of this opinion in the Proxy Statement/Prospectus so long as the opinion is quoted in full and the Proxy Statement/Prospectus is dated within five days of the date hereof.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Tender Rate is fair from a financial point of view to the Advantage Public Stockholders.

Respectfully submitted,

/s/ George K. Baum & Company

GEORGE K. BAUM & COMPANY




                               ANNEX D

          SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                           APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of Stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Secion 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depositor representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effective pursuant to Secions 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Secion 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Secions 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

              a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

              b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

              c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

              d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Secion 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d)      Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or
     (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to Secions 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonable informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections
(a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger of consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.
Interest may be simple or compound, as the Court may direct.
Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.
The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.